Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

HOWARD BANCORP, INC.,

HOWARD BANK

AND

FIRST MARINER BANK

Dated as of August 14, 2017

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4.29	Deposits	28
4.30	Allowance for Loan and Lease Losses	28
4.31	Insurance	28
4.32	OFAC; Sanctions	29
4.33	Brokers and Finders	29
4.34	Transactions with Affiliates	29
4.35	Investment Adviser Subsidiary	29
4.36	No Broker-Dealer Subsidiary	29
4.37	No Insurance Subsidiary	29

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF HOWARD		30
5.1	The Standard	30
5.2	Organization, Standing, and Power	30
5.3	Authority of Howard; No Breach By Agreement	31
5.4	Capitalization of Howard	32
5.5	SEC Filings; Financial Statements	32
5.6	Absence of Undisclosed Liabilities	33
5.7	Absence of Certain Changes or Events	34
5.8	Tax Matters	34
5.9	Compliance with Laws	35
5.10	Legal Proceedings	36
5.11	Regulatory Reports	36
5.12	Community Reinvestment Act Compliance	37
5.13	Agreements with Regulatory Authorities	37
5.14	Statements True and Correct	37
5.15	Tax and Regulatory Matters	38
5.16	Ownership of First Mariner Common Stock	38
5.17	Brokers and Finders	38
5.18	Assets	38
5.19	Intellectual Property; Privacy	39
5.20	Environmental Matters	40
5.21	Foreign Corrupt Practices	40
5.22	Employee Benefit Plans	40
5.23	State Takeover Statutes and Takeover Provisions	41
5.24	Insurance	42
5.25	OFAC; Sanctions	42

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		42
6.1	Affirmative Covenants of First Mariner	42
6.2	Negative Covenants of First Mariner	43
6.3	Affirmative Covenants of Howard	46
6.4	Negative Covenants of Howard	47
6.5	Reports	48

ARTICLE 7 ADDITIONAL AGREEMENTS		48
7.1	Registration Statement; Proxy/Information Statement; Stockholder Approval	48
7.2	Acquisition Proposals	49
7.3	Exchange Listing	50
7.4	Consents of Regulatory Authorities	50
7.5	Investigation and Confidentiality	51
7.6	Press Releases	52
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7.7	Tax Treatment	52
7.8	Employee Benefits and Contracts	52
7.9	Indemnification	54
7.10	Operating Functions	56
7.11	Stockholder Litigation	56
7.12	Legal Conditions to Merger	57
7.13	Change of Method	57
7.14	Takeover Laws	57
7.15	Exemption from Liability Under Section 16(b)	57
7.16	First Mariner Closing Financial Statements	58
7.17	Corporate Governance	58

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		58
8.1	Conditions to Obligations of Each Party	58
8.2	Conditions to Obligations of Howard	60
8.3	Conditions to Obligations of First Mariner	61

ARTICLE 9 TERMINATION		61
9.1	Termination	61
9.2	Effect of Termination	64
9.3	Non-Survival of Representations and Covenants	64

ARTICLE 10 MISCELLANEOUS		64
10.1	Definitions	64
10.2	Referenced Pages	72
10.3	Expenses	74
10.4	Entire Agreement; Third Party Beneficiaries	76
10.5	Amendments	76
10.6	Waivers	76
10.7	Assignment	77
10.8	Notices	77
10.9	Governing Law; Jurisdiction; Waiver of Jury Trial	78
10.10	Counterparts; Signatures	78
10.11	Captions; Articles and Sections	78
10.12	Interpretations	79
10.13	Enforcement of Agreement	79
10.14	Severability	79
10.15	Disclosure	79

Exhibit 1	Form of First Mariner Stockholder Agreement
Exhibit 2	List of Signatories to First Mariner Stockholder Consent and First Mariner Stockholder Agreement
Exhibit 3	Form of First Mariner Stockholder Consent
Exhibit 4	Forms of Employment Agreements

First Mariner’s Disclosure Memorandum
Howard’s Disclosure Memorandum
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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of August 14, 2017, by and between Howard Bancorp, Inc., a Maryland corporation (“Howard”), Howard Bank, a Maryland chartered trust company and wholly owned subsidiary of Howard (“Howard Bank”) and First Mariner Bank, a Maryland chartered trust company (“First Mariner”).

Preamble

Each of the respective boards of directors of First Mariner, Howard, and Howard Bank have approved this Agreement and declared that the Merger, this Agreement and the other transactions contemplated hereby are advisable and in its best interests. This Agreement provides for the acquisition of First Mariner by Howard pursuant to the merger of First Mariner with and into Howard Bank with Howard Bank as the surviving bank.  At the Effective Time of such Merger, the outstanding shares of the capital stock of First Mariner shall be converted into the right to receive a number of shares of Howard Common Stock, subject to the terms and conditions set forth herein. Concurrently with the execution of this Agreement and as an inducement for Howard and Howard Bank to enter into this Agreement, First Mariner is delivering to Howard a stockholder agreement substantially in the form attached hereto as Exhibit 1 (the “First Mariner Stockholder Agreement”) executed by each stockholder of First Mariner listed on Exhibit 2 and immediately following the execution and delivery of this Agreement, First Mariner shall secure from each stockholder of First Mariner listed on Exhibit 2 a written consent substantially in the form attached hereto as Exhibit 3 (the “First Mariner Stockholder Consent”) approving this Agreement (including the transactions contemplated hereby) and approving the principal terms of the Merger. The transactions described in this Agreement are subject to the approvals of the stockholders of First Mariner, Howard and Howard Bank and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement.  It is the intention of the Parties to this Agreement that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended by the Parties to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 1.106 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1
 TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, First Mariner shall be merged with and into Howard Bank in accordance with the provisions of Section 3-701 et. seq. of the Maryland Code, Financial Institutions (including any successor laws, rules, regulations, as amended or supplemented hereafter to the Maryland Code, Financial Institutions or any applicable law, rule, or regulations of the Maryland General Corporations Law, as amended or supplemented hereafter, the “MCFI”), as applicable, with the effects set forth in the MCFI, as applicable (the “Merger”).  Howard Bank shall be the Surviving Bank resulting from the Merger, and shall succeed to and assume all the rights and obligations of First Mariner in accordance with the MCFI. Upon consummation of the Merger the separate corporate existence of First Mariner shall terminate.  The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the respective boards of directors of First Mariner, Howard and Howard Bank.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing.  The Closing shall be held at the offices of Howard, located at 2028 East Joppa Road Baltimore, MD 21234 or such other office designated by Howard, unless another location is mutually agreed upon by the Parties.

1.3	Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective (the “Effective Time”) on the date and at the time, designated by the Parties, specified in the certificate of merger issued by the Commissioner (the “Commissioner”) of the Maryland Office of the Commissioner of Financial Regulation (“MDOFR”), upon the execution, filing with, and acceptance for record by the State Department of Assessments and Taxation of Maryland of the articles of merger in accordance with the Maryland General Corporation Law (the “MGCL”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on the last Business Day of the month in which satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing) unless such satisfaction or waiver occurs in the last five Business Days of the month, in which case, the Effective Time shall occur on the last Business Day of the following month. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.4	Charter.

The charter of Howard Bank in effect immediately prior to the Effective Time shall be the charter of the Surviving Bank until duly amended or repealed.

1.5	Bylaws.

The bylaws of Howard Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank until duly amended or repealed.

1.6	Directors and Officers.

Subject to Section 1.99, (a) the directors of Howard and Howard Bank in office immediately prior to the Effective Time shall serve as the directors of the Howard and Surviving Bank, respectively, from and after the Effective Time in accordance with the bylaws of the Howard and the Surviving Bank, respectively; and (b) the officers of Howard and Howard Bank in office immediately prior to the Effective Time shall serve as the officers of Howard and the Surviving Bank, respectively, from and after the Effective Time in accordance with the bylaws of Howard and the Surviving Bank, respectively.

1.7	Business; Locations.

(a)            The principal office of First Mariner, as the merging bank, is 3301 Boston Street, Baltimore, MD 21224. The principal office of Howard Bank, as the Surviving Bank in the Merger, is 6011 University Boulevard, Suite 370, Ellicott City, MD 21043.

(b)            The business of the Surviving Bank shall be that of a Maryland chartered trust company. At the Effective Time, the principal office of the Surviving Bank shall be maintained at 6011 University Boulevard, Suite 370, Ellicott City, MD 21043. The Surviving Bank shall relocate its principal office to 3301 Boston Street, Baltimore, MD 21224 within a reasonable period of time following the Effective Time.

1.8	Capital Stock.

(c)            At the Effective Time, the authorized capital stock of Surviving Bank will consist of (i) 5,000,000 shares of Howard Bank common stock, par value $10.00 per share and (ii) 5,000,000 shares of Howard Bank preferred stock, par value $10.00.

(d)            At the Effective Time, the authorized capital stock of Howard will consist of (i) 20,000,000 shares of Howard Common Stock, and (ii) 5,000,000 shares of preferred stock of Howard, par value $0.01 per share.

(e)            Neither Howard nor the Surviving Bank will issue shares of preferred stock in the Merger.

ARTICLE 2
 MANNER OF CONVERTING SHARES

2.1	Conversion of Shares.

Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Howard, Howard Bank, First Mariner or the stockholders of any of the foregoing, the shares of Howard, Howard Bank and First Mariner shall be treated as follows:

(a)            Each share of capital stock of Howard and Howard Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)            Each share of First Mariner Common Stock and First Mariner Series A Preferred Stock issued and outstanding immediately prior to the Effective Time that is held by any Subsidiary of First Mariner, by Howard or any Subsidiary of Howard (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)            Each share of First Mariner Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and First Mariner Dissenting Shares) shall be converted, in accordance with the procedures set forth in Article 3, into the right to receive from Howard, without interest, 1.6624 (the “Exchange Ratio”) shares of Howard Common Stock (the “Merger Consideration”).

(d)            Each share of First Mariner Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and First Mariner Dissenting Shares) shall be converted, in accordance with the procedures set forth in Article 3, into the right to receive the Merger Consideration set forth in Section 2.1(c) above from Howard.

(e)            All shares of First Mariner Common Stock and First Mariner Series A Preferred Stock, when so converted pursuant to Sections 2.1(c) and 2.1(d), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or book-entry share (each a “Certificate”) registered in the transfer books of First Mariner that immediately prior to the Effective Time represented shares of First Mariner Common Stock or First Mariner Series A Preferred Stock shall cease to have any rights with respect to such First Mariner Common Stock or First Mariner Series A Preferred Stock other than the right to receive the Merger Consideration in accordance with Article 3, including the right, if any, to receive, pursuant to Section 1.13, cash in lieu of fractional shares of Howard Common Stock into which such shares of First Mariner Common Stock and First Mariner Series A Preferred Stock have been converted together with the amounts, if any, payable pursuant to Section Article 3(d).

(f)            Without limiting the other provisions of this Agreement and subject to Sections Article 6(g) and Article 6(h), if at any time during the period between the date of this Agreement and the Effective Time, First Mariner should split, combine or otherwise reclassify the shares of First Mariner Common Stock or First Mariner Series A Preferred Stock, or make a dividend or other distribution in shares of First Mariner Common Stock or First Mariner Series A Preferred Stock (including any dividend or other distribution of securities convertible into First Mariner Common Stock or First Mariner Series A Preferred Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, or issue additional shares of First Mariner Common Stock or First Mariner Series A Preferred Stock, or any Equity Right for First Mariner Common Stock or First Mariner Series A Preferred Stock then (without limiting any other rights of Howard hereunder), the Merger Consideration (including the Exchange Ratio) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.2	Anti-Dilution Provisions.

Without limiting the other provisions of this Agreement and subject to Section Article 6(hh), in the event Howard should split, combine or otherwise reclassify the shares of Howard Common Stock, or make a dividend or other distribution in shares of Howard Common Stock (including any dividend or other distribution of securities convertible into Howard Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change (without limiting any other rights of Howard hereunder) and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration (including the Exchange Ratio) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.3	Treatment of First Mariner Equity Awards.

(g)            At the Effective Time, each option granted by First Mariner to purchase shares of First Mariner Common Stock under a First Mariner Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “First Mariner Stock Option”) shall be canceled and converted into the right to receive from Howard a cash payment equal to the difference, if positive, between the Per Share Cash Amount and the exercise price of the First Mariner Stock Option. Any First Mariner Stock Option with an exercise price that equals or exceeds the Per Share Cash Amount shall be canceled and extinguished at the Effective Time with no consideration being paid to the optionholder with respect to such First Mariner Stock Option. Howard shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration payable in respect of the First Mariner Stock Options all such amounts as it is required to deduct and withhold under the Code or any provisions of federal, state, local, or foreign Tax law.

(h)            At the Effective Time, each warrant granted by First Mariner to purchase shares of First Mariner Common Stock that is outstanding and unexercised immediately prior to the Effective Time (“First Mariner Warrant”) shall be canceled and converted into the right to receive from Howard a cash payment equal to the difference, if positive, between the Per Share Cash Amount and the exercise price of such First Mariner Warrant. Any First Mariner Warrant with an exercise price that equals or exceeds the Per Share Cash Amount shall be canceled and extinguished at the Effective Time with no consideration being paid to the holder of such First Mariner Warrant with respect to such First Mariner Warrant. Howard shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration payable in respect of the First Mariner Warrants all such amounts as it is required to deduct and withhold under the Code or any provisions of federal, state, local, or foreign Tax law.

(i)            Prior to the Effective Time, First Mariner, the board of directors of First Mariner and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.11.

2.4	Shares Held by First Mariner or Howard.

Each Canceled Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

2.5	Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Howard Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Howard shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Howard.  Notwithstanding any other provision of this Agreement, each holder of shares of First Mariner Common Stock or First Mariner Series A Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Howard Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash rounded up to the nearest cent (without interest) in an amount equal to such fractional part of a share of Howard Common Stock that such holder of shares of First Mariner Common Stock or First Mariner Series A Preferred Stock would otherwise have been entitled multiplied by the Per Share Cash Consideration.  No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

ARTICLE 3
 EXCHANGE OF SHARES

3.1	Exchange Procedures.

(a)            Deposit of Merger Consideration. At or promptly following the Effective Time, Howard shall deposit, or shall cause to be deposited, with Computershare, Inc., or another exchange agent reasonably acceptable to First Mariner (the “Exchange Agent”) for the benefit of the holders of record of shares of First Mariner Common Stock and First Mariner Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Holders”), for exchange in accordance with this Article 3, (i) evidence of Howard Common Stock in book-entry form issuable pursuant to Section Article 2(c) and Section Article 2(d) (collectively referred to as “Howard Certificates”) for shares of Howard Common Stock equal to the aggregate Merger Consideration to be issued to holders of First Mariner Common Stock and First Mariner Series A Preferred Stock and (ii) immediately available funds equal to, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 1.13 (collectively, the “Exchange Fund”) and Howard shall instruct the Exchange Agent to timely pay the Merger Consideration and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Howard or the Surviving Bank. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Howard and the Surviving Bank and shall be paid to Howard or the Surviving Bank, as Howard directs. No investment of the Exchange Fund shall relieve Howard, the Surviving Bank or the Exchange Agent from making the payments required by this Article 3 and following any losses from any such investment, Howard shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Howard’s obligations hereunder for the benefit of the Holders, which additional funds will be deemed to be part of the Exchange Fund.

(b)            Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder of record of a Certificate a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates and instructions for surrendering the Certificates to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Certificates that are book-entry shares). Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, any cash in lieu of fractional shares which such Holder has a right to receive pursuant to Section 1.13 and any dividends or distributions which such Holder has the right to receive pursuant to Section 3.1(d) with respect to the shares of First Mariner Common Stock and First Mariner Series A Preferred Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. Unless otherwise agreed to by Howard, the portion of the Howard Certificates delivered to each Holder shall be in book-entry form.

(c)            Share Transfer Books. At the Effective Time, the share transfer books of First Mariner shall be closed, and thereafter there shall be no further registration of transfers of shares of First Mariner Common Stock or First Mariner Series A Preferred Stock. From and after the Effective Time, Holders who held shares of First Mariner Common Stock or First Mariner Series A Preferred Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Article 3, each Certificate theretofore representing shares of First Mariner Common Stock or First Mariner Series A Preferred Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in accordance with Article 3, including the right, if any, to receive pursuant to Section 1.13, cash in lieu of fractional shares of Howard Common Stock into which such shares of First Mariner Common Stock and First Mariner Series A Preferred Stock have been converted together with the amounts, if any, payable pursuant to Section Article 3(d). On or after the Effective Time, any Certificates presented to the Exchange Agent, Howard or the Surviving Bank for any reason shall be canceled and exchanged for the Merger Consideration, any cash in lieu of fractional shares (if any) pursuant to Section 1.13 and any dividends or distributions (if any) pursuant to Section Article 3(d) with respect to the shares of First Mariner Common Stock and First Mariner Series A Preferred Stock formerly represented thereby.

(d)            Dividends with Respect to Howard Common Stock. No dividends or other distributions declared with respect to Howard Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate with respect to the whole shares of Howard Common Stock issuable with respect to such Certificate in accordance with this Agreement until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the whole shares of Howard Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Howard Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid to the applicable holder and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Howard Common Stock.

(e)            Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to Howard, and any former Holders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Howard Common Stock) to which they are entitled under this Article 3 shall thereafter look only to Howard and the Surviving Bank for payment of their claims with respect thereto.

(f)            No Liability. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Howard, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns, or personal representatives. None of Howard, First Mariner, the Surviving Bank or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any cash that would have otherwise been payable in respect of any Certificate from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)            Withholding Rights. Each and any of Howard, the Surviving Bank or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as Howard, the Surviving Bank or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by Howard, the Surviving Bank, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Howard, the Surviving Bank, or the Exchange Agent, as applicable.

(h)            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Howard, the posting by such Person of a bond in such reasonable and customary amount as Howard may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

(i)            Change in Name on Certificate. If any Howard Certificate representing shares of Howard Common Stock is to be issued in a name other than that in which the Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a Howard Certificate representing shares of Howard Common Stock in any name other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.2	Dissenting Stockholders.

(j)            Notwithstanding anything in this Agreement to the contrary, shares of First Mariner Common Stock and First Mariner Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Holder who is entitled to demand and properly demands appraisal of such shares of First Mariner Common Stock or First Mariner Series A Preferred Stock pursuant to, and who complies in all respects with, the provisions of Sections 3-718, 3-719 and 3-720 of the MCFI, shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in Article 2 (the “First Mariner Dissenting Shares”), but instead such Holder shall be entitled to payment of the fair value of such First Mariner Dissenting Shares in accordance with the provisions of Sections 3-718, 3-719 and 3-720 of the MCFI. At the Effective Time, all First Mariner Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Holder of First Mariner Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such First Mariner Dissenting Shares in accordance with the provisions of Sections 3-718, 3-719 and 3-720 of the MCFI.  Notwithstanding the foregoing, if any such Holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Sections 3-718, 3-719 and 3-720 of the MCFI, or a court of competent jurisdiction shall determine that such Holder is not entitled to the relief provided by Sections 3-718, 3-719 and 3-720, then the right of such Holder to be paid the fair value of such Holder’s First Mariner Dissenting Shares under Sections 3-718, 3-719 and 3-720 of the MCFI shall cease and such First Mariner Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section Article 2(c) of this Agreement, any cash in lieu of fractional shares (if any) pursuant to Section 1.13 and any dividends or distributions (if any) pursuant to Section Article 3(d).

(k)            First Mariner shall give Howard prompt written notice (but in any event within 24 hours) to Howard of any demands for appraisal of any shares of First Mariner Common Stock or First Mariner Series A Preferred Stock and any withdrawals of such demands, and Howard shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  First Mariner shall not, except with the prior written consent of Howard, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

(l)            Howard, as the sole stockholder of Howard Bank, affirmatively waives its rights of appraisal or any dissenters’ rights that Howard may have (whether under the MCFI, MGCL or otherwise) or could potentially have or acquire in connection with the Merger.

ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF FIRST MARINER

Except as Previously Disclosed, First Mariner hereby represents and warrants to Howard and Howard Bank as follows:

4.1	Organization, Standing, and Power.

(a)            First Mariner is a trust company duly organized, validly existing, and in good standing under the Laws of the State of Maryland and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets.  First Mariner is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failure to be so qualified or licensed has not had or would not be reasonably expected to have a Material Adverse Effect. First Mariner is authorized by the MDOFR to engage in the business of banking as a Maryland trust company.  True, complete and correct copies of the charter of First Mariner and the amended and restated bylaws of First Mariner, each as in effect as of the date of this Agreement, have been delivered or made available to Howard.

4.2	Authority of First Mariner; No Breach By Agreement.

(b)            Authority.  First Mariner has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption and approval of this Agreement and the Merger by First Mariner’s stockholders pursuant to the First Mariner Stockholder Consent in accordance with this Agreement and MCFI, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of First Mariner (including, the adoption of a resolution by all of the members of the board of directors of First Mariner that the Merger and this Agreement are advisable and in the best interests of First Mariner and directing the submission of this Agreement to a vote by First Mariner’s stockholders), subject to the approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Mariner Common Stock (including holders of outstanding shares of First Mariner Series A Preferred Stock on an as-converted basis to First Mariner Common Stock voting with the holders of First Mariner Common Stock as a single class) entitled to vote on the Merger and this Agreement (the “First Mariner Stockholder Approval”). Subject to such requisite stockholder approval, and assuming the due authorization, execution and delivery by Howard and Howard Bank, this Agreement represents a legal, valid, and binding obligation of First Mariner, enforceable against First Mariner in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The execution of the First Mariner Stockholder Consent by the First Mariner stockholders listed on Exhibit 2 hereof is sufficient for the First Mariner Stockholder Approval.

(c)            No Conflicts.  Neither the execution and delivery of this Agreement by First Mariner, nor the consummation by First Mariner of the transactions contemplated hereby, nor compliance by First Mariner with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of First Mariner’s charter or amended and restated bylaws or articles of incorporation, bylaws or other governing instruments of any First Mariner Entity or any resolution adopted by the board of directors or the stockholders of any First Mariner Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Mariner Entity under, any material Contract or material Permit of any First Mariner Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any First Mariner Entity or any of their respective material Assets.

(d)            Consents.  Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the MCFI, the Laws of the State of Maryland with respect to First Mariner, and Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Mariner of the Merger and the other transactions contemplated in this Agreement.

(e)            First Mariner Debt. First Mariner has no debt that is secured by First Mariner capital stock.

4.3	Capitalization of First Mariner.

(f)            Ownership.  The authorized capital stock of First Mariner consists of (i) 10,000,000 shares of First Mariner Common Stock, $10.00 par value per share and (ii) 10,000,000 shares of First Mariner Series A Preferred Stock, $10.00 par value per share.  As of the close of business on August 11, 2017, (i) 3,725,893 shares of First Mariner Common Stock were issued and outstanding, (ii) 695,000 shares of First Mariner Common Stock were reserved for issuance upon the exercise of outstanding First Mariner Stock Options, (iii) 75,000 shares of First Mariner Common Stock were reserved for issuance upon the exercise of outstanding First Mariner Warrants and (iv) 1,774,125 shares of First Mariner Series A Preferred Stock were issued and outstanding. As of the Effective Time, no more than (A) 3,924,179 shares of First Mariner Common Stock will be issued and outstanding, (B) no more than 695,000 shares of First Mariner Common Stock will be reserved for issuance upon the exercise of outstanding First Mariner Stock Options, (C) no more than 75,000 shares of First Mariner Common Stock will be reserved for issuance upon the exercise of outstanding First Mariner Warrants and (D) 1,774,125 shares of First Mariner Series A Preferred Stock will be issued and outstanding.

(g)            Other Rights or Obligations. All of the issued and outstanding shares of capital stock of First Mariner have been duly authorized and validly issued and outstanding and are fully paid and nonassessable under the MCFI and free of preemptive rights, with no personal liability attaching to the ownership thereof.  None of the outstanding shares of capital stock of First Mariner has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of First Mariner.

(h)            Outstanding Equity Rights. Other than First Mariner Stock Options issued prior to the date of this Agreement pursuant to the First Mariner Stock Option Plans and set forth in Section Article 4(h) of First Mariner’s Disclosure Memorandum and the First Mariner Warrants, there are no (i) existing Equity Rights of any kind or any nature with respect to securities of First Mariner, (ii) Contracts under which First Mariner are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of First Mariner, (iii) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which First Mariner is a party or of which First Mariner is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of First Mariner, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of First Mariner may vote.

(i)            Voting Debt. No bonds, debentures, notes or other indebtedness of any First Mariner Entity having the right to vote (or which are convertible into, or exchangeable for, securities of First Mariner having the right to vote) on any matters on which stockholders of First Mariner may vote are issued or outstanding.  There are no Contracts pursuant to which First Mariner or any of its Subsidiaries is or could be required to register shares of First Mariner’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of First Mariner or any of its Subsidiaries.  No Subsidiary of First Mariner owns any capital stock of First Mariner.

4.4	First Mariner Subsidiaries.

(j)            First Mariner has no direct or indirect Subsidiaries nor own any equity interest in any other Person, other than FM Appraisals, LLC, Compass Properties, Inc., Compass Point Properties, LLC, Canton Crossing II, LLC and indirect ownership through Compass Properties, Inc. of Compass Properties, LLC and Turkey Point, LLC.  First Mariner owns all of the issued and outstanding shares of capital stock (or other equity interests) of its Subsidiaries.  No capital stock (or other equity interest) of any Subsidiary of First Mariner is or may become required to be issued (other than to another First Mariner Entity) by reason of any Equity Rights, and there are no Contracts by which a Subsidiary of First Mariner is bound to issue (other than to another First Mariner Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any First Mariner Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Subsidiary of First Mariner (other than to another First Mariner Entity).  There are no Contracts relating to the rights of any First Mariner Entity to vote or to dispose of any shares of its capital stock (or other equity interests), or any shares of capital stock (or other equity interests) of a Subsidiary of First Mariner.  All of the shares of capital stock (or other equity interests) of each Subsidiary of First Mariner held by a First Mariner Entity are fully paid and nonassessable and are owned by the First Mariner Entity free and clear of any Lien.  First Mariner is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of First Mariner, threatened.  The articles or certificate of incorporation, bylaws, or other governing documents of each Subsidiary of First Mariner comply with applicable Law, except for any failure to be in compliance that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on First Mariner.

(k)            Each Subsidiary of First Mariner is duly organized, validly existing, and in good standing under the Laws of the State of its organization, is authorized under applicable Laws to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted, except for any failure to be in compliance that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on First Mariner.

4.5	Regulatory Reports.

(l)            First Mariner has duly filed with the FDIC, the MDOFR and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and the requirements of the applicable Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of First Mariner or any of its Subsidiaries (not including any supervisory suggestions or recommendations) and (ii) are no outstanding formal or informal inquiries by, or unresolved disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of First Mariner or any of its Subsidiaries.

4.6	Financial Matters.

(m)            First Mariner’s Financial Statements.  First Mariner has made available to Howard the First Mariner Financial Statements.  The First Mariner Financial Statements with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of First Mariner and its Subsidiaries (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, and (iii) fairly present in all material respects the consolidated financial condition of First Mariner as of the respective dates set forth therein and the consolidated results of operations, comprehensive income, stockholders’ equity and cash flows of First Mariner for the respective periods set forth therein.  The First Mariner Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto, and (C) will fairly present in all material respects the consolidated financial condition of First Mariner as of the respective dates set forth therein and the consolidated results of operations, comprehensive income, stockholders’ equity and cash flows of First Mariner for the respective periods set forth therein.

(n)            Call Reports.  The financial statements contained in the Call Reports with respect to periods ending after December 31, 2012, and through the date of this Agreement (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied and (iii) fairly present in all material respects the financial condition of First Mariner as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments.  The financial statements contained in the Call Reports of First Mariner to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (C) will fairly present in all material respects the financial condition of First Mariner as of the respective dates set forth therein and the results of operations and stockholders’ equity of First Mariner for the respective periods set forth therein, subject to year-end adjustments.

(o)            Systems and Processes.  First Mariner has devised and maintains a system of internal accounting controls sufficient to ensure that material information is made known to the management of First Mariner as appropriate and provide reasonable assurances regarding the reliability of financial reporting and the preparation of the First Mariner Financial Statements and the Call Reports for external purposes in accordance with GAAP, including that (i) transactions are executed only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the First Mariner Financial Statements and the Call Reports and to maintain accountability for the Assets of First Mariner, (iii) access to such Assets is permitted only in accordance with management’s authorization, and (iv) the reporting of such Assets is compared with existing Assets at regular intervals.  Since December 31, 2012, neither First Mariner nor, to First Mariner’s Knowledge, any employee, auditor, accountant or representative of any First Mariner Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the First Mariner Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of First Mariner or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that First Mariner or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  To First Mariner’s Knowledge, there has been no instance of fraud by any First Mariner Entity, whether or not material, that occurred during any period covered by the First Mariner Financial Statements.

(p)            Records. The records, systems, controls, data and information of First Mariner and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Mariner or its Subsidiaries or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and/or non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on First Mariner. First Mariner has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize or report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of First Mariner’s Books and Records. No attorney representing First Mariner or any of its Subsidiaries, whether or not employed by First Mariner or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by First Mariner or any of its officers, directors or employees to the board of directors of First Mariner or any committee thereof or to any director or officer of First Mariner. To First Mariner’s Knowledge, there has been no instance of fraud by any First Mariner Entity, whether or not material, that occurred during any period covered by First Mariner Financial Statements.

(q)            Auditor Independence.  During the periods covered by the First Mariner Financial Statements, First Mariner’s external auditor was independent of First Mariner and its management.  As of the date hereof, First Mariner’s external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with First Mariner on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7	Books and Records.

The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by First Mariner.

4.8	Absence of Undisclosed Liabilities.

No First Mariner Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2016, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of First Mariner as of June 30, 2017, included in the First Mariner Financial Statements at and for the period ended June 30, 2017.

4.9	Absence of Certain Changes or Events.

(r)            Since December 31, 2016, no events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Mariner.

(s)            Since December 31, 2016, except with respect to this Agreement and the transactions contemplated hereby, (i) First Mariner and its Subsidiaries have carried on their respective businesses only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by First Mariner or any of its Subsidiaries whether or not covered by insurance, and (iii) none of First Mariner and its Subsidiaries have taken any action that would be prohibited by Section 1.79 if taken after the date hereof.

4.10	Tax Matters.

(t)            All First Mariner Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the First Mariner Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All Taxes of the First Mariner Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid.  There are no Liens for any  Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the First Mariner Entities.  No claim has ever been made in writing by an authority in a jurisdiction where any First Mariner Entity does not file a Tax Return that such First Mariner Entity may be subject to Taxes by that jurisdiction.

(u)            None of the First Mariner Entities has received any written notice of assessment or proposed assessment of Taxes not reflected in the First Mariner Financial Statements, and, no disputes, claims, audits or examinations regarding any Taxes of any First Mariner Entity or the Assets of any First Mariner Entity are pending or have been threatened in writing. None of the First Mariner Entities has waived any statute of limitations in respect of any Taxes.

(v)            Each First Mariner Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to chapter 3 and chapter 4 of the Code or similar provisions under state and foreign Law. Each First Mariner Entity has complied in all material respects with all due diligence and reporting requirements with respect to customer accounts related to Tax that are imposed under the Code and similar provisions under state and foreign Law, including the collection, review and retention of any required withholding certificates or comparable documents and any notice received pursuant to Section 3604(a)(1) of the Code.

(w)            The unpaid Taxes of each First Mariner Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such First Mariner Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the First Mariner Entities in filing their Tax Returns.

(x)            None of the First Mariner Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the First Mariner Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and, since December 31, 2012, none of the First Mariner Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was First Mariner) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which First Mariner is parent), or as a transferee or successor.

(y)            During the two-year period ending on the date hereof, none of the First Mariner Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(z)            None of the First Mariner Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the First Mariner Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

(aa)      The Change Date is a change date of First Mariner within the meaning of Treasury Regulation Section 1.382-2T(f)(19), and there was not a date after the Change Date that was such a change date. For U.S. federal income tax purposes, as of January 1, 2017, First Mariner had a net operating loss carry forward of at least $119,796,968, at least $82,293,225 of which arose in taxable periods ending on or before the Change Date, and First Mariner’s Section 382 limitation (within the meaning of Section 382(b)(1) of the Code) for each taxable year ending after the Change Date with respect to the portion of the net operating loss carry forward that arose in taxable periods ending on or before the Change Date is not less than $3,668,617.

4.11	Assets.

(bb)        Each First Mariner Entity has good and marketable title to those Assets reflected in the most recent First Mariner Financial Statements as being owned by such First Mariner Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) blanket liens imposed by the Federal Reserve in the Ordinary Course, and (v) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”).  First Mariner is the fee simple owner of all owned Real Property and the lessee of all leasehold estates each as reflected in the most recent First Mariner Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable.  There are no pending or, to the Knowledge of First Mariner, threatened condemnation or eminent domain proceedings against any Real Property that is owned or leased by First Mariner.  First Mariner and its Subsidiaries own or lease all properties as are necessary to their operations as now conducted and no person has any option or right to acquire or purchase any ownership interest in the owned Real Property, or any portion thereof.

(cc)         Section Article 4(cc) of First Mariner’s Disclosure Memorandum sets forth a complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any First Mariner Entity or otherwise occupied by a First Mariner Entity or used or held for use by any First Mariner Entity other than OREO (collectively, the “Real Property”).  Other than as set forth on Section Article 4(cc) of First Mariner’s Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property owned or leased by any First Mariner Entity other than such First Mariner Entity, and no Person other than a First Mariner Entity has the right to use or occupy for any purpose any portion of any of the Real Property owned, leased or licensed by a First Mariner Entity.  First Mariner has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens.  There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property.

(dd)       All leases of Real Property under which any First Mariner Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and such First Mariner Entity has good and marketable leasehold interests to all Real Property leased by them. There is not under any such lease any material existing Default by any First Mariner Entity or, to First Mariner’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such leases have been paid.

(ee)         The Assets reflected in the most recent First Mariner Financial Statements which are owned or leased by the First Mariner Entities, and in combination with the Real Property, the Intellectual Property of any First Mariner Entity, and contractual benefits and burdens of the First Mariner Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the First Mariner Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

4.12	Intellectual Property; Privacy.

(ff)           Each First Mariner Entity owns or has a valid license to use (in each case, free and clear of any Liens other than Permitted Liens) all of the Intellectual Property necessary to carry on the business of such First Mariner Entity.  Each First Mariner Entity is the owner of or has a license to any material Intellectual Property sold or licensed to a third party by such First Mariner Entity in connection with such First Mariner Entity’s business operations, and such First Mariner Entity has the right to convey by sale or license any material Intellectual Property so conveyed.  No First Mariner Entity is in Default under any of its material Intellectual Property licenses.  No proceedings have been instituted, or are pending or to the Knowledge of First Mariner threatened, which challenge the rights of any First Mariner Entity with respect to Intellectual Property used, sold or licensed by such First Mariner Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property.  The conduct of the business of the First Mariner Entities and the use of any Intellectual Property by First Mariner and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any other Person.  No Person has asserted to First Mariner or its Subsidiaries in writing that First Mariner or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person.  Subject to any trademark filings required by Law in connection with the Merger, the validity, continuation and effectiveness of all licenses and other agreements relating to material Intellectual Property used by any First Mariner Entity in the Ordinary Course and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of all material Intellectual Property of each of the First Mariner Entities’  trademarks will be transferred to Howard in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Howard shall have right and title to the “1st Mariner,” “1st Mariner Bank,” and “1st Mariner Mortgage”  trademarks and tradenames.

(gg)        (i) The computer, information technology and data processing systems, facilities and services used by First Mariner and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of First Mariner and its Subsidiaries as currently conducted; and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of First Mariner and each of its Subsidiaries as currently conducted.  To First Mariner’s Knowledge, no third party has gained unauthorized access to any Systems owned or controlled by First Mariner or any of its Subsidiaries, and First Mariner and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. First Mariner and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank, and sufficient to reasonably maintain the operation of the respective businesses of First Mariner and each of its Subsidiaries in all material respects.

(hh)        First Mariner and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is reasonably protected against loss, damage, and unauthorized access, use, modification, or other misuse.  To First Mariner’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by First Mariner, any of its Subsidiaries or any other Person.

4.13	Environmental Matters.

(ii)            Each First Mariner Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance, in all material respects, with all Environmental Laws.

(jj)            There is no Litigation pending or, to the Knowledge of First Mariner, threatened before any court, governmental agency, or authority or other forum in which any First Mariner Entity or any of its Operating Properties or Participation Facilities (or First Mariner in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any First Mariner Entity or any of its Operating Properties or Participation Facilities, nor, to the Knowledge of First Mariner, is there any reasonable basis for any Litigation of a type described in this sentence.

4.14	Compliance with Laws.

(kk)         Each First Mariner Entity has, and since December 31, 2012 has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith). There has occurred no Default under any such Permit and to the Knowledge of First Mariner no suspension or cancellation of any such Permit is threatened.  None of the First Mariner Entities:

(i)	is in Default under any of the provisions of its charter, articles of incorporation or bylaws (or other governing instruments);

(ii)	is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)
since December 31, 2012, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any First Mariner Entity is not in material compliance with any Laws or Orders, or (ii)  requiring any First Mariner Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, consent decree, commitment or memorandum of understanding, order of prohibition or suspension or other written statements as described under 12 U.S.C. 1818(u), or to adopt any board resolution or similar undertaking, which materially restricts the conduct of its business.

(ll)            Each First Mariner Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the United States Consumer Financial Protection Bureau, applicable Laws of the Federal Reserve, the FDIC and the MDOFR, all laws related to data protection or privacy, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, all Laws relating to the truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, and the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Gramm-Leach-Bliley Act, the BHC Act, and the FDIA, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. First Mariner is “well-capitalized” (as that term is defined in applicable regulations).  Since June 17, 2014, neither First Mariner nor any First Mariner Entity has received any written communication from any Regulatory Authority asserting that any First Mariner Entity is not in compliance in any material respect with any Law. No proceeding or notice has been filed, given, commenced or, to the Knowledge of First Mariner, threatened by any Regulatory Authority against any of the First Mariner Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Contractors alleging any failure to so comply with all applicable Law.

(mm)      First Mariner has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 1.29 and Sections 1.31 and 1.47.

(nn)     Since December 31, 2012, First Mariner and each of its Subsidiaries has properly administered, in all material respects, all accounts for which First Mariner or any of its Subsidiaries acts as a fiduciary, including accounts for which First Mariner or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since December 31, 2012, none of First Mariner or any of its Subsidiaries, or, to First Mariner’s Knowledge, any director, officer, or employee of First Mariner or its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

4.15	Community Reinvestment Act Compliance.

First Mariner is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed examination, and First Mariner has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in First Mariner having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”

4.16	Foreign Corrupt Practices.

No First Mariner Entity, or, to the Knowledge of First Mariner, any director, officer, agent, employee or other Person acting on behalf of a First Mariner Entity has, in the course of its actions for, or on behalf of, any First Mariner Entity (a) used any corporate funds of First Mariner or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of First Mariner or any of its Subsidiaries, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for First Mariner or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for First Mariner or any of its Subsidiaries, (e) established or maintained any unlawful fund of monies or other Assets of First Mariner or any of its Subsidiaries, (f) made any fraudulent entry on the Books and Records of First Mariner or any of its Subsidiaries or (g) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any First Mariner Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of First Mariner, threatened.

4.17	Labor Relations.

(oo)     No First Mariner Entity is the subject of any pending or threatened Litigation asserting that it or any other First Mariner Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other First Mariner Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No First Mariner Entity, predecessor, or Affiliate of a First Mariner Entity is or since December 31, 2012 has been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to First Mariner’s relationship or dealings with its employees, any labor organization or any other employee representative, and no First Mariner Entity or Affiliate of a First Mariner Entity is currently negotiating any collectively bargaining agreement.  There is no strike, slowdown, lockout or other job action or labor dispute involving any First Mariner Entity pending or threatened and there have been no such actions or disputes since December 31, 2012.  To the Knowledge of First Mariner, since December 31, 2012, there has not been any attempt by any First Mariner Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any First Mariner Entity.

(pp)     The employment of each employee and the engagement of each independent contractor of each First Mariner Entity is terminable at will by the relevant First Mariner Entity without any penalty, liability or severance obligation incurred by any First Mariner Entity except as listed in Section Article 4(pp) of First Mariner’s Disclosure Memorandum.

(qq)     First Mariner has provided to Howard a true and complete list of each First Mariner Entity’s employees, including for each such employee: name, job title, Fair Labor Standards Act designation, full or part-time status, hire date, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section Article 4(ww) of First Mariner’s Disclosure Memorandum), bonuses, incentives or commissions paid the past three years, and visa and greencard application status. To First Mariner’s Knowledge, no employee of any First Mariner Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties.  Each current and former employee of the First Mariner Entities who has contributed to the creation or development of any material Intellectual Property owned by any First Mariner Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the First Mariner Entities permanently vesting all rights in work product created by the employee during the employee’s employment or affiliation with the First Mariner Entities.  No individual holding a position of Vice President or above of any First Mariner Entity has provided written notice to a First Mariner Entity of his or her intent to terminate his or her employment with the applicable First Mariner Entity as of the date hereof, and, as of the date hereof, to First Mariner’s Knowledge, no key employee intends to terminate his or her employment with First Mariner before Closing.

(rr)           Each Contractor retained by the First Mariner Entities since December 31, 2012 who has contributed to the creation or development of any material Intellectual Property owned by any First Mariner Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the First Mariner Entities and the First Mariner Entities are the owner of all rights in and to all Intellectual Property created by each Contractor in performing services for the First Mariner Entities vesting all rights in work product created in the First Mariner Entities.  To First Mariner’s Knowledge, no current Contractor used by the First Mariner Entities intends to terminate his or her or its relationship with any First Mariner Entity.  The First Mariner Entities have no obligation or liability with respect to any Taxes (or the withholding thereof) in connection with any Contractor nor has First Mariner performed any act or engaged in any activity that could result in First Mariner being found to be a joint employer of a Contractor under the National Labor Relations Act, the Fair Labor Standards Act, any Occupational Safety and Health Administration laws or regulations, any state worker’s compensation laws, or any other Law or regulation.  Since December 31, 2012, the First Mariner Entities have properly classified, pursuant to the Code, the Fair Labor Standards Act and any other applicable Law, all Contractors retained by the First Mariner Entities.  The employment of each employee and the engagement of each Contractor of each First Mariner Entity are terminable at will by the relevant First Mariner Entity without any penalty, liability or severance obligation incurred by any First ariner Entity.

(ss)      The First Mariner Entities have no “leased employees” within the meaning of Section 414(n) of the Code.

(tt)       The First Mariner Entities have, and will have as of the Closing Date, paid all accrued salaries, wages, bonuses, commissions, incentives and other cash compensation due to be paid through the date hereof.  Each of the First Mariner Entities is and at all times has been in material compliance with all material Laws governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, safety and health, workers’ compensation, unemployment and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

(uu)     There have not been any wage and hour, discrimination, disability accommodation, or other employment claims or charges by any employee of any First Mariner Entity since December 31, 2012, nor, to First Mariner’s Knowledge, are there any such claims or charges currently threatened by any employee of any First Mariner Entity.  Except for claims for benefits in the Ordinary Course under a First Mariner Benefit Plan, there have not been any proceedings by any employee of any First Mariner Entity related to their employment with such First Mariner Entity since December 31, 2012, nor, to the Knowledge of First Mariner, are there any proceedings currently threatened by any employee of any First Mariner Entity related to their employment with such First Mariner Entity.  To the Knowledge of First Mariner, there are no governmental investigations open with or under consideration by the Department of Labor, Equal Employment Opportunity Commission, Office of Federal Contract Compliance Programs or any other federal or state governmental body charged with administering or enforcing employment related laws or regulations.

(vv)     All of the First Mariner Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to any First Mariner Entity has provided proof of employment eligibility and is properly classified by First Mariner as having the status of an employee or Contractor or other non-employee status (including for purposes of taxation and Tax reporting and under First Mariner Benefit Plans).

4.18	Employee Benefit Plans.

(ww)    First Mariner has made available to Howard prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan currently adopted (including all amendments thereto), maintained by, sponsored in whole or in part by, or contributed to by any First Mariner Entity or ERISA Affiliate thereof for the benefit of its or their employees, retirees, directors, independent contractors, or their dependents, spouses, or other beneficiaries or under which its or their employees, retirees, former employees, directors, independent contractors, or their dependents, spouses or other beneficiaries are eligible to participate or with respect to which First Mariner or any ERISA Affiliate has or may have any obligation or Liability (collectively, the “First Mariner Benefit Plans”).  Section Article 4(ww) of First Mariner’s Disclosure Memorandum has a complete and accurate list of all First Mariner Benefit Plans. No First Mariner Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States.

(xx)          First Mariner has made available to Howard prior to the execution of this Agreement (i) all trust agreements or other funding arrangements currently in effect for all First Mariner Benefit Plans, (ii) the most recent determination, opinion or advisory letter from the United States Internal Revenue Service (“IRS”) as to the qualification under Section 401(a) of the Code as to any Employee Benefit Plan intended to meet the qualification requirements of Section 401(a) of the Code and all other determination letters, opinion letters, information letters or advisory opinions currently in effect issued by the IRS, the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) with respect to a First Mariner Benefit Plan, (iii) annual reports or returns on Form 5500, audited or unaudited financial statements, actuarial reports, non-discrimination tests and valuations, if any, prepared for any First Mariner Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto for any First Mariner Benefit Plan, and (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding an audit investigation or correction filing with respect to a First Mariner Benefit Plan since January 1, 2013.

(yy)     Each First Mariner Benefit Plan is and has been maintained in material compliance with the terms of such First Mariner Benefit Plan, and in material compliance with the applicable requirements of the Code, ERISA, and any other applicable Laws. Each First Mariner Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter, or for a prototype or volume submitter plan, opinion letter, from the IRS that is still in effect and applies to the First Mariner Benefit Plan and on which such First Mariner Benefit Plan is entitled to rely.  Nothing has occurred and no circumstance exists that could reasonably be expected to adversely affect the qualified status of such First Mariner Benefit Plan.  The treatment of the First Mariner Stock Options as required under Section 1.11 of this Agreement is permitted by applicable Law and the terms of the applicable plan and award agreement.

(zz)      There are no threatened or pending claims or disputes under the terms of, or in connection with, the First Mariner Benefit Plans other than claims for benefits in the Ordinary Course, and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced that remain outstanding other than such routine claims in the Ordinary Course with respect to any First Mariner Benefit Plan.

(aaa)    Neither First Mariner nor any First Mariner Entity has engaged in any prohibited transaction under Section 4975 of the Code or Section 406 of ERISA for which there is not an exemption available, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any First Mariner Benefit Plan and no such prohibited transaction has occurred with respect to any First Mariner Benefit Plan that would be reasonably expected to result in any material liability or excise Tax under ERISA or the Code.  Neither First Mariner, any First Mariner Entity, nor any committee of which any First Mariner Entity employee is a member has breached its fiduciary duty with respect to a First Mariner Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any First Mariner Benefit Plan that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Code being imposed.  To First Mariner’s Knowledge, no other fiduciary, within the meaning of Section 3(21) of ERISA, has breached its, his or her fiduciary duty with respect to a First Mariner Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any First Mariner Benefit Plan that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Code being imposed.

(bbb)   Each Employee Benefit Plan that is a health plan has been amended and administered in all material respects in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010. The First Mariner Entities maintain a health plan or plans that satisfies the requirements for “minimum essential coverage” under Section 4980H(a) of the Code (as applicable to “applicable large employers” within the meaning of Section 4980H(a) of the Code, without regard to whether any such First Mariner Entity is an “applicable large employer”), which minimum essential coverage satisfies an affordability safe harbor under Treasury Regulation Section 54.4980H-5 and provides “minimum value” as defined in Treasury Regulation Section 54.4980H-1(a)(28), and the First Mariner Entities have offered such minimum essential coverage to all “full-time employees” (within the meaning of Section 4980H of the Code) and their dependents to the extent required under Section 4980H of the Code and the regulations thereunder. None of the First Mariner Entities have or could reasonably be expected to have any material liability for Taxes under Sections 4975 through 4980 or Sections 4980C through 4980I of the Code.

(ccc)    Each First Mariner Benefit Plan, employment agreement, or other compensation arrangement of First Mariner that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. Neither First Mariner nor any ERISA Affiliate has at any time within the last six years, been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to, nor could First Mariner or any ERISA Affiliate reasonably be expected to have any liability with respect to such arrangement in existence prior to such six year period, (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (ii) a “multiple employer plan” (within the meaning of ERISA or the Code); (iii) a self-funded health or welfare benefit plan, within the meaning of Section 3(1) of ERISA (other than a medical expense reimbursement account); (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (v) an arrangement that is not either exempt from, otherwise not subject to or in compliance with, Section 409A of the Code or that provides for indemnification for or gross-up of any taxes thereunder. All First Mariner Stock Options, and any other stock options granted by a First Mariner Entity and outstanding at any time within the last three years, were granted at no less than “fair market value” for purposes of Section 409A of the Code, and each such stock option has at all times been exempt from Section 409A of the Code.  First Mariner has made available to Howard prior to the execution of this Agreement a true and complete copy of the most recently available actuarial valuation and the most recent statement of assets for each of the First Mariner Benefit Plans that is subject to Title IV of ERISA.  Each of the First Mariner Benefit Plans that is subject to Title IV of ERISA is fully funded on a termination basis and can be terminated immediately after Closing without the need for any additional funding or other costs.

(ddd)    No First Mariner Entity has any Liability or obligation to provide postretirement medical or life insurance benefits to any First Mariner Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and, for which the covered individual pays the full cost of coverage. There are no restrictions on the rights of each First Mariner Entity to amend or terminate any First Mariner Benefit Plan that is a retiree health or benefit plan described in the preceding sentence and such termination will not result in any material Liability thereunder.  No Tax under The Code Sections 4980B or 5000 has been incurred with respect to any First Mariner Benefit Plan and no circumstance exists which could reasonably be expected to give rise to such Tax.

(eee)   All contributions required to be made to any First Mariner Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any First Mariner Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in according with First Mariner’s customary accounting method on the Books and Records of First Mariner.

(fff)     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other compensation or benefit to any employee, officer, director or other service provider of any First Mariner Entity, or result in any of the following: (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) (b) limitation on the right of any First Mariner Entity to amend, merge, or terminate any First Mariner Benefit Plan or related trust in accordance with its terms and applicable Law, (c) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, except as expressly provided in Section 1.11 herein, or (d) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the First Mariner Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code (taking into account Section Article 7(w) hereof).  Section Article 4(fff) of First Mariner’s Disclosure Memorandum sets forth complete and accurate calculations with respect to each individual who has a contractual right to severance pay under any Contract with any First Mariner Entity (based upon the assumptions set forth therein) triggered by a change in control, and the amounts potentially payable to each such individual under such contractual right in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Code.  No First Mariner Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 280G, Section 4999 or 409A of the Code, or otherwise.

(ggg)  No “reportable event” (as described in ERISA Section 4043(c) and the regulations thereunder, and determined without regard to whether the PBGC has waived the requirement to report the occurrence of such event) has occurred with respect to any such Employee Benefit Plan.

(hhh)   Without limiting the generality of any other representation contained herein, there exists no lien against any of the Assets arising under ERISA Sections 302(f) or 4068(a) or Code Section 412(n).

4.19	Material Contracts.

Except as otherwise reflected in the First Mariner Financial Statements, neither First Mariner nor any of its Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $500,000, (b) any Contract relating to the borrowing of money by any First Mariner Entity or the guarantee by First Mariner of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, Federal Home Loan Bank advances of depository institution Subsidiaries, and trade payables) in excess of $5,000,000, (c) any Contract which prohibits or restricts any First Mariner Entity (and/or, following consummation of the transactions contemplated by this Agreement, Howard) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (d) any Contract relating to the purchase or sale of any goods or services by any First Mariner Entity (other than Contracts entered into in the Ordinary Course involving payments under any individual Contract not in excess of $100,000 or involving Loans, borrowings or guarantees originated or purchased by a First Mariner Entity in the Ordinary Course), (e) any Contract which obligates any First Mariner Entity to conduct business with any third party on an exclusive or preferential basis, (f) any Contract which requires referrals of business or requires any First Mariner Entity to make available investment opportunities to any Person on a priority or exclusive basis, (g) any Contract which grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of any First Mariner Entity, (h) any Contract which limits the payment of dividends by any First Mariner Entity, (i) any Contract pursuant to which any First Mariner Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (j) any Contract pursuant to which any First Mariner Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (k) any Contract which relates to material Intellectual Property of any First Mariner Entity (including permitting the use of the names 1st Mariner or any variant thereof) excluding “shrink wrap” licenses, (l) any Contract that provides for payments to be made by any First Mariner Entity upon a change in control thereof, (m) any Contract that may not be canceled by Howard, First Mariner or any of their respective Subsidiaries (i) at their convenience (subject to no more than 90 days’ prior written notice) or (ii) without payment of a penalty or termination fee equal to or greater than $100,000 (assuming such Contract was terminated on the Closing Date), (n) any Contract containing any standstill or similar agreement pursuant to which any First Mariner Entity has agreed not to acquire Assets or equity interests of another Person, (o) any Contract that provides for indemnification by any First Mariner Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, or (p) any other Contract or amendment thereto that would be required to be filed as an exhibit to a SEC Report filed by First Mariner with the SEC as of the date of this Agreement if First Mariner were required to file or voluntarily filed such SEC Reports (together with all Contracts referred to in Sections 1.27, Article 4(ww) and 1.49, the “First Mariner Contracts”).  With respect to each First Mariner Contract:  (i) the Contract is legal, valid and binding on First Mariner or a Subsidiary of First Mariner and is in full force and effect and is enforceable in accordance with its terms; (ii) no First Mariner Entity is in material Default thereunder; (iii) no First Mariner Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of First Mariner, in Default in any material respect or has repudiated or waived any material provision thereunder, and (v) there is not pending, or to the Knowledge of First Mariner, threatened cancellations of any First Mariner Contract prior to the expiration of the term thereof.  All of the First Mariner Contracts have been Previously Disclosed and complete and correct copies of each First Mariner Contract have been made available to Howard and Howard Bank.  All of the indebtedness of any First Mariner Entity for money borrowed is prepayable at any time by such First Mariner Entity without penalty or premium.

4.20	Agreements with Regulatory Authorities.

Neither First Mariner nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any formal or informal written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in First Mariner’s Disclosure Memorandum, a “First Mariner Regulatory Agreement”), nor has First Mariner or any of its Subsidiaries any Knowledge that any Regulatory Authority is considering issuing, initiating, ordering, or requesting any such First Mariner Regulatory Agreement.

4.21	Investment Securities.

(iii)          Each of First Mariner and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the First Mariner Financial Statements and (ii) to the extent such securities or commodities are pledged in the Ordinary Course and in accordance with customary banking practices to secure obligations of First Mariner or its Subsidiaries. Such securities are valued on the books of First Mariner in accordance with GAAP in all material respects.

(jjj)         First Mariner and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that First Mariner believes are customary and reasonable in the context of their respective businesses, and First Mariner and its Subsidiaries have, since December 31, 2012, been in compliance with such policies, practices and procedures in all material respects.

4.22	Derivative Instruments and Transactions.

All Derivative Transactions (as defined below) whether entered into for the account of any First Mariner Entity or for the account of a customer of any First Mariner Entity (a) were entered into in the Ordinary Course and in accordance with customary banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the First Mariner Entity party thereto and, to the Knowledge of First Mariner, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms.  First Mariner or its Subsidiaries and, to the Knowledge of First Mariner, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of First Mariner, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.  The financial position of First Mariner and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of First Mariner and such Subsidiaries in accordance with GAAP.  For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.23	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of First Mariner, threatened against any First Mariner Entity, or against any current or former director, officer or employee of a First Mariner Entity in their capacities as such or Employee Benefit Plan of any First Mariner Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any First Mariner Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Mariner.  Section 1.38 of First Mariner’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any First Mariner Entity is a party. Section 1.38 of First Mariner’s Disclosure Memorandum sets forth a list of all Orders to which any First Mariner Entity is subject.

4.24	Statements True and Correct.

(kkk)    None of the information supplied or to be supplied by any First Mariner Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Howard with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.  The portions of the Registration Statement and the Proxy/Information Statement relating to First Mariner and its Subsidiaries and other portions within the reasonable control of First Mariner and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(lll)          None of the information supplied or to be supplied by any First Mariner Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy/Information Statement, and any other documents to be filed by a First Mariner Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy/Information Statement, when first mailed to the stockholders of First Mariner and stockholders of Howard and Howard Bank, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy/Information Statement or any amendment thereof or supplement thereto, at the time of the Howard’s Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Howard’s Stockholders’ Meeting.

4.25	State Takeover Statutes and Takeover Provisions.

First Mariner has taken all action required to be taken by it in order to exempt Howard, Howard Bank, First Mariner, this Agreement, the First Mariner Stockholder Consent, the First Mariner Stockholders Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of the MCFI and any successor thereto (collectively, “Takeover Laws”).  No First Mariner Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Howard entitled to vote in the election of Howard’s directors.

4.26	Opinion of Financial Advisor.

The board of directors of First Mariner has received the opinion of Keefe, Bruyette & Woods, Inc., which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date, to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions and limitations set forth therein , the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of First Mariner Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.27	Tax and Regulatory Matters.

No First Mariner Entity or, to the Knowledge of First Mariner, any Affiliate thereof has taken or agreed to take any action, and First Mariner does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.28	Loan Matters.

(mmm) Neither First Mariner nor any of its Subsidiaries is a party to any written or oral Loan in which First Mariner or any of its Subsidiaries is a creditor which as of June 30, 2017, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of June 30, 2017, over 90 days delinquent in payment of principal or interest.  Except as such disclosure may be limited by any applicable Law, Section Article 4(mmm) of the First Mariner Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of First Mariner and its Subsidiaries that, as of June 30, 2017 had an outstanding balance of $100,000 or more and were classified by First Mariner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(nnn)   Each Loan currently outstanding, (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).  The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by any First Mariner Entity and are complete and correct in all material respects.

(ooo)    Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, First Mariner’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(ppp)    None of the Contracts pursuant to which any First Mariner Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.  Except as would not be material to First Mariner and its Subsidiaries, each Loan included in a pool of Loans originated, securitized or, to the Knowledge of First Mariner, acquired by First Mariner or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool.  All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired.  No Pools have been improperly certified, and, except as would not be material to First Mariner and its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(qqq)    (i) Section Article 4(qqq) of First Mariner’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by First Mariner to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of any First Mariner Entity, (ii) there are no employee, officer, director, principal stockholder or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(rrr)          Neither First Mariner nor any of its Subsidiaries is now nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.29	Deposits.

All of the deposits held by First Mariner (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of First Mariner, and (b) all applicable Laws, including Money Laundering Laws and  anti-terrorism, or embargoed persons requirements.  All of the deposits held by First Mariner are insured to the maximum limit set by the FDIC and the applicable FDIC premium and all assessments due or payable have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of First Mariner, threatened.

4.30	Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the First Mariner Financial Statements was, as of the date of each of the First Mariner Financial Statements, in the judgment of management of First Mariner, in compliance with First Mariner’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP and is adequate.

4.31	Insurance.

First Mariner Entities are insured with reputable insurers against such risks and in such amounts as the management of First Mariner reasonably has determined to be prudent and consistent with industry practice.  Section 1.46 of First Mariner’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies (except for private mortgage insurance policies obtained in the Ordinary Course) in force on the date hereof with respect to the business and Assets of the First Mariner Entities, true, correct and complete copies of which policies have been made available to Howard prior to the date hereof.  The First Mariner Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the First Mariner Entities. First Mariner is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all material notices and claims thereunder have been filed in due and timely fashion.  To First Mariner’s Knowledge, no First Mariner Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to First Mariner’s Knowledge, is the termination of any such policies threatened.

4.32	OFAC; Sanctions.

No First Mariner Entity, or any director, or officer, or to the Knowledge of First Mariner, any agent, employee, Affiliate or other Person acting on behalf of any First Mariner Entity is (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, the United Kingdom’s Office of Financial Sanctions Implementation (Her Majesty’s Treasury), or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

4.33	Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., neither First Mariner nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.34	Transactions with Affiliates.

There are no Contracts, plans, arrangements or other transactions between any First Mariner Entity, on the one hand, and (a) any officer or director of any First Mariner Entity, or (b) to First Mariner’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of First Mariner, (ii) Affiliate or immediate family member of any such officer, director or record or beneficial owner or (iii) any other Affiliate of First Mariner, on the other hand, except those of a type available to employees of First Mariner generally.

4.35	Investment Adviser Subsidiary.

Neither First Mariner nor any of its Subsidiaries provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.36	No Broker-Dealer Subsidiary.

Neither First Mariner nor any of its Subsidiaries is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.37	No Insurance Subsidiary.

Neither First Mariner nor any of its Subsidiaries conducts insurance operations that require a license from any Regulatory Authority under any applicable Law.

ARTICLE 5
 REPRESENTATIONS AND WARRANTIES OF HOWARD

Except as Previously Disclosed, Howard hereby represents and warrants to First Mariner as follows:

5.1	The Standard.

No representation or warranty of Howard contained in Article 5 shall be deemed untrue or incorrect, and Howard shall not be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the condition set forth in Section Article 8(o), in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 5 has had or is reasonably likely to have a Material Adverse Effect on Howard.

5.2	Organization, Standing, and Power.

(a)            Howard. Howard is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets.  Howard is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

(b)            Howard Bank. Howard Bank is a Maryland chartered trust company duly organized, validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets.  Howard Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Howard Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, the deposits in which are insured by the FDIC through the Deposit Insurance Fund administered by the FDIC to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Howard, threatened. True, complete and correct copies of the articles of incorporation of Howard Bank and the bylaws of Howard Bank, each as in effect as of the date of this Agreement, have been delivered or made available to First Mariner.

(c)            Howard Subsidiaries.

(i)
Except for 301 South Dupont Hwy., LLC, which Howard owns 60% of the issued and outstanding capital stock, Howard owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Subsidiaries of Howard. No capital stock (or other equity interest) of a Subsidiary of Howard is or may become required to be issued (other than to another Howard Entity) by reason of any Equity Rights of Howard, and there are no Contracts by which a Subsidiary of Howard is bound to issue (other than to another Howard Entity) additional shares of its capital stock (or other equity interests) or Equity Rights of Howard or by which any Howard Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Subsidiary of Howard (other than to another Howard Entity). All of the shares of capital stock (or other equity interests) of each Subsidiary of Howard held by a Howard Entity are fully paid and nonassessable and are owned by the Howard Entity free and clear of any Lien. The articles or certificate of incorporation, bylaws, or other governing documents of each Subsidiary of Howard comply with applicable Law.

(ii)
Each Subsidiary of Howard is duly organized, validly existing, and in good standing under the Laws of the state of its organization, is authorized under applicable Laws to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted, except for any failure to be in compliance that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Howard.

5.3	Authority of Howard; No Breach By Agreement.

(d)            Authority.  Each of Howard and Howard Bank has the corporate power and authority necessary to execute, deliver and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption and approval of this Agreement and the Merger by Howard as the sole stockholder of Howard Bank, perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Howard and Howard Bank (including, approval by, and a determination by the members of the boards of directors of Howard and Howard Bank that the Merger and this Agreement are advisable and in the best interests of Howard and Howard Bank and directing the submission of this Agreement to a vote at Howard’s Stockholders’ Meeting), subject to the approval of the Merger and this Agreement by the affirmative vote of the holders of two-thirds of outstanding Howard Bank Common Stock entitled to vote and the approval of the issuance of Howard Common Stock to the holders of First Mariner Common Stock and First Mariner Series A Preferred Stock in the Merger by the affirmative vote of the holders of a majority of the votes cast by the holders of Howard Common Stock, the Merger and the issuance of Howard Common Stock in connection with the Merger. Subject to such requisite stockholder approvals and assuming the due authorization, execution and delivery by First Mariner, this Agreement represents a legal, valid, and binding obligation of Howard and Howard, enforceable against Howard and Howard Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(e)            No Conflicts.  Neither the execution and delivery of this Agreement by Howard or Howard Bank, nor the consummation by Howard or Howard Bank of the transactions contemplated hereby, nor compliance by Howard or Howard Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Howard’s or Howard Bank’s charter, bylaws or other governing instrument, respectively, or any resolution adopted by the board of directors or stockholders of any Howard Entity (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Howard Entity under any material Contract or material Permit of any Howard Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Howard Entity or any of their respective material Assets.

(f)             Consents.  Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and Securities Laws, the rules of Nasdaq, the MGCL, the MCFI, the Laws of the United States of America, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Howard or Howard Bank of the Merger or the other transactions contemplated in this Agreement.

5.4	Capitalization of Howard.

(g)            Ownership. The authorized capital stock of Howard consists of (i) 20,000,000 shares of Howard Common Stock, of which 9,811,922 shares are issued and outstanding as of August 11, 2017, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of Howard, of which zero shares are issued and outstanding as of August 11, 2017.  As of August 11, 2017, no more than 92,196 shares of Howard Common Stock are subject to Howard Options or other Equity Rights in respect of Howard Common Stock, and no more than 638,642 shares of Howard Common Stock were reserved for future grants under the Howard Stock Plans.  Upon any issuance of any shares of Howard Common Stock in accordance with the terms of the Howard Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(h)            Other Rights and or Obligations. All of the issued and outstanding shares of Howard Capital Stock are, and all of the shares of Howard Common Stock to be issued in exchange for shares of First Mariner Common Stock and First Mariner Series A Preferred Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the MGCL.  None of the shares of Howard Common Stock to be issued in exchange for shares of First Mariner Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Howard.

(i)          Outstanding Equity Rights. Except as set forth in Section Article 5(g), as of August 11, 2017, there are no shares of capital stock or other equity securities of Howard outstanding and no outstanding Equity Rights relating to the capital stock of Howard.

5.5	SEC Filings; Financial Statements.

(j)         SEC Reports.  Howard has timely filed all SEC Documents required to be filed by Howard since December 31, 2016 (the “Howard SEC Reports”).  The Howard SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Howard SEC Reports or necessary in order to make the statements in such Howard SEC Reports, in light of the circumstances under which they were made, not misleading.  Except for Subsidiaries of Howard that are registered as a broker, dealer, or investment adviser, no Subsidiary of Howard is required to file any SEC Documents. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC staff with respect to Howard SEC Reports.

(k)            Financial Statements.  Each of the Howard Financial Statements (including, in each case, any related notes) contained in the Howard SEC Reports, including any Howard SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10‑Q of the SEC), and fairly presented in all material respects the consolidated financial position of Howard and its Subsidiaries as at the respective dates and the consolidated results of operations, stockholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(l)            Systems and Processes.  Since December 31, 2012, Howard and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Howard in the Howard SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of Howard as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Howard required under the Exchange Act with respect to such reports. Since December 31, 2012, neither Howard nor, to Howard’s Knowledge, any employee, auditor, accountant or representative of any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Howard Financial Statements.  To Howard’s Knowledge, there has been no instance of fraud by any Howard Entity, whether or not material, that occurred during any period covered by the Howard Financial Statements.

(m)            Records. Howard and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Howard has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Howard’s outside auditors and the audit committee of Howard’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) and 15(d)-15(f) of the Exchange Act) which are reasonably likely to adversely affect Howard’s ability to accurately record, process, summarize and report financial information, and (y) to the Knowledge of Howard, any fraud, whether or not material, that involves management or other employees who have a significant role in Howard’s internal controls over financial reporting.

(n)            Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Howard Financial Statements included in the Howard SEC Documents is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X.  As of the date hereof, Dixon Hughes Goodman LLP has not resigned or been dismissed as a result of or in connection with any disagreements with Howard on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.6	Absence of Undisclosed Liabilities.

No Howard Entity has incurred any Liability, except for such Liabilities (a) incurred in the Ordinary Course of such Howard Entity since December 31, 2016, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheets of Howard as of June 30, 2017, included in the Howard Financial Statements at and for the period ended June 30, 2017.

5.7	Absence of Certain Changes or Events.

(o)            Since December 31, 2016, no events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Howard.

(p)            Since December 31, 2016, except with respect to this Agreement and the transactions contemplated hereby, (i) Howard and its Subsidiaries have carried on their respective businesses only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by Howard or any of its Subsidiary whether or not covered by insurance, and (iii) none of Howard nor any of its Subsidiaries has taken any action that would be prohibited by Section 1.80 if taken after the date hereof.

5.8	Tax Matters.

(q)            All Howard Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the Howard Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All Taxes of the Howard Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid.  There are no Liens for any Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Howard Entities.  No claim has ever been made in writing by an authority in a jurisdiction where any Howard Entity does not file a Tax Return that such Howard Entity may be subject to Taxes by that jurisdiction.

(r)            None of the Howard Entities has received any written notice of assessment or proposed assessment of Taxes not reflected in the Howard Financial Statements, and no disputes, claims, audits or examinations regarding any Taxes of any Howard Entity or the Assets of any Howard Entity are pending or have been threatened in writing. None of the Howard Entities has waived any statute of limitations in respect of any Taxes.

(s)            Each Howard Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to chapter 3 or chapter 4 of the Code or similar provisions under state and foreign Law. Each Howard Entity has complied in all material respects with all due diligence and reporting requirements with respect to customer accounts related to Tax that are imposed under the Code and similar provisions under state and foreign Law, including the collection, review and retention of any required withholding certificates or comparable documents and any notice received pursuant to Section 3604(a)(1) of the Code.

(t)            The unpaid Taxes of each Howard Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Howard Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Howard Entities in filing their Tax Returns.

(u)            None of the Howard Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Howard Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and, since December 31, 2012, none of the Howard Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Howard) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Howard is parent), or as a transferee or successor.

(v)            During the two-year period ending on the date hereof, none of the Howard Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(w)            None of the Howard Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Howard Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

5.9	Compliance with Laws.

(x)         Howard is duly registered as a bank holding company under the BHC Act.  Each Howard Entity has, and since December 31, 2012, has had, in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted or then conducted (and have paid all fees and assessments due and payable in connection therewith).  There has occurred no Default under any such Permit and to the Knowledge of Howard no suspension or cancellation of any such Permit is threatened.  None of the Howard Entities:

(i)	is in Default under any of the provisions of its charter, articles of incorporation or bylaws (or other governing instruments); or

(ii)	is in material Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(iii)
since December 31, 2012, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Howard Entity is not in material compliance with any Laws or Orders, or (ii) requiring any Howard Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, consent decree, commitment or memorandum of understanding, order of prohibition or suspension or other written statements as described under 12 U.S.C. 1818(u), or to adopt any board resolution or similar undertaking, which materially restricts the conduct of its business

(y)            Each Howard Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the United States Consumer Financial Protection Bureau, applicable Laws of the Federal Reserve, the FDIC and the MDOFR, all laws related to data protection or privacy, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, all Laws relating to the truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, and the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Gramm-Leach-Bliley Act, the BHC Act, and the FDIA, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Howard is “well-capitalized” (as that term is defined in applicable regulations).  Since December 31, 2012, neither Howard nor any Howard Entity has received any written communication from any Regulatory Authority asserting that any Howard Entity is not in compliance in any material respect with any Law. No proceeding or notice has been filed, given, commenced or, to the Knowledge of Howard, threatened against any of the Howard Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Contractors alleging any failure to so comply with all applicable Law

(z)         Howard has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 1.61 and Sections 1.73 and 1.77.

(aa)       Since December 31, 2012, Howard and each of its Subsidiaries has properly administered, in all material respects, all accounts for which Howard or any of its Subsidiaries acts as a fiduciary, including accounts for which Howard or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since December 31, 2012, none of Howard or any of its Subsidiaries, or, to Howard’s Knowledge, any director, officer, or employee of Howard or of a Subsidiary of Howard, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

5.10	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Howard, threatened against any Howard Entity, or against any director, employee or Employee Benefit Plan of any Howard Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Howard Entity.

5.11	Regulatory Reports.

Each of Howard and Howard Bank has duly filed with the Federal Reserve, the FDIC, the MDOFR and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, statements, required to be filed under any applicable Law (other than the SEC), including any and all federal and state banking Laws, and the requirements of the applicable Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of Howard or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or unresolved disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Howard or any of its Subsidiaries.

5.12	Community Reinvestment Act Compliance.

Howard Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed examination, and Howard has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Howard Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”

5.13	Agreements with Regulatory Authorities.

Neither Howard nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any formal or informal written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in Howard’s Disclosure Memorandum, a “Howard Regulatory Agreement”), nor has Howard or any of its Subsidiaries been advised in writing or, to Howard’s Knowledge, orally, since December 31, 2012, by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such Howard Regulatory Agreement.

5.14	Statements True and Correct.

(bb)      None of the information supplied or to be supplied by any Howard Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Howard with the SEC, will, when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The portions of the Registration Statement and the Proxy/Information Statement relating to Howard and its Subsidiaries and other portions within the reasonable control of Howard and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(cc)       None of the information supplied or to be supplied by any Howard Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy/Information Statement, and any other documents to be filed by any Howard Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed (or when incorporated by reference), and with respect to the Proxy/Information Statement, when first mailed to the stockholders of First Mariner and stockholders of Howard, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy/Information Statement or any amendment thereof or supplement thereto, at the time of the Howard’s Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Howard’s Stockholders’ Meeting.

5.15	Tax and Regulatory Matters.

No Howard Entity or, to the Knowledge of Howard, any Affiliate thereof has taken or agreed to take any action, and Howard does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.16	Ownership of First Mariner Common Stock.

Except as contemplated by the terms of this Agreement, neither Howard nor any of its Subsidiaries (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of First Mariner.

5.17	Brokers and Finders.

Except for Stephens Inc., none of Howard, Howard Bank nor any of their respective officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.18	Assets.

(dd)         Each Howard Entity has good and marketable title to those Assets reflected in the most recent Howard Financial Statements as being owned by such Howard Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except for Permitted Liens.  Howard or its Subsidiaries are the fee simple owner of all owned Real Property and the lessee of all leasehold estates each as reflected in the most recent Howard Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable.  There are no pending or, to the Knowledge of Howard, threatened condemnation or eminent domain proceedings against any Real Property that is owned or leased by Howard or its Subsidiaries.  Howard or its Subsidiaries own or lease all properties as are necessary to their operations as now conducted and no person has any option or right to acquire or purchase any ownership interest in the owned Real Property, or any portion thereof.

(ee)       Section 5.18(b) of the Howard Disclosure Memorandum sets forth a complete and correct list of all street addresses of all real property owned, leased or licensed by any Howard Entity or otherwise occupied by a Howard Entity or used or held for use by any Howard Entity other than OREO (collectively, the “Howard Real Property”).  Other than as set forth on Section 5.18(b) of the Howard Disclosure Memorandum, there are no Persons in possession of any portion of any of the Howard Real Property owned or leased by any Howard Entity other than such Howard Entity, and no Person other than a Howard Entity has the right to use or occupy for any purpose any portion of any of the Howard Real Property owned, leased or licensed by a Howard Entity.  There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Howard Real Property.

(ff)            All leases of Howard Real Property under which any Howard Entity, as lessee, leases Howard Real Property, are valid, binding and enforceable in accordance with their respective terms and such Howard Entity has good and marketable leasehold interests to all Howard Real Property leased by them. There is not under any such lease any material existing Default by any Howard Entity or, to Howard’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such leases have been paid.

(gg)      The Assets reflected in the most recent Howard Financial Statements which are owned or leased by the Howard Entities, and in combination with the Howard Real Property, the Intellectual Property of any Howard Entity, and contractual benefits and burdens of the Howard Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Howard Entities to operate consolidated businesses in the Ordinary Course.

5.19	Intellectual Property; Privacy.

(hh)      Each Howard Entity owns or has a valid license to use (in each case, free and clear of any Liens other than Permitted Liens) all of the material Intellectual Property necessary to carry on the business of such Howard Entity.  Each Howard Entity is the owner of or has a license to any material Intellectual Property sold or licensed to a third party by such Howard Entity in connection with such Howard Entity’s business operations, and such Howard Entity has the right to convey by sale or license any material Intellectual Property so conveyed.  No Howard Entity is in Default under any of its material Intellectual Property licenses.  No proceedings have been instituted, or are pending or to the Knowledge of Howard threatened, which challenge the rights of any Howard Entity with respect to Intellectual Property used, sold or licensed by such Howard Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property.  The conduct of the business of the Howard Entities and the use of any Intellectual Property by Howard or its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any other Person.  No Person has asserted to Howard or its Subsidiaries in writing that Howard or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person.  The validity, continuation and effectiveness of all licenses and other agreements relating to material Intellectual Property used by any Howard Entity in the Ordinary Course and the current terms thereof will not be affected by the transactions contemplated by this Agreement.

(ii)        (i) The computer, information technology and data processing systems, facilities and services used by Howard or its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Howard Systems”), are reasonably sufficient for the conduct of the respective businesses of Howard and its Subsidiaries as currently conducted; and (ii) the Howard Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Howard and each of its Subsidiaries as currently conducted.  To Howard’s Knowledge, no third party has gained unauthorized access to any Howard Systems owned or controlled by Howard or any of its Subsidiaries, and Howard and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Howard Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Howard and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank, and sufficient to reasonably maintain the operation of the respective businesses of Howard and each of its Subsidiaries in all material respects.

(jj)            Howard and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is reasonably protected against loss, damage, and unauthorized access, use, modification, or other misuse.  To Howard’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Howard, any of its Subsidiaries or any other Person.

5.20	Environmental Matters.

(kk)       Each Howard Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance, in all material respects, with all Environmental Laws.

(ll)            There is no Litigation pending or, to the Knowledge of Howard, threatened before any court, governmental agency, or authority or other forum in which any Howard Entity or any of its Operating Properties or Participation Facilities (or Howard in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Howard Entity or any of its Operating Properties or Participation Facilities, nor, to the Knowledge of Howard, is there any reasonable basis for any Litigation of a type described in this sentence.

5.21	Foreign Corrupt Practices.

No Howard Entity, or, to the Knowledge of Howard, any director, officer, agent, employee or other Person acting on behalf of a Howard Entity has, in the course of its actions for, or on behalf of, any Howard Entity (a) used any corporate funds of Howard or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of Howard or any of its Subsidiaries, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Howard or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Howard or any of its Subsidiaries, (e) established or maintained any unlawful fund of monies or other Assets of Howard or any of its Subsidiaries, (f) made any fraudulent entry on the Books and Records of Howard or any of its Subsidiaries or (g) violated or is in violation of any of the Money Laundering Laws and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Howard Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Howard, threatened.

5.22	Employee Benefit Plans.

(mm)     Section Article 5(mm) of Howard’s Disclosure Memorandum has a complete and accurate list of each Employee Benefit Plan currently adopted (including all amendments thereto), maintained by, sponsored in whole or in part by, or contributed to by any Howard Entity or ERISA Affiliate thereof for the benefit of its or their employees, retirees, directors, independent contractors, or their dependents, spouses, or other beneficiaries or under which its or their employees, retirees, former employees, directors, independent contractors, or their dependents, spouses, or other beneficiaries are eligible to participate or with respect to which Howard or any ERISA Affiliate has or may have any obligation or Liability (collectively, the “Howard Benefit Plans”).

(nn)      Each Howard Benefit Plan is and has been maintained in material compliance with the terms of such Howard Benefit Plan, and in material compliance with the applicable requirements of the Code, ERISA, and any other applicable Laws. Each Howard Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter, or for a prototype or volume submitter plan, opinion letter, from the IRS that is still in effect and applies to the Howard Benefit Plan and on which such Howard Benefit Plan is entitled to rely.  Nothing has occurred and no circumstance exists that could reasonably be expected to adversely affect the qualified status of such Howard Benefit Plan.

(oo)      There are no threatened or pending claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits in the Ordinary Course, and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced that remain outstanding other than such routine claims in the Ordinary Course with respect to any Howard Benefit Plan.

(pp)      Each Howard Benefit Plan that is a health plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010. The Howard Entities maintain a health plan or plans that satisfies the requirements for “minimum essential coverage” under Section 4980H(a) of the Code (as applicable to “applicable large employers” within the meaning of Section 4980H(a) of the Code, without regard to whether any such Howard Entity is an “applicable large employer”), which minimum essential coverage satisfies an affordability safe harbor under Treasury Regulation Section 54.4980H-5 and provides “minimum value” as defined in Treasury Regulation Section 54.4980H-1(a)(28), and the Howard Entities offer such minimum essential coverage to all “full-time employees” (within the meaning of Section 4980H of the Code) and their dependents to the extent required under Section 4980H of the Code and the regulations thereunder.  None of the Howard Entities has or could reasonably be expected to have any material liability for Taxes under Sections 4975 through 4980 or Sections 4980C through 4980I of the Code.

(qq)      Neither Howard nor any ERISA Affiliate has at any time within the last six years, been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)).

(rr)            No Howard Entity has any Liability or obligation to provide postretirement medical or life insurance benefits to any Howard Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws or pursuant to individual employment agreements. There are no restrictions on the rights of each Howard Entity to amend or terminate any Howard Benefit Plan that is a retiree health or benefit plan described in the preceding sentence and such termination will not result in any material Liability thereunder.

5.23	State Takeover Statutes and Takeover Provisions.

Howard has taken all action required to be taken by it in order to exempt Howard, Howard Bank, First Mariner, this Agreement, the First Mariner Stockholder Consent, the First Mariner Stockholders Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws.  No Howard Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of First Mariner entitled to vote in the election of First Mariner’s directors.

5.24	Insurance.

Howard Entities are insured with reputable insurers against such risks and in such amounts as the management of Howard reasonably has determined to be prudent and consistent with industry practice. The Howard Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Howard Entities, Howard is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all material notices and claims thereunder have been filed in due and timely fashion.  To Howard’s Knowledge, no Howard Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Howard’s Knowledge, is the termination of any such policies threatened.

5.25	OFAC; Sanctions.

None of Howard, any Howard Entity, or any director, or officer, or to the Knowledge of Howard, any agent, employee, Affiliate or other Person acting on behalf of any Howard Entity is (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Sanctioned Countries, (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any Sanctions, (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

ARTICLE 6
 CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1	Affirmative Covenants of First Mariner.

(a)        From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Howard shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.1 of First Mariner’s Disclosure Memorandum, First Mariner shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the Ordinary Course, (b) use its reasonable best efforts to (i) preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and (ii) maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its executive officers and key employees, and (c) take no action which would reasonably be expected to impede or materially delay (i) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement, (ii) the consummation of the transactions contemplated by this Agreement or (iii) the performance of its covenants and agreements in this Agreement.

(b)            Beginning on the date that is two weeks after the date hereof, and every week thereafter, First Mariner shall provide to Howard a report describing all of the following which has occurred in the prior week: (i) approval of or entry into new Loans or commitments (including a letter of credit) for Loans with principal balances or commitments of $5,000,000 or more, (ii) renewals or extensions of existing Loans or commitments for any Loans of $5,000,000 or more, or (iii) material amendments or modifications to Loans with principal balances or commitments of $5,000,000 or more.

(c)            The First Mariner Entities will have, as of the Closing Date, paid all accrued salaries, wages, bonuses, commissions, incentives and other cash compensation due to be paid (under Ordinary Course payment practices) through the Closing Date, other than the bonuses and other payments to be paid to the individuals set forth in Section Article 6(c) of Howard’s Disclosure Memorandum.

6.2	Negative Covenants of First Mariner.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Howard shall have been obtained (which consent will not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein or as set forth in Section 1.79 of First Mariner’s Disclosure Memorandum, First Mariner covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(d)            amend the articles of incorporation, bylaws or other governing instruments of any First Mariner Entity;

(e)            incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank with a maturity of not more than six months at the time of borrowing, or receipt of advances under an existing line of credit, in each case,  incurred in the Ordinary Course);

(f)         repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any First Mariner Entity, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of First Mariner’s capital stock  or other equity interests;

(g)            issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of First Mariner Common Stock or any other capital stock of any First Mariner Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right of First Mariner or any First Mariner Entity;

(h)            directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any First Mariner Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Mariner Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any First Mariner Entity (unless any such shares of capital stock or other equity interests are sold or otherwise transferred to First Mariner) or (ii) any Asset other than in the Ordinary Course or pursuant to Contracts in force at the date of this Agreement;

(i)          (i) except for purchases of investment securities in the Ordinary Course, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than First Mariner, or otherwise acquire direct or indirect control over any Person; or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of First Mariner), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(j)          (i) grant any increase in compensation or benefits to the employees or officers of any First Mariner Entity, except (A) for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of First Mariner), in the Ordinary Course that do not exceed, in the aggregate 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, or (B) as required by Law, Contract (as in effect as of the date hereof and previously provided to Howard) or any First Mariner Benefit Plan (as in effect as of the date hereof and previously provided to Howard), (ii) pay any (x) severance or termination pay or (y) any bonus, other than severance or termination pay or bonus in the Ordinary Course, in either case other than pursuant to the First Mariner Benefit Plans in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any First Mariner Entity, (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any First Mariner Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or employee whose annual base compensation is greater than $100,000, other than for cause, or (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) other than to fill a new or existing vacancy in the Ordinary Course;

(k)            except for an amendment required by Law, enter into, amend or renew any employment Contract between any First Mariner Entity and any Person unless such Person has a salary not in excess of $100,000 per year and the applicable First Mariner Entity has an unconditional right to terminate such Contract without Liability (other than Liability for services already rendered);

(l)         except as required by Law, (i) adopt any new Employee Benefit Plan of any First Mariner Entity or terminate or withdraw from, or amend, any First Mariner Benefit Plan, (ii) make any distributions from such Employee Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any First Mariner Benefit Plan;

(m)            make any change in any Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(n)            commence any Litigation other than in the Ordinary Course or as permitted by Section 1.118, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any First Mariner Entity for money damages in excess of $100,000 or that would impose any restriction on the operations, business or Assets of any First Mariner Entity or the Surviving Bank or (ii) arising out of or relating to the transactions contemplated hereby;

(o)            (i) enter into, renew, extend, modify, amend or terminate any (A) Contract (1) with a term longer than one year or (2) that calls for aggregate payments of $100,000 or more, (B) First Mariner Contract, (C) Contract referenced in Section 1.48 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 1.49 (other than, in the case of sub-clauses (A) and (B), Contracts that can be terminated on less than 30 days’ notice with no prepayment penalty, Liability or other obligation); (ii) make any amendment or modification to any Contract described in clause (i), other than in the Ordinary Course; or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(p)            enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof);

(q)            make, or commit to make, any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(r)         except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, (ii) its hedging practices and policies or (iii) insurance policies including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;

(s)         cancel, compromise, waive or release any material indebtedness owed to any Person or any claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course, or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(t)         permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(u)            materially change or restructure its investment securities portfolio policy, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(v)            alter materially its interest rate or fee pricing policies with respect to depository accounts of any Subsidiaries of First Mariner or waive any material fees with respect thereto;

(w)            make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any First Mariner Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(x)         take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(y)            enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(z)         foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material;

(aa)       make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by First Mariner), except to (i) make new Loans not in excess of $8,000,000, (ii) make Loans or commitments for Loans that have previously been approved by First Mariner prior to the date of this Agreement not in excess of $8,000,000, (iii) with respect to amendments or modifications approved by First Mariner prior to the date hereof, amend or modify in any material respect any existing Loan rated “Special Mention” or worse by First Mariner (as rated by First Mariner or a Regulatory Authority of First Mariner) with total credit exposure not in excess of $2,000,000 or (iv) modify or amend any Loan in a manner that would result in any additional extension of credit (in connection with a troubled debt restructuring), principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by First Mariner, in each case not in excess of $1,000,000;

(bb)      other than in the Ordinary Course, repurchase or provide indemnification relating to Loans in in excess of $250,000 per occurrence, and in the aggregate in excess of $750,000;

(cc)      knowingly take any action that is reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(dd)      agree to take, make any commitment to take, or adopt any resolutions of First Mariner’s board of directors in support of, any of the actions prohibited by this Section 1.79.

6.3	Affirmative Covenants of Howard.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of First Mariner shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 1.80 of Howard’s Disclosure Memorandum, Howard shall, and shall cause each Subsidiary of Howard to, (a) operate its business only in the usual, regular, and ordinary course, consistent with past practice, (b) use its reasonable best efforts to (i) preserve intact its business (including its organization, Assets, goodwill and insurance coverage), (ii) maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its executive officers and key employees, (c) take no action which would reasonably be expected to impede or materially delay (i) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement, (ii) the consummation of the transactions contemplated by this Agreement or (iii) the performance of its covenants and agreements in this Agreement, and (d) consult with First Mariner as to the financial and regulatory implications of a Howard Acquisition Transaction and consider in good faith any concerns raised by First Mariner with respect to the financial and regulatory implications of a Howard Acquisition Transaction at least ten Business Days prior to entry into the definitive agreement related to a Howard Acquisition Transaction.

6.4	Negative Covenants of Howard.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of First Mariner shall have been obtained (which consent will not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein or as set forth in Howard’s Disclosure Memorandum, Howard covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(ee)       amend the articles of incorporation, bylaws or other governing instruments of Howard or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect First Mariner or the holders of First Mariner Common Stock adversely relative to other holders of Howard Common Stock;

(ff)            take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(gg)     other than in the Ordinary Course, repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Howard Entity, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Howard’s capital stock or other equity interests;

(hh)      directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Howard Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Howard Common Stock;

(ii)        enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof);

(jj)        make any change in any Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(kk)      make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Howard Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(ll)            knowingly take any action that is reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(mm)     agree to take, make any commitment to take, or adopt any resolutions of Howard’s board of directors in support of, any of the actions prohibited by this Section 1.81.

6.5	Reports.

Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.  If financial statements are contained in any such reports filed with the SEC and with respect to the financial statements in the Call Reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to the financial statements contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes.

ARTICLE 7
 ADDITIONAL AGREEMENTS

7.1	Registration Statement; Proxy/Information Statement; Stockholder Approval.

(a)            Howard and First Mariner shall prepare and file with the SEC, a joint proxy and information statement/prospectus in definitive form (including any amendments thereto, the “Proxy/Information Statement”) and Howard shall prepare and file with the SEC the Registration Statement (including the prospectus of Howard and Proxy/Information Statement constituting a part thereof and all related documents), subject to full cooperation of both Parties and their respective advisors and accountants. Howard and First Mariner agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy/Information Statement.  Each of Howard and First Mariner agrees to use all commercially reasonable efforts to cause the Registration Statement to be filed with the SEC as promptly as reasonably practical after the date of this Agreement and declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and First Mariner and Howard shall thereafter mail or deliver the Proxy/Information Statement to their respective stockholders promptly following the date of effectiveness of the Registration Statement.  Howard also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First Mariner shall furnish all information concerning First Mariner and the holders of First Mariner Common Stock and First Mariner Series A Preferred Stock as may be reasonably requested in connection with any such action.  Each of Howard and First Mariner agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy/Information Statement or any other statement, filing, notice or application made by or on behalf of Howard, First Mariner or their respective Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement.  First Mariner shall have the right to review and consult with Howard with respect to any information included in, the Registration Statement prior to its being filed with the SEC.  Howard will advise First Mariner, promptly after Howard receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Howard Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b)            Except as contemplated by Section 7.1(b) of First Mariner’s Disclosure Memorandum, First Mariner shall take all action necessary in accordance with this Agreement, MCFI, its articles of incorporation and its bylaws to secure the First Mariner Stockholder Approval, the 280G Approval and to approve such other matters as First Mariner deems appropriate. Concurrently with the execution of this Agreement, First Mariner shall deliver the First Mariner Stockholders Agreement executed by each First Mariner stockholder set forth on Exhibit 2. First Mariner shall also deliver the First Mariner Stockholder Consent executed by each First Mariner stockholder set forth on Exhibit 2 no later than one Business Day following the date hereof. First Mariner shall use commercially reasonable efforts to obtain an executed First Mariner Stockholder Consent from each First Mariner stockholder not set forth on Exhibit 2. First Mariner agrees that its obligations pursuant to this Section Article 7(b) shall not be affected by the commencement, proposal, disclosure or communication to First Mariner of any Acquisition Proposal, including a Superior Proposal, or in the event that the board of directors of First Mariner effects a Change in the First Mariner Recommendation.  First Mariner shall (i) through its board of directors recommend to its stockholders the approval and adoption of this Agreement (the “First Mariner Recommendation”), (ii) include such First Mariner Recommendation in the Proxy/Information Statement and (iii) use its reasonable best efforts to obtain the First Mariner Stockholder Approval.  Neither the board of directors of First Mariner nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Howard, the First Mariner Recommendation or take any action, or make any public statement, filing or release inconsistent with the First Mariner Recommendation (any of the foregoing being a “Change in the First Mariner Recommendation”).

(c)            Howard shall duly call, give notice of, establish a record date for, convene and hold a stockholders’ meeting (the “Howard’s Stockholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the approval of this Agreement, the Merger and the issuance of shares of Howard Common Stock in connection with the Merger (the “Howard Stockholder Approval”) and such other related matters as it deems appropriate.  Howard shall (i) through its board of directors, recommend to its stockholders the approval of this Agreement (the “Howard Recommendation”), (ii) include such Howard Recommendation in the Proxy/Information Statement and (iii) use its reasonable best efforts to obtain the Howard Stockholder Approval.

(d)            Howard shall, and shall cause Howard Bank to, take all corporate actions necessary to cause Howard Bank and Howard, as the sole stockholder of Howard Bank, to approve this Agreement and the Merger and grant Howard Bank the corporate authority necessary to consummate the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable following the execution of this Agreement.

7.2	Acquisition Proposals.

(e)            No First Mariner Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 1.84 by any Subsidiary or Representative of First Mariner shall constitute a breach of this Section 1.84 by First Mariner.

(f)         First Mariner and its Subsidiaries shall, and First Mariner shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Howard and its Representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

7.3	Exchange Listing.

Howard shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq the shares of Howard Common Stock to be issued to the holders of First Mariner Common Stock and First Mariner Series A Preferred Stock pursuant to the Merger, and Howard shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.4	Consents of Regulatory Authorities.

(g)            Howard and First Mariner and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all Permits and Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such Permits and Consents of all such third parties and Regulatory Authorities.  Howard shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable Law or Order; provided, that in no event shall Howard be required to accept any new restriction or condition on any of the Howard Entities or First Mariner Entities which is not customary in transactions similar to the Merger, which is materially burdensome on Howard’s business, including the business of Howard Bank, or on the business of First Mariner, in each case following the Closing or which would reduce the economic benefits of the transactions contemplated by this Agreement to Howard to such a degree that Howard would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”). Each of Howard and First Mariner shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and as promptly as practicable.  Each Party hereto agrees that it will consult with the other Party hereto with respect to the obtaining of all material Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”).  Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, the receiving Party shall, to the extent permitted by applicable Law (i) promptly advise the other Party of the receipt of such Regulatory Communication, (ii) provide the other Party with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof (other than portions of materials to be filed or submitted in connection therewith that contain confidential or non-public supervisory information or competitively sensitive business or proprietary information), and (iii) if permitted by the applicable Regulatory Authority, provide the other Party with the opportunity to participate in any meetings or substantive telephone conversations that the receiving party or its Representatives may have from time to time with any Regulatory Authority with respect to the transactions contemplated by this Agreement to the extent such meetings or telephone conversations do not contain or involve confidential or non-public supervisory information, competitively sensitive business or proprietary information.

(h)            Each Party agrees, upon request, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any Regulatory Authority.

7.5	Investigation and Confidentiality.

(i)          Each Party shall promptly notify the other Party of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving such Party or its Affiliates.

(j)         Each Party shall promptly advise the other Party of any fact, change, event or circumstance known to such Party (i) that has had or is reasonably likely to have a Material Adverse Effect on such Party or (ii) which such Party believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section Article 7(j) or the failure of any condition set forth in Section 1.101 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 1.101 to be satisfied.

(k)        Prior to the Effective Time, each Party shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall not unreasonably interfere with normal operations of the applicable Party. No Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would result in the loss of the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or Order.  The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  No investigation by a Party shall affect the ability of such Party to rely on the representations, warranties, covenants and agreements of the other Party.

(l)         Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

7.6	Press Releases.

First Mariner, Howard and Howard Bank agree that no press release or other public disclosure or communication (including communications to employees, agents and contractors of First Mariner) related to this Agreement or the transactions contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 1.88 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof.  The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7	Tax Treatment.

(m)            Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinions.  The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

(n)            Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Howard, Howard Bank and First Mariner shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any inconsistent position therewith in any Tax Return.

7.8	Employee Benefits and Contracts.

(o)            First Mariner shall cooperate with Howard to afford Howard reasonable access to the employees of First Mariner and its Subsidiaries during normal business hours at locations designated by Howard prior to the Closing.

(p)        For at least six months following the Effective Time, except as contemplated by this Agreement, Howard will provide to officers and employees who are actively employed by a First Mariner Entity on the Closing Date (“Covered Employees”) while employed by any Howard Entity following the Closing Date, employee benefits under Employee Benefit Plans, on terms and conditions which when taken as a whole are comparable to those currently provided by Howard Entities to their similarly situated officers and employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Howard Entity.  Until such time as Howard shall cause the Covered Employees to participate in the applicable Howard Employee Benefit Plans, the continued participation of the Covered Employees in the First Mariner Benefit Plans (other than any equity arrangement or plan that provides for benefits in connection with a change in control) shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Howard’s Employee Benefit Plans may commence at different times with respect to each of Howard’s Employee Benefit Plans).  Subject to the terms of each Howard Employee Benefit Plan, for purposes of participation, eligibility for a benefit level under a vacation, sick leave, paid time off or severance plan, and vesting, but not for purposes of benefit accrual, under Howard’s Employee Benefit Plans, the service of the Covered Employees prior to the Effective Time shall be treated as service with a Howard Entity participating in such employee benefit plans, to the same extent that such service was recognized by the First Mariner Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) that is grandfathered or frozen, either with respect to level of benefits or participation, or (y) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(q)            If requested by Howard in a writing delivered to First Mariner following the date hereof and prior to the Closing Date, the First Mariner Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective immediately prior to the Effective Time, any First Mariner Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Code Section 401(k) (a “401(k) Plan”).  First Mariner shall provide Howard with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give Howard a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by First Mariner), and prior to the Closing Date, First Mariner shall provide Howard with the final documentation evidencing the termination of the 401(k) Plans. In the event of termination of the 401(k) Plan, Howard and First Mariner shall use commercially reasonable efforts to afford participants in the 401(k) Plan who are Continuing Employees with outstanding participant loans under such plan to elect a rollover of the loan balance from the 401(k) Plan to a 401(k) plan of Howard in connection with an election by such participant to rollover his or her entire account in the 401(k) Plan to a 401(k) plan of Howard, subject to the terms and conditions of the Howard’s 401(k) plan and the requirements of the Howard’s 401(k) plan recordkeeper; provided, that each such loan satisfies all material legal requirements, is not a nonexempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code and is not in default as of the date of the rollover.

(r)            To the extent requested by Howard prior to the Closing Date, the First Mariner Entities shall cooperate in good faith with Howard to amend, freeze, terminate or modify any First Mariner Benefit Plan not covered by subsection (c) of this Section 1.90 in accordance with the terms of such plan or agreement and applicable Law, to be effective as of the Effective Time (or at such time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Closing Date. First Mariner shall provide Howard with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section Article 7(r), as applicable, and give Howard a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by First Mariner), and prior to the Closing Date, First Mariner shall provide Howard with the final documentation evidencing that the actions contemplated herein have been effectuated.

(s)            Prior to the Effective Time, First Mariner shall provide Howard with a true, correct and complete list of all employees whose employment terminated within the 90 days preceding the Closing Date, or whose work hours have been reduced within the six months preceding the Closing Date.  Such list will indicate the employee’s name, site of employment, position or job title, starting date, employing entity, date of employment loss, termination or layoff (if applicable), and the amount of hour reduction for each calendar month during the six month period (if applicable).

(t)         First Mariner shall establish a retention bonus pool based on the terms set forth in Section Article 7(t) of First Mariner’s Disclosure Memorandum. Howard and First Mariner shall agree on employees that shall be entitled to receive any retention bonus and shall jointly notify such employees.

(u)            Employees of First Mariner (other than those listed in Section Article 7(t)) of First Mariner’s Disclosure Memorandum as of the date of the Agreement who remain employed by First Mariner as of the Effective Time and whose employment is terminated by Howard (absent termination for cause) within the time period set forth in Section 7.8(g) of First Mariner’s Disclosure Memorandum shall receive severance pay equal to the amounts set forth in Section 7.8(g) of First Mariner’s Disclosure Memorandum.

(v)            Without limiting the generality of Section 1.118, the provisions of this Section 1.90 are solely for the benefit of the parties to this Agreement, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement: (i) establish, amend, or modify any First Mariner Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Howard, First Mariner or any of their respective Affiliates; (ii) alter or limit the ability of Howard or any of its Subsidiaries (including, after the Closing Date, the First Mariner Entities) to amend, modify or terminate any First Mariner Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, in accordance with the terms of such plan or agreement and applicable Law; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with  Howard or any of its Subsidiaries (including, following the Closing Date, the First Mariner Entities), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Bank, First Mariner, Howard or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of First Mariner or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.

(w)            To the extent any payments made with respect to, or which arise as a result of, this Agreement, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, First Mariner shall (i) within two Business Days following the date of this Agreement (and in any event prior to obtaining the consent of any recipient of such payment in accordance with (ii) below), disclose its calculations with respect to the excess parachute payments to Howard, along with the assumptions used to make the calculations and the data necessary for Howard to confirm the accuracy of the calculations, (ii) to the extent not already obtained, promptly obtain the consent of the recipient of any such payment that would otherwise be due and owing that such payment shall not be due and owing, paid or retained, absent 280G Stockholder Approval (as defined below), and (iii) promptly (and in any case prior to the Closing Date) cause all such payments to be adequately disclosed to, and submit such payments for approval by a vote of, the stockholders of First Mariner in a manner meeting the requirements of the Code and the applicable treasury regulations (“280G Stockholder Approval”), and in a manner reasonably satisfactory to Howard.  Howard shall have the right to review and approve (which approval will not be unreasonably withheld or delayed) any consent required by clause (ii) and any disclosure required by clause (iii) before such consent is sought or disclosure is made, as applicable.

7.9	Indemnification.

(x)         Howard shall indemnify, defend and hold harmless, the present and former directors or officers of the First Mariner Entities (each, an “Indemnified Party”) against all Costs and Expenses arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors or officers of First Mariner or, at First Mariner’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the MCFI and by First Mariner’s charter and amended and restated bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Howard Entity is insured against any such matter.  Without limiting the foregoing, in any case in which approval by Howard is required by First Mariner’s charter or amended and restated bylaws to effectuate any indemnification, Howard shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Howard and the Indemnified Party.

(y)            Howard shall use its reasonable best efforts (and First Mariner shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time First Mariner’s existing directors’ and officers’ liability insurance policy (provided that Howard may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of First Mariner given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Howard shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to First Mariner’s directors and officers, the amount set forth in Section Article 7(y) of First Mariner’s Disclosure Memorandum (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Howard shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Howard, or First Mariner in consultation with Howard, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section Article 7(y) at a premium not to exceed the Maximum Amount.  If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Howard may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Howard will have no further obligations under this Section Article 7(y) other than to maintain such “tail” prepaid policy.

(z)            Any Indemnified Party wishing to claim indemnification under Section Article 7(x), upon learning of any such Liability or Litigation, shall promptly notify Howard thereof, but the failure to so notify shall not relieve Howard of any Liability it may have to such Indemnified Party or any Litigation unless such failure adversely affects Howard with respect to such Liability or Litigation.  In the event of any such Litigation (whether arising before or after the Effective Time): (i) Howard shall have the right to assume the defense thereof and Howard shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Howard elects not to assume such defense or independent legal counsel for the Indemnified Party advises that there are substantive issues which raise conflicts of interest between Howard and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and Howard shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, that Howard shall be obligated pursuant to this Section Article 7(z) to pay for only one firm of counsel for all Indemnified Parties and shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; (ii) the Indemnified Party will cooperate in the defense of any such Litigation; and (iii) Howard shall not be liable for any settlement effected without its prior written consent; and provided, further, that Howard shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(aa)       If Howard or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if Howard (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Howard shall assume the obligations set forth in this Section 1.91.

(bb)      The provisions of this Section 1.91 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and its respective heirs and Representatives.

(cc)       Notwithstanding anything in this Section 1.91 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) the Howard’s board of directors determines that the payment will not materially affect Howard’s safety and soundness (provided that if there is a delay in paying such indemnification as a result of this subsection, such indemnification shall be made at such later time when such payment will not materially affect Howard’s safety and soundness); (ii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iii) the Indemnified Party agrees in writing to reimburse the Howard, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

7.10	Operating Functions.

First Mariner, Howard and Howard Bank shall cooperate with each other in connection with planning for the efficient and orderly combination of the Parties and the operation of Howard Bank (including the former operations of First Mariner) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Howard may decide.  First Mariner shall take any action Howard may reasonably request prior to the Effective Time to facilitate the combination of the operations of First Mariner with Howard.  Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party).  Without limiting the foregoing, senior officers of First Mariner and Howard shall meet from time to time as First Mariner or Howard may reasonably request to review the financial and operational affairs of First Mariner, and First Mariner shall give due consideration to Howard’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) neither Howard nor Howard Bank shall under any circumstance be permitted, directly or indirectly, to exercise control of First Mariner or any of its Subsidiaries prior to the Effective Time, (b) First Mariner shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, and (c) First Mariner shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

7.11	Stockholder Litigation.

Each of Howard and First Mariner shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Howard or First Mariner, as applicable, threatened against Howard, First Mariner or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Howard, First Mariner or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. First Mariner shall permit Howard  to participate in the defense or settlement of any stockholder litigation against First Mariner and/or its directors relating to the transactions contemplated by this Agreement, and no settlement of any such litigation shall be agreed to without Howard’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.12	Legal Conditions to Merger.

Subject in all respects to Sections 1.83 and 1.86 of this Agreement, each of Howard and First Mariner shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Consent or Order by, any Regulatory Authority and any other third party that is required to be obtained by First Mariner or Howard or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Howard, on the one hand, and a Subsidiary of First Mariner, on the other hand) or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Howard.

7.13	Change of Method.

Howard may at any time change the method of effecting the Merger if and to the extent requested by Howard, and First Mariner agrees to enter into such amendments to this Agreement as Howard may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to First Mariner’s stockholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

7.14	Takeover Laws.

None of Howard, Howard Bank or First Mariner shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Howard, Howard Bank and First Mariner shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Howard, Howard Bank and First Mariner will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

7.15	Exemption from Liability Under Section 16(b).

The board of directors of Howard, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of First Mariner Common Stock, First Mariner Series A Preferred Stock or First Mariner Stock Options and (ii) any acquisitions of Howard Common Stock pursuant to the transactions contemplated by this Agreement and by those officers and directors of First Mariner subject to the reporting requirements of Section 16(a) of the Exchange Act who, immediately following the Merger, will be officers or directors of Howard subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

7.16	First Mariner Closing Financial Statements.

 At least eight Business Days prior to the Effective Time, First Mariner shall provide Howard with First Mariner’s consolidated financial statements presenting the financial condition of First Mariner and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time and First Mariner’s consolidated results of operations, cash flows, and stockholders’ equity for the period from January 1, 2017 through the close of business on the last day of the last month ended prior to the Effective Time (the “First Mariner Closing Financial Statements”); provided, that if the Effective Time occurs in the month of January or on or before the 15th Business Day of any other month or there are less than 10 Business Days between the satisfaction of the conditions in Article 8 and the Effective Time, First Mariner shall have provided consolidated financial statements as of and through the second month preceding the Effective Time.  Such financial statements shall be accompanied by a certificate of First Mariner’s chief financial officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of First Mariner in all material respects. Such financial statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, in each case except as may be otherwise indicated in the notes thereto or the omission of footnotes (where applicable) and subject to normal year-end adjustments.  Such First Mariner Closing Financial Statements shall also reflect as of their date accruals for all fees, costs, and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the transactions contemplated by this Agreement and shall be accompanied by a certificate of First Mariner’s chief financial officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 1.98 and continue to reflect accurately, as of the date of such certificate, the consolidated financial condition, results of operations, cash flows and stockholders’ equity of First Mariner in all material respects, in each case except as may be otherwise indicated in the notes thereto or the omission of footnotes (where applicable) and subject to normal year-end adjustments.

7.17	Corporate Governance.

(dd)      Directors. Howard shall take, and shall cause Howard Bank to take, all appropriate action so that, as of the Effective Time, the number of directors constituting the board of directors of Howard and the board of directors of Howard Bank shall be increased to 14 members and the reconstituted board of directors of Howard and the board of directors of Howard Bank shall consist of the individuals set forth on Section Article 7(dd) of Howard’s Disclosure Memorandum.

(ee)      Advisory Board. Howard shall take, and shall cause Howard Bank to take, all appropriate action so that, as of the Effective Time, Howard Bank shall have an advisory board consisting of the individuals and on the terms set forth on Section Article 7(ee) of Howard’s Disclosure Memorandum.

(ff)            Officers. Howard shall take, and shall cause Howard Bank to take, all appropriate action so that, as of the Effective Time, the executive officers of Howard and Howard Bank shall include the individuals and titles set forth on Section Article 7(ff) of Howard’s Disclosure Memorandum.

ARTICLE 8
 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 1.111:

(a)         Stockholder Approval.

(i)
The stockholders of First Mariner shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

(ii)
The stockholders of Howard shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

(iii)
The stockholder of Howard Bank shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

(b)            Regulatory Approvals.  (i) All required regulatory approvals from the Federal Reserve, FDIC, the Commissioner and MDOFR, and any other Regulatory Authority and (ii) any other regulatory approvals or consents contemplated by Sections 4.2(c) and 5.3(c) the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Howard, Howard Bank and First Mariner (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition as determined by Howard in its sole discretion.

(c)        Legal Proceedings.  No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement (including the Merger).

(d)        Registration Statement.  The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)         Exchange Listing.  The shares of Howard Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

(f)         Other Documents.  Howard and First Mariner shall have executed and delivered to the other party such other documents, instruments, understandings, or agreements in connection with the transactions contemplated by this Agreement reasonably requested by such other Party.

(g)            Tax Matters.  Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of First Mariner and Howard reasonably satisfactory in form and substance to such counsel.

8.2	Conditions to Obligations of Howard.

The obligations of Howard to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Howard pursuant to Section 10.6(a):

(h)            Representations and Warranties.  For purposes of this Section 8.2(a), the accuracy of the representations and warranties of First Mariner set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 4.1, 4.2(a), 4.3(a), 4.3(c), 4.9(a), and 4.33 shall be true and correct in all respects (except for inaccuracies in Section 4.3(a), Section 4.3(c) and which are de minimis in amount).  The representations and warranties set forth in Sections 4.2(b), 4.2(c), 4.2(d), 4.3(b), 4.3(d), 4.5, 4.24, 4.26, 4.27, and 4.30 shall be true and correct in all material respects; provided, that, for purposes of this sentence only, the representations and warranties referenced in this sentence which are qualified by reference to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.  The representations and warranties set forth in each other section in Article 4 shall be true and correct in all respects except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(i)          Performance of Agreements and Covenants.  Each and all of the agreements and covenants of First Mariner to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(j)          Certificates.  First Mariner shall have delivered to Howard (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to First Mariner and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by First Mariner’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Howard and its counsel shall request.

(k)            FIRPTA Certificate.  First Mariner shall have delivered to Howard a certificate stating that First Mariner Common Stock is not a “United States real property interest” within the meaning of Section 897(c)(1)(A)(ii) of the of the Code satisfying the requirements of §§1.897-2(h) and 1.1445-2(c)(3) of Title 26 of the Code of Federal Regulations, in form and substance satisfactory to First Mariner.

(l)         Dissenting Shares.  Holders of not more than five percent of the outstanding shares of First Mariner Common Stock and First Mariner Series A Preferred Stock, considered as a single class, shall have demanded, properly and in writing, appraisal for such shares of First Mariner Common Stock and First Mariner Series A Preferred Stock held by each such holder under Section 3-719 of the MCFI.

(m)            Termination of Contracts; Third Party Consents. First Mariner shall have delivered to Howard evidence satisfactory to Howard in its discretion that (i) each Contract listed in Section 1.49 of First Mariner’s Disclosure Memorandum (except for Contracts between First Mariner and its wholly owned Subsidiaries entered into in the Ordinary Course) has been terminated in its entirety and (ii) the Consents from counterparties to the Contracts set forth in Section Article 8(m)(ii) of Howard’s Disclosure Memorandum.

(n)            Employment Agreements. Howard and the individuals set forth in Section Article 8(n) of Howard’s Disclosure Memorandum shall have entered into employment agreements substantially in the forms attached hereto as Exhibit 4, which are reasonably satisfactory in form and substance to Howard and such employment agreements are effective as of the Effective Time.

8.3	Conditions to Obligations of First Mariner.

The obligations of First Mariner to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Mariner pursuant to Section 10.6(b):

(o)            Representations and Warranties.  For purposes of this Section Article 8(o), the accuracy of the representations and warranties of Howard set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties of Howard set forth in Sections Article 5(g) and Article 5(i) shall be true and correct in all respects (except for inaccuracies in Section Article 5(g) and Article 5(i) which are de minimis in amount) (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 1.53 shall be disregarded).  The representations and warranties of Howard set forth in Sections 5.3(a), Article 5(h) and 1.69 shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 1.53 shall be disregarded).  Subject to the standard set forth in Section 1.53, the representations and warranties set forth in each other section in Article 5 shall be true and correct in all respects.

(p)            Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Howard to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(q)            Certificates.  Howard shall have delivered to First Mariner (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Howard and in Sections Article 8(o) and Article 8(p) have been satisfied, and (ii) certified copies of resolutions duly adopted by Howard’s and Howard Bank’s boards of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Mariner and its counsel shall request.

ARTICLE 9
 TERMINATION

9.1	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of First Mariner, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)            By mutual written agreement of Howard and First Mariner;

(b)            By either Party in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval provided that the Party seeking to terminate this Agreement pursuant to this Section Article 9(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section Article 9(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order, (iii) the stockholders of First Mariner fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby where such matters were presented to such stockholders for approval and voted upon, including the failure to obtain the First Mariner Stockholder Approval, or (iv) the stockholders of Howard fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby, including the issuance of the shares of Howard Common Stock in connection with the Merger, at the Howard’s Stockholders’ Meeting where such matters were presented to such stockholders for approval and voted upon;

(c)            By either Party in the event that the Merger shall not have been consummated by July 31, 2018, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section Article 9(c);

(d)            By Howard in the event that the board of directors of First Mariner has (i) failed to recommend the Merger and the approval of this Agreement by the stockholders of First Mariner, (ii) breached the terms of Section 1.84 in any respect adverse to Howard, (iii) failed to deliver the First Mariner Stockholder Consent executed by each First Mariner stockholder set forth on Exhibit 2 by or before the first Business Day following the date of this Agreement, or (iv) breached its obligations under Section 1.83 by failing to submit the Proxy/Information Statement to the First Mariner stockholders in accordance with Section 1.83;

(e)         By First Mariner in the event that the board of directors of Howard has (i) failed to recommend the Merger and the approval of this Agreement by the stockholders of Howard or otherwise effected a Change in the Howard Recommendation or (ii) breached its obligations under Section 1.83 by failing to call, give notice of, convene and/or hold Howard’s Stockholders’ Meeting in accordance with Section 1.83;

(f)         By Howard in the event that any of the conditions precedent to the obligations of Howard to consummate the Merger contained in Section 8.2 cannot be satisfied or fulfilled by the date specified in Section Article 9(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Howard’s failure to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the breach by Howard of any of its material representations or warranties contained in this Agreement);

(g)        By First Mariner in the event that any of the conditions precedent to the obligations of First Mariner to consummate the Merger contained in Section 8.2 cannot be satisfied or fulfilled by the date specified in Section Article 9(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of First Mariner’s failure to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the breach by First Mariner of any of its material representations or warranties contained in this Agreement);

(h)            By Howard, if the FDIC or MDOFR has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains or would result in the imposition of a Burdensome Condition and there is no meaningful possibility that such Requisite Regulatory Approval could be revised prior to the date specified in Section Article 9(c) so as not to contain or result in a Burdensome Condition; provided, that if the Burdensome Condition relates to a Howard Acquisition Transaction, as determined in writing by the FDIC or MDOFR, Howard shall not have the right to terminate this Agreement pursuant to this Section 9.1(h);
(i)         By Howard or First Mariner if the FDIC or MDOFR shall have requested in writing that Howard, Howard Bank, First Mariner or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval; or

(j)          By First Mariner, if the board of directors of First Mariner so determines by a vote of at least two-thirds of the members of the entire board of directors of First Mariner, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)	The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Howard Ratio”) shall be less than 0.80; and

(ii)
(x) the Howard Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If First Mariner elects to exercise its termination right pursuant to this Section 9.1(j), it shall give written notice to Howard (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Howard shall have the option to increase the consideration to be received by the holders of First Mariner Common Stock and First Mariner Series A Preferred Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Howard Ratio. If Howard so elects within such five-day period, it shall give prompt written notice to First Mariner of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(j) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 9.1(j) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of Howard Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the Howard Common Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Howard Common Stock actually trade on NASDAQ.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Howard Common Stock on NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

9.2	Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 1.103, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party hereto for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (i) the provisions of this Section 1.104, Section 7.5(d), and Article 10, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or intentional breach by that Party of this Agreement occurring prior to such termination or abandonment. In addition, in the event of the termination and abandonment of this Agreement pursuant to Section Article 9(b)(iii) or Section Article 9(d) and, within 12 months of the date of termination of the Agreement, First Mariner enters into an Acquisition Agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, then Section 7 and Section 10 of the Confidentiality Agreement, shall become void and have no further force or effect if such sections are not otherwise terminated by their terms.

9.3	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 1.105, Sections 7.5(d), 7.7, 7.8 and 7.9, and Articles 1, 2, 3 and 10.

ARTICLE 10
 MISCELLANEOUS

10.1	Definitions.

(a)         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, stock purchase agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to First Mariner or publicly announced to First Mariner’s stockholders and whether binding or non-binding) by any Person (other than a Howard Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person or “Group” (other than a Howard Entity) of 20% or more in interest of the total outstanding voting securities of First Mariner or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than a Howard Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of First Mariner or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving First Mariner or any of its Subsidiaries pursuant to which the stockholders of First Mariner immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of First Mariner and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of First Mariner.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to the applicable Party and its Subsidiaries or relating to their business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in Baltimore, Maryland are authorized or obligated by Law or executive order to close.

 “Call Reports” mean the applicable Party’s Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

“Change Date” means June 17, 2014.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement by and between First Mariner and Howard, dated as of May 11, 2017.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Contractors” means each independent contractor, consultant, freelancer or other service provider.

“Costs and Expenses” means any and all judgments, penalties, fines and amounts paid in settlement and all expenses actually incurred, including, reasonable and out-of-pocket attorneys’ fees and costs, retainers, court costs, arbitration and mediation costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, federal, state, local or foreign taxes imposed on an Indemnified Party as a result of the actual or deemed receipt of any payments under Section 1.91, ERISA excise taxes and penalties and any other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in or otherwise participating in a Litigation for which an Indemnified Party is entitled to indemnification pursuant to Section 1.91.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Articles 4 and 5, as applicable. or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Party making the representation or warranty.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, phantom equity, employee stock ownership, share purchase, severance, retention, vacation, bonus, commission, incentive compensation, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, policy, program or arrangement providing compensation or other benefits, including employment and change in control agreements (but excluding offer letters or oral agreements in each case for at-will employment without any severance rights), whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), stock appreciation rights, restricted stock units, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interest of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a First Mariner Entity would be treated as a single employer under Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“First Mariner Common Stock” means the shares of common stock, $10.00 par value per share, of First Mariner.

“First Mariner Entities” means, collectively, First Mariner and all of its Subsidiaries.

“First Mariner Financial Statements” means (i) the consolidated statement of financial condition (including related notes and schedules, if any) of First Mariner as of June 30, 2017, and as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three and six months ended June 30, 2017, and for each of the fiscal years ended December 31, 2016, 2015, and 2014, as filed by First Mariner in Call Reports (and, in the case of the annual financial statements, as audited and made available to the stockholders of First Mariner) and (ii) the consolidated statements of financial condition of First Mariner (including related notes and schedules, if any) and related statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in Call Reports filed by First Mariner with respect to periods ended subsequent to June 30, 2017.

“First Mariner Series A Preferred Stock” means the shares of the Series A Non-Voting Non-Cumulative Perpetual Preferred Stock, par value $10.00 per share, of First Mariner.

“First Mariner Stock Option Plan” means the 1st Mariner Bank 2015 Equity Incentive Plan.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Howard Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) whereby Howard, Howard Bank or any of their Subsidiaries: (i) acquires or purchases, directly or indirectly, 50% or more in interest of the total outstanding voting securities of any Person, whether by merger, consolidation, business combination, acquisition of securities or similar transaction or (ii) purchase, lease, exchange, license or acquire 50% or more of the consolidated Assets of a Person.

“Howard Capital Stock” means, collectively, Howard Common Stock, any preferred stock of Howard and any other class or series of capital stock of Howard.

“Howard Common Stock” means the shares of common stock, par value $0.01 per share, of Howard.

“Howard Entities” means, collectively, Howard, Howard Bank and all of their Subsidiaries.

“Howard Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of Howard as of June 30, 2017, and as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the quarter and six months ended June 30, 2017, and for each of the three fiscal years ended December 31, 2016, 2015, and 2014, as filed by Howard in SEC Documents, and (ii) the consolidated balance sheets of Howard (including related notes and schedules, if any) and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2017.

“Howard Options” means each option or other Equity Right to purchase shares of Howard Common Stock pursuant to stock options or stock appreciation rights.

“Howard Stock Plans” means the existing stock option and other stock-based compensation plans of Howard designated as follows: Howard Bancorp 2004 Incentive Stock Option Plan, Howard Bancorp 2004 Incentive Stock Option Plan, and Howard Bancorp, Inc. 2013 Equity Incentive Plan.

 “Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief financial officer, chief risk officer (in the case of Howard), chief accounting officer (in the case of Howard), chief operating officer, chief credit officer, general counsel (in the case of Howard), or any senior, executive or other vice president in charge of human resources of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which a Party or any of its Subsidiaries is party as a creditor.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Howard, Howard Bank and First Mariner, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“Nasdaq” means the NASDAQ Capital Market.

“Ordinary Course” means the conduct of the business of the applicable Party in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with the applicable Party’s practices and procedures prior to and as of such date.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“OREO” means “other real estate owned” or words of similar import as reflected in the First Mariner Financial Statements or Howard Financial Statements, as applicable.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means any of First Mariner, Howard or Howard Bank, and “Parties” means First Mariner, Howard, and Howard Bank.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Per Share Cash Amount” means $32.50 per share.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or information set forth in its SEC Documents that were filed prior to the date hereof.

“Registration Statement” means the Registration Statement on Form S‑4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Howard under the Securities Act with respect to the shares of Howard Common Stock to be issued to the stockholders of First Mariner pursuant to this Agreement.

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the OCC, the FDIC, the MDOFR, the IRS, the DOL, the PBGC, the Consumer Financial Protection Bureau and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, prospectuses, reports, schedules, and other documents filed, together with any amendments thereto, by Howard or any of Howard’s Subsidiaries with the SEC on or after January 1, 2017.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), including such corporations, associations, or other business entities acquired as a Subsidiary of the entity in question after the date hereof and held as a Subsidiary at the Effective Time, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of First Mariner determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to First Mariner’s stockholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Howard), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Howard in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “100%”.

 “Surviving Bank” means Howard Bank as the surviving Maryland trust company resulting from the Merger.

 “Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

10.2	Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

280G Stockholder Approval	54
401(k) Plan	53
Agreement	1
ALLL	28

Average Closing Price	63
Burdensome Condition	50
Canceled Shares	3
Certificate	3
Change in the First Mariner Recommendation	49
Chosen Courts	78
Closing	2
Closing Date	2
Commissioner	2
Covered Employees	52
Derivative Transaction	25
Determination Date	64
DOL	21
Effective Time	2
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	3
FDIA	11
FDIC	11
Final Index Price	64
First Mariner	1
First Mariner Benefit Plans	21
First Mariner Contracts	24
First Mariner Dissenting Shares	8
First Mariner Recommendation	49
First Mariner Regulatory Agreement	25
First Mariner Stock Option	4
First Mariner Stockholder Agreement	1
First Mariner Stockholder Approval	9
First Mariner Stockholder Consent	1
First Mariner Termination Fee	75
First Mariner Warrant	4
Howard	1
Howard Bank	1
Howard Benefit Plans	41
Howard Certificates	5
Howard Ratio	63
Howard Real Property	38
Howard Recommendation	49
Howard Regulatory Agreement	37
Howard Reimbursement Amount	75
Howard SEC Reports	32
Howard Stockholder Approval	49
Howard Systems	39
Howard Termination Fee	75
Howard’s Stockholders’ Meeting	49
Indemnified Party	54
Index Group	64
Index Price	64
Index Ratio	63
IRS	21

Maximum Amount	55
MCFI	1
MDOFR	2
Merger	1
Merger Consideration	3
MGCL	2
Money Laundering Laws	19
OFAC	29
PBGC	21
Permitted Liens	15
Pool	27
Proxy/Information Statement	48
Real Property	15
Regulatory Communication	50
Requisite Regulatory Approvals	59
Sanctioned Countries	29
Sanctions	29
Sarbanes-Oxley Act	18
Starting Date	64
Starting Price	64
Systems	16
Takeover Laws	26
Tax Opinion	60

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger.  Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery)  by one Party or its representatives to the other Party and its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3	Expenses.

(b)            Except as otherwise provided in this Section 1.108, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy/Information Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy/Information Statement.

(c)         Notwithstanding the foregoing, if:

(i)
Either First Mariner or Howard terminates this Agreement pursuant to Sections Article 9(b)(iii) or Article 9(c) or Howard terminates this Agreement pursuant to Section Article 9(f), and at the time of such termination, any Person has made and not withdrawn an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and within 12 months of such termination First Mariner shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction (provided, that for purposes of this Section Article 10(c)(i), each reference to “20%” and “80%” in the definition of Acquisition Transaction shall be deemed to be a reference to “50%”), whether or not such Acquisition Transaction is subsequently consummated; or

(ii)	Howard shall terminate this Agreement pursuant to Section Article 9(d),

then First Mariner shall pay to Howard an amount equal to $7,500,000 (the “Howard Termination Fee”).  In the event First Mariner terminates this Agreement pursuant to Section 9.1(e), then Howard shall pay to First Mariner an amount equal to $7,500,000 (the “First Mariner Termination Fee”).  In the event that Howard or First Mariner terminates this Agreement pursuant to Section Article 9(b)(iv), then Howard shall reimburse First Mariner for all of its all fees, costs, and expenses incurred in connection with the transactions contemplated by this Agreement upon delivery by First Mariner of written evidence of receipts and invoices and written confirmation of payments of such fees, costs and expenses (the “First Mariner Reimbursement Amount”); provided, that Howard shall not be obligated to pay any of such fees, costs and expenses that exceeds $750,000, in the aggregate.  The payment of the Howard Termination Fee by First Mariner or the First Mariner Termination Fee or First Mariner Reimbursement Amount by Howard pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Howard in the event of termination of this Agreement pursuant to Sections Article 9(b)(iii), Article 9(c), Article 9(d) or Article 9(f), and First Mariner in the event of termination of this Agreement pursuant to Sections Article 9(b)(iv) or Article 9(e). If the Howard Termination Fee shall be payable pursuant to subsection (i) of this Section Article 10(c), the Howard Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Howard Termination Fee or First Mariner Termination Fee shall otherwise be payable pursuant to this Section 10.3(b), the Howard Termination Fee or First Mariner Termination Fee, as applicable, shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.  Howard shall pay the Howard Reimbursement Amount within two Business Days of receipt of written evidence of all invoices, receipts and confirmations of payment.

(d)            The Parties acknowledge that the agreements contained in paragraph (b) of this Section 1.108 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if either Party fails to pay any fee payable by it pursuant to this Section 1.108 when due, then such Party shall pay to the other Party its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment

10.4	Entire Agreement; Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of First Mariner and Howard, the exhibits, the schedules, and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, including the Confidentiality Agreement.  Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 1.91 and Section 7.17. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after First Mariner Stockholder Approval, Howard Stockholder Approval, or approval by the sole stockholder of Howard Bank of this Agreement has been obtained; provided, that after obtaining First Mariner Stockholder Approval, Howard Stockholder Approval or approval of the sole stockholder of Howard Bank, there shall be made no amendment that requires further approval by such First Mariner stockholders, Howard Bank stockholder or Howard stockholders, respectively, unless such further approval of such stockholders is obtained.

10.6	Waivers.

(e)            Prior to or at the Effective Time, Howard, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Mariner, to waive or extend the time for the compliance or fulfillment by First Mariner of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Howard under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Howard.

(f)         Prior to or at the Effective Time, First Mariner, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Howard, to waive or extend the time for the compliance or fulfillment by Howard of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Mariner under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of First Mariner.

(g)            The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Howard:	Howard Bancorp, Inc. 6011 University Blvd. Suite 370 Ellicott City, MD 21043 Facsimile Number: (410) 750-8588 Attention: Mary Ann Scully

Copy to Counsel:
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Facsimile Number: (202) 778-5988
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com
Attention: Christopher DeCresce
Email: cdecresce@cov.com

First Mariner:	First Mariner Bank 3301 Boston Street Baltimore, MD 21224 Facsimile Number: (410) 510-1489 Attention: Robert D. Kunisch, Jr.

Copy to Counsel:	Venable LLP Suite 900 750 East Pratt Street Baltimore, Maryland 21202 Facsimile Number: (410) 244-7546 Attention: Michael D. Schiffer

10.9	Governing Law; Jurisdiction; Waiver of Jury Trial.

(h)            The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Maryland without regard to the conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(i)            Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Maryland (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(j)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10	Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.

10.11	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement.  It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties waives any defense in any action for specific performance that a remedy at law would be an adequate remedy.

10.14	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15	Disclosure.

Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement in any schedule or exhibit attached hereto or in any Disclosure Memorandum shall apply only to, or only qualify, the indicated Section of this Agreement, except to the extent that (a) any other Section of this Agreement specifically referenced or cross-referenced in such disclosure or (b) the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections of this Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HOWARD BANCORP, INC.

By:	/s/ Mary Ann Scully
Name: Mary Ann Scully
Title: President, Chairman and Chief Executive Officer

HOWARD BANK

By:	/s/ Mary Ann Scully
Name: Mary Ann Scully
Title: President, Chairman and Chief Executive Officer

FIRST MARINER BANK

By:	/s/ Robert Kunisch
Name: Robert Kunisch
Title: Chief Executive Officer

Exhibit 1

Form of First Mariner Stockholder Agreement

Stockholder Agreement

This Stockholder Agreement (this “Agreement”) is entered into as of August 14, 2017 (the “Agreement Date”), by and among Howard Bancorp, Inc., a Maryland corporation (“Howard”), Howard Bank, a Maryland chartered trust company and wholly owned subsidiary of Howard (“Howard Bank”), and the undersigned stockholders (each such undersigned, as to himself, herself or itself, “Stockholder”) of First Mariner Bank, a Maryland chartered trust company (the “Bank”).  Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).  If the terms of this Agreement conflict in any way with the terms of the Merger Agreement, then the terms of the Merger Agreement shall control.

RECITALS

A.            Stockholder has executed and delivered this Agreement in connection with, and concurrently with the execution and delivery of, that certain Agreement and Plan of Reorganization, dated as of August 14, 2017 (the “Merger Agreement”), by and among Howard, Howard Bank, and the Bank, pursuant to which the Bank will merge with and into Howard Bank with Howard Bank to survive such merger and become a wholly owned subsidiary of Howard (the “Merger”).

B.            Immediately after the execution and delivery of the Merger Agreement, Stockholder shall execute and deliver a stockholder consent of the Bank (the “Bank Stockholder Consent”) approving the Merger Agreement and approving, among other things, the Merger and the other transactions contemplated by the Merger Agreement.

C.            Stockholder understands and acknowledges that the Bank, Howard Bank and Howard are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and other agreements contained in the Merger Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as set forth herein.

1.          Restrictions on Shares.

1.1            Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order, by operation of law or pursuant to the Merger Agreement), sell, exchange, pledge or otherwise dispose of or encumber any of the Shares (as defined in Section 3.1), or enter into any agreement or other arrangement relating thereto, at any time prior to the Expiration Time (as defined below); provided, that Stockholder may (a) if Stockholder is a partnership, limited liability company or corporation, distribute Shares to its partners, members and equity holders (as applicable), (b) if Stockholder is an individual, transfer any of the Shares to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes, and (c) transfer any of the Shares upon the death or dissolution of Stockholder (each, a “Permitted Transfer”); provided, further, that any such transfer shall be permitted only if, as a condition to the effectiveness of such transfer, (x) the transferee agrees in writing to be bound by all of the terms of this Agreement and (y) such transfer would not require registration pursuant to any applicable federal or state securities laws or result in the Bank being required to register any class of its equity securities with the U.S. Securities and Exchange Commission.  As used herein, the term “Expiration Time” as it applies to a Stockholder shall mean the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with Article 9 of the Merger Agreement and (iii) the termination of this Agreement as it applies to a Stockholder by mutual consent of Howard and such Stockholder.

1.2            Until the Expiration Time and except pursuant to the terms of this Agreement, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement with respect to any of the Shares.

1.3            Any shares of capital stock of the Bank (“Bank Capital Stock”) that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the Agreement Date and prior to the Expiration Time, including by reason of (i) exercise, conversion or exchange of any other Bank securities or (ii) any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted a portion of the Shares.

2.         Agreement to Vote Shares.  Prior to the Expiration Time, at every meeting of the Bank’s stockholders called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written resolution or consent of the Bank stockholders with respect to any of the following, Stockholder shall vote the Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent against any Adverse Proposal (as defined below); provided, that nothing herein shall preclude Stockholder from exercising full power and authority to vote the Shares in Stockholder’s sole discretion for or against any proposal submitted to a vote of the Bank’s stockholders to approve any payment that, in the absence of such approval, constitutes a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).  “Adverse Proposal” means (i) any Acquisition Proposal, (ii) any change in a majority of the board of directors of the Bank, (iii) any amendment to the Bank’s charter or bylaws not approved in writing by Howard, (iv) any material change in the capitalization of the Bank (including the terms of any Bank securities) or the Bank’s corporate structure (other than, if applicable, the conversion of shares of the Series A Non-Voting Non-Cumulative Perpetual Preferred Stock, par value $10.00 per share, of the Bank (the “Bank Series A Preferred Stock”) into shares of common stock, $10.00 par value per share, of the Bank (the “Bank Common Stock”), (v) any action that would reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Bank in the Merger Agreement and that would reasonably be expected to preclude fulfillment of a condition precedent under the Merger Agreement to the Bank’s or Howard’s obligation to consummate the Merger or the other transactions contemplated by the Merger Agreement (“Transactions”), (vi) any action that would reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Stockholder in this Agreement, or (vii) any other matter that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions.
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3.         Representations and Warranties of Stockholder.  Stockholder hereby represents and warrants to Howard and Howard Bank as follows, which representations and warranties are accurate in all respects as of the Agreement Date, will be accurate in all respects at all times through the Expiration Time and will be accurate in all respects as of the Closing as if made at that time:

3.1            Ownership of Securities.  As of the Agreement Date, Stockholder is the beneficial owner of that number of shares of the Bank Capital Stock set forth on the signature page executed by Stockholder (all such shares beneficially owned by Stockholder on the Agreement Date, collectively, the “Shares”) and, except as otherwise set forth on the signature page executed by Stockholder, did not acquire any shares of Bank Capital Stock in contemplation of the Merger.  Excluding any Equity Rights for any Bank Capital Stock or any other Bank securities, the Shares constitute Stockholder’s entire interest in all the outstanding shares of Bank Capital Stock.  No Person who is not a party hereto (or such signatory’s spouse for purposes of applicable community property laws) has a beneficial interest in or a right to acquire or vote any of the Shares except as set forth in that certain Stockholders’ Agreement dated June 17, 2014, by and among the Bank and certain stockholders of the Bank named therein and that certain Registration Rights Agreement dated June 17, 2014, by and among the Bank and certain stockholders of the Bank named therein  (collectively, the “Bank Equity Documents”) that will be waived pursuant to Section 5 below (other than, if Stockholder is a partnership or a limited liability company, the rights and interests of Persons that own partnership interests or limited liability company membership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law, or if the Stockholder is a trust, the beneficiaries thereof).  The Shares are not subject to any Liens (other than Liens created pursuant hereto) except as set forth in the Bank Equity Documents. On the Closing Date, the Shares will not be subject to any Liens (other than Liens created pursuant hereto).  If Stockholder has purchased or otherwise acquired any Bank Capital Stock subject to repurchase by the Bank, Stockholder has timely filed all elections and notices under Section 83(b) of the Code with respect to such Bank Capital Stock.  Stockholder’s principal residence or place of business is set forth on the signature page hereto.

3.2            Power, Authorization and Validity.  If Stockholder is an entity, Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Stockholder has all requisite power and authority (if Stockholder is an entity) or legal capacity (if Stockholder is a natural person) to enter into this Agreement, and each other agreement, document or certificate to which he, she or it may become a party pursuant to this Agreement or the Merger Agreement (each, a “Stockholder Ancillary Agreement”), and to perform his, her or its obligations under this Agreement and each Stockholder Ancillary Agreement.  The execution and delivery of this Agreement and each Stockholder Ancillary Agreement by Stockholder and the consummation by Stockholder of the Transactions have been duly authorized by all necessary action, if any, on the part of Stockholder.  This Agreement has been, and on the Closing Date each Stockholder Ancillary Agreement will have been, duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
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3.3            No Conflict.  The execution and delivery by Stockholder of this Agreement and any Stockholder Ancillary Agreement and the consummation of the Merger or any other Transaction do not, and Stockholder’s performance of his, her or its obligations under this Agreement and any Stockholder Ancillary Agreement will not: (i) result in the creation of any Liens (other than Liens created pursuant hereto) on any of the Shares or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) if Stockholder is an entity, any provision of the organizational documents of Stockholder, each as currently in effect, (B) any Contract to which Stockholder is a party or by which Stockholder or any of the Shares is bound or affected or (C) any Legal Requirement.

3.4        No Consents.  No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Entity or other Person is necessary or required to be made or obtained by Stockholder to enable Stockholder to lawfully execute and deliver, enter into, and perform his, her or its obligations under this Agreement or any Stockholder Ancillary Agreement.

3.5       Legal Proceedings.  As of the Agreement Date, there is no private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom for which Stockholder has received written notice (each, a “Legal Proceeding”) pending against Stockholder before any Governmental Entity that relates in any way to this Agreement, the Merger Agreement, any Stockholder Ancillary Agreement or any of the Transactions.  To the knowledge of Stockholder, no such Legal Proceeding has been threatened.

3.6        No Brokers.  Stockholder is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of the Merger Agreement or in connection with the Merger or any other Transaction.  Neither Howard nor the Surviving Corporation shall incur any Liability, either directly or indirectly, to any such investment banker, broker, advisor, finder or similar party as a result of the Merger Agreement or the Merger or any other Transaction.

3.7       Tax Matters.  Stockholder has had an opportunity to review with his, her or its own tax advisors the tax consequences of the Merger, the Transactions and any Stockholder Ancillary Agreements. Stockholder understands that he, she or it must rely solely on his, her or its advisors and not on any statements or representations made by Howard, the Bank or any of their agents or representatives.  Stockholder understands that Stockholder (and not Howard, the Bank or Howard Bank) shall be responsible for any tax liability of Stockholder that may arise as a result of the Merger or the Transactions.

4.          Covenants of Stockholder.  Stockholder hereby covenants to Howard and Howard Bank as follows:

4.1            Compliance.  Prior to the Expiration Time, Stockholder (in his, her or its capacity as such) shall not take any action that would (a) make any representation or warranty contained herein untrue or incorrect in any material respect or (b) reasonably be expected to have the effect of impairing the ability of Stockholder to perform his, her or its obligations under this Agreement or any Stockholder Ancillary Agreement (as defined in Section 3.2) or preventing or materially delaying the consummation of any of the Transactions; provided that nothing contained in this Section 4.1 shall be construed to prohibit Stockholder as a director of the Bank from exercising his or her duties to the Bank or its stockholders under any Law or taking on behalf of the Bank any of the actions permitted to be taken by the Bank under Section 6.1 of the Merger Agreement.
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4.2            No Solicitation.  Stockholder acknowledges that he, she or it has received a copy of the Merger Agreement.  Until the Expiration Time, Stockholder (in his, her or its capacity as such) shall not, directly or indirectly, take any action prohibited by Section 7.2 of the Merger Agreement.  In the event Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the Agreement Date, Stockholder shall promptly inform the Bank, and the Bank shall inform Howard as contemplated by Section 7.2 of the Merger Agreement, as to any such matter and the details thereof to the maximum extent possible without violating his, her or its duties.

4.3            Irrevocable Consent.  Stockholder hereby agrees, except as may be requested by Howard, not to modify, revoke or rescind the Bank Stockholder Consent executed by Stockholder or any resolution contained therein and further agrees not to adopt any resolutions modifying, rescinding or revoking the Bank Stockholder Consent executed by Stockholder or any resolution contained therein or otherwise precluding the adoption of the Merger Agreement or the approval of the principal terms of the Merger, at any time prior to the Effective Time.  Stockholder agrees that he, she or it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any Litigation, in law or in equity, in any court or before any Governmental Entity, that (i) challenges the validity of or seeks to enjoin the operation of any provision of the Bank Stockholder Consent or this Agreement or the execution and delivery of the Merger Agreement and the consummation of the Merger and the other Transactions or (ii) alleges that the execution and delivery of the Bank Stockholder Consent, or this Agreement by Stockholder, either alone or together with any other voting or stockholder agreements and proxies to be delivered in connection with the execution of the Merger Agreement, breaches any duty of the board of directors of the Bank or any member thereof or of any holder of Bank Capital Stock or other Bank securities.

5.         Consent and Waiver; Termination of Existing Agreements.  Stockholder hereby gives, effective upon the execution and delivery by such Stockholder of a Bank Stockholder Consent, any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party or subject, or in respect of any rights Stockholder may have in connection with the Merger or the other Transactions (whether such rights exist under the charter or bylaws of the Bank as amended to date, any Contract of the Bank or under statutory or common law or otherwise).  Without limiting the generality or effect of the foregoing, Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement and the consummation of the Merger and the other Transactions, or to the execution and delivery of a Bank Stockholder Consent by Stockholder or any other Bank Stockholder or to seek damages or other legal or equitable relief in connection therewith (except as otherwise provided in the Merger Agreement).  If and to the extent Stockholder is a party to any of the agreements set forth on Exhibit A hereto, Stockholder hereby agrees to the termination of such agreements and the waiver of any rights of first refusal, preemptive rights, rights to notice, rights to consent, rights of co-sale, registration rights, information rights or any other similar rights, such termination and waiver to be contingent upon, and effective immediately prior to, the Effective Time.
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6.            Dissenters’ Rights.  Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

7.            Miscellaneous.

7.1            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)            if to Howard or Howard Bank, to:

Howard Bancorp, Inc.
6011 University Drive
Suite 370
Ellicott City, MD 21043
 Attention:  George C. Coffman
     Executive Vice President, Chief Financial Officer
Facsimile No.:  (410) 750-8588
 Telephone No.:  410.750.0020

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
 One CityCenter
850 Tenth Street, NW
Washington, DC 20001-4956
Attention:  Michael P. Reed
Facsimile No.:    (202) 778-5988
 Telephone No.: (202) 662-5988

(ii)	if to Stockholder, at the address set forth below Stockholder’s signature on the signature page executed by Stockholder, or such other address for Stockholder on file with the Surviving Corporation.

7.2            Interpretation.  When a reference is made herein to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Where a reference is made to a Contract, instrument or law, such reference is to such Contract, instrument or law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein.  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted assigns of that person and (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”  References to a Person are also to its permitted successors and assigns.
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7.3            Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Howard will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Howard upon any such violation of this Agreement or the Bank Stockholder Consent, Howard shall have the right to enforce such covenants and agreements and the Bank Stockholder Consent by specific performance, injunctive relief or by any other means available to Howard at law or in equity, and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

7.4            Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart.  The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein.  All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

7.5            Entire Agreement; Non-assignability; Parties in Interest; Assignment.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including the Irrevocable Proxy) (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder.  The provisions of this Agreement (other than the provisions of Section 1, and Section 2 and as contemplated by Section 7.12) shall survive the Effective Time and the closing of the Transactions.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto, and any such assignment or delegation that is not consented to shall be null and void, except that Howard may assign this Agreement to any direct or indirect wholly owned subsidiary of Howard without the prior consent of any other party hereto.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including any Person to whom any Shares are sold, transferred or assigned).
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7.6            Amendment; Waiver.  Subject to applicable Law, Howard and Stockholder may amend this Agreement as it applies to Stockholder at any time pursuant to an instrument in writing signed by or on behalf of each of Howard and Stockholder.  At any time, either Howard or Stockholder may, to the extent legally allowed, waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and/or waive compliance with any of the agreements or conditions for the benefit of such party contained herein pursuant to an instrument in writing signed on behalf of such party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

7.7            Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.8            Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

7.9            Governing Law.  This Agreement, all acts and Transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Maryland without reference to such state’s principles of conflicts of law that would refer a matter to another jurisdiction.  Each of the parties hereto (i) irrevocably consents to the exclusive jurisdiction of any court located within the State of Maryland, in connection with any matter based upon or arising out of this Agreement or the matters contemplated by this Agreement, (ii) agrees that process may be served upon them in any manner authorized by the laws of the State of Maryland for such persons and (iii) waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

7.10     Additional Documents, Etc.  Each of the parties hereto shall execute and deliver any additional documents reasonably necessary to carry out the purpose and intent of this Agreement.  Without limiting the generality or effect of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Howard to deliver a copy of this Agreement to the Bank and hereby agrees that each of the Bank and Howard may rely upon such delivery as conclusively evidencing the consents, waivers and terminations of Stockholder referred to in Section 5, in each case for purposes of all agreements and instruments to which such consents, waivers and/or terminations are applicable or relevant.
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7.11      Rules of Construction.  Each of the parties hereto agree that they have been (or have had the opportunity to be) represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

7.12      Termination.  The representations and warranties set forth herein shall terminate on the Expiration Time, and shall be null and void in all respects after the Expiration Time.  All covenants and agreements contained herein shall survive the Expiration Time to the fullest extent permitted by law or for such shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, any breach thereof shall survive to the fullest extent permitted by law. Notwithstanding the foregoing, nothing herein shall relieve Stockholder from liability in connection with (i) any breach of Stockholder’s representations and warranties contained in Section 3.1 of this Agreement or (ii) any breach of covenants and agreements contained herein if the Expiration Time occurs pursuant to clause (ii) of the definition of Expiration Time in Section 1.1 of this Agreement.

[SIGNATURE PAGE FOLLOWS]
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IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be executed as of the date first above written.

Howard Bancorp, Inc.:

By:
Name:
Title:

Howard Bank:

By:
Name:
Title:

[Signature Page to Stockholder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be executed as of the date first above written.

Stockholder:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

(Social Security or Tax I.D. Number)

Shares beneficially owned on the date hereof (collectively, the Shares):

shares of Bank Common Stock

shares of Bank Series A Preferred Stock

[Signature Page to Stockholder Agreement]

EXHIBIT A

Agreements to Be Terminated

1.	Stockholders’ Agreement dated June 17, 2014, by and among the Bank and certain stockholders of the Bank named therein

2.	Registration Rights Agreement dated June 17, 2014, by and among the Bank and certain stockholders of the Bank named therein

Exhibit 2

List of Signatories to First Mariner Stockholder Consent and First Mariner Stockholder Agreement

Priam Capital Fund 1 LP
Greenhill Capital Partners III L.P.
Patriot Financial Partners II, L.P.
Greenhill Capital Partners (Employees) III L.P.
Skye Fund III
Patriot Financial Partners Parallel II, L.P.
Keyser-First Mariner, LLC
Macks Managed Investments I, LLC
Greenhill Capital Partners (Cayman Islands) III L.P.
Greenhill Capital Partners (GHL) III L.P.
Robert D. Kunisch, Jr.
Jack E. Steil
Jennifer W. Reynolds
W. Gary Dorsch
James T. Dresher, Jr.
Howard P. Feinglass
Josh E. Fidler
Boris M. Gutin
Michael B. High
Otto J. Talbott, II

Exhibit 3

Form of First Mariner Stockholder Consent

FORM OF
WRITTEN CONSENT OF THE
 STOCKHOLDERS OF

FIRST MARINER BANK
(a Maryland chartered trust company)

August 15, 2017

Pursuant to Section 2-505 of the Maryland General Corporation Law (the “MGCL”), each of the undersigned, being the beneficial owner of that number of shares of the common stock, par value $10.00 per share (“Bank Common Stock”), and/or Series A Non-Voting Non-Cumulative Perpetual Preferred Stock, par value $10.00 per share (“Bank Series A Preferred Stock”), of First Mariner Bank, a Maryland chartered trust company (the “Bank”) as set forth on the signature page hereto, does hereby consent to and approve the adoption of the following resolutions without a meeting, effective as of the date first set forth above:

Approval and Adoption of Agreement and Plan of Reorganization

WHEREAS, the Board of Directors of the Bank (the “Board”) has determined that it is in the advisable and best interests of the Bank and its stockholders that the Bank merge with Howard Bank, a Maryland trust company (“Howard”), through a statutory merger (the “Merger”) of the Bank with Howard in which Howard would survive the Merger, pursuant to an Agreement and Plan of Reorganization in substantially the form attached hereto as Exhibit A (the “Merger Agreement”) by and among the Bank, Howard,  and Howard Bancorp, Inc., a Maryland corporation (the “Bancorp”) that is the sole stockholder of Howard;

WHEREAS, the Board, by resolutions duly adopted by the unanimous vote of the Board, has (1) approved the Merger Agreement and approved the Merger, (2) determined that the terms and conditions of the Merger and the Merger Agreement and the Bank’s entry into the Merger Agreement are advisable and in the best interests of the Bank, (3) directed that the approval of the Merger Agreement be submitted to the Bank’s stockholders for consideration and (4) recommended that all of the Bank’s stockholders approve the Merger Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the Merger, the Merger Agreement and the terms of the Merger Agreement and all transactions and ancillary agreements contemplated thereby (including, without limitation, the allocation of the consideration payable thereunder) be and hereby are approved.

RESOLVED FURTHER, that each of the undersigned stockholders hereby irrevocably waives any and all rights of first refusal or similar rights, together with any related notification rights such stockholder might assert, now or in the future, in connection with any sale of the Bank’s securities pursuant to the Merger Agreement.

RESOLVED FURTHER, that the officers of the Bank, and each of them with full authority to act without the others, are hereby authorized to execute and deliver the Merger Agreement and all ancillary agreements contemplated thereby on behalf of the Bank and to do all things necessary or desirable, in their sole discretion, to effect the Merger, to carry out the Bank’s obligations under the Merger Agreement, and to otherwise carry out the purposes and intent of these resolutions, including without limitation the execution, delivery and filing of such other documents and instruments to and with such persons or officials as the officers of the Bank, or any of them, may deem appropriate, and the payment of all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement.

Waiver of Appraisal Rights and Dissenters’ Rights

WHEREAS, each of the undersigned stockholders is hereby advised that, by its, his or her execution of this Written Consent, the undersigned shall not be entitled to appraisal or dissenters’ rights under Sections 3-719 and 3-720 of the Maryland Code, Financial Institutions (the “MCFI”), a copy of which is attached hereto as Exhibit B;

NOW THEREFORE BE IT RESOLVED, that the undersigned stockholder, with respect only to himself, herself or itself, hereby (i) acknowledges that he, she or it (a) has received and read a copy of Sections 3-718, 3-719 and 3-720 of the MCFI, and (b) is aware of his, her or its rights to dissent to the Merger and request an appraisal of fair market value of shares of capital stock of the Bank held by him, her or it pursuant to Sections 3-718, 3-719 and 3-720 of the MCFI, and (ii) irrevocably waives appraisal rights under Sections 3-718, 3-719 and 3-720 of the MCFI in connection with the Merger and the other transactions contemplated by the Merger Agreement.

General Authority

NOW THEREFORE BE IT RESOLVED, that all actions previously taken by officers or directors of the Bank that are approved by the resolutions set forth in this action by written consent are hereby ratified, confirmed, approved and adopted; and

RESOLVED FURTHER, that the officers of the Bank, and each of them with full authority to act without the others, are hereby authorized to do or cause to be done any and all such further acts and to do all things necessary or desirable, in their sole discretion, to otherwise carry out the purposes and intent of the resolutions in this action by written consent.

The undersigned, being a stockholder of the Bank, does hereby consent to the approval and adoption of the foregoing resolutions, effective as of the date first set forth above.

Stockholder:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

(Social Security or Tax I.D. Number)

Shares beneficially owned on the date hereof:

shares of Bank Common Stock

shares of Bank Series A Preferred Stock

[Signature Page to Written Consent of Stockholders of First Mariner Bank]

EXHIBIT A

MERGER AGREEMENT

See attached.

EXHIBIT B

Sections 3-718, 3-719 and 3-720 of the Maryland Code, Financial Institutions

See attached.

Exhibit 4

Forms of Employment Agreements

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 14, 2017 between Howard Bank (the “Bank” or “Employer”), a Maryland-chartered trust company, and _______________, a resident of the State of Maryland (the “Executive”).

RECITALS

A.            Howard Bancorp, Inc., Howard Bank and First Mariner Bank have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Merger Agreement”), pursuant to which First Mariner Bank shall be merged with and into Howard Bank (the “Merger”).

B.            The Executive and First Mariner Bank previously entered into an Amended and Restated Employment Agreement, effective May 1, 2017 (the “Key Employment Agreement”).

C.            The Bank desires to employ the Executive following the Merger pursuant to the terms of this Agreement, and the Executive desires to be so employed.

D.            If the Merger Agreement is terminated prior to the consummation of the Merger in accordance with its terms, this Agreement shall be of no force or effect.

NOW, THEREFORE, in consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.	DEFINITIONS. WHENEVER USED IN THIS AGREEMENT, THE FOLLOWING TERMS AND THEIR VARIANT FORMS WILL HAVE THE MEANING SET FORTH BELOW:

1.1	“Agreement” means this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2
“Affiliate” means any business entity which controls the Employer, is controlled by or is under common control with the Employer.  Unless the context requires otherwise, the term “Employer” used in this Agreement shall include all Affiliates.

1.3	“Area” means the geographic area within a radius of 20 miles of any office or facility maintained by the Employer from time to time during the Term (as defined below).

1.4	“Board” means the board of directors of the Bank.

1.5	“Business of the Employer” means all banking and financial products and services that are offered by the Employer during the Term.

1.6	“Cause” means any of the following events or conduct preceding a termination of employment initiated by the Employer:

(a)
any act on the part of the Executive that constitutes, in the reasonable judgment of the Board, fraud or dishonesty toward the Employer, toward any employee, officer or director of the Employer, or toward any person doing business  with  the Employer;

(b)
the conviction of the Executive of any felony or any other crime involving moral turpitude (including a plea of nolo contendere) or an indictment or criminal charge for such crime, if, in the judgment of the Board, such indictment or charge materially interferes with the Executive’s discharge of his employment duties or obligations under this Agreement;

(c)
the Executive’s diversion of any business opportunity from the Employer, or the Executive’s entering into any transaction or contractual relationship with, or  on behalf of, the Employer without the prior written consent of the Board, which constitutes a conflict of interest, impermissible self-dealing, or other violation of the Employer’s policies or code of conduct; provided, however, such conduct will not constitute Cause unless the Board delivers to the Executive written notice setting forth (1) the conduct deemed to qualify as Cause, (2) reasonable remedial action that might remedy such objection, and (3) a reasonable time (not less than 30 days) within which the Executive may take such remedial action, and the Executive has not taken the specified remedial action with the specified  reasonable time;

(d)	the Executive breaches any of the covenants contained in Sections 5, 6, 7 or 8 hereof;

(e)	the Executive fails to discharge his material duties and obligations contained in this Agreement;

(f)
the Executive engages in willful misconduct, including sexual harassment or abuse of alcohol or drugs, which materially and adversely affects the Executive’s performance of his employment duties or materially endangers the reputation of the Bank or Company; or

(g)
conduct by the Executive that results in removal of the Executive as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

1.7	“Change in Control” means the first to occur of any one of the following events after the Effective Date:

(a)
the acquisition by any person, persons acting in concert or by an entity of the then outstanding voting securities of either the Bank or the Company, if, as the result of the transaction, the acquiring person, persons or entity owns securities representing more than 50% of the total voting power of the Bank or the Company, as the case may be;

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(b)
within any 12-month period (beginning after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such 12-month period (the “Incumbent Directors”) cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; provided further that any director who is elected in connection with the Merger shall be deemed to be an Incumbent Director;

(c)
the approval by the stockholders of either the Bank or the Company of a reorganization, merger, tender offer, exchange offer or consolidation, with respect to which those persons who were the stockholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entities; or

(d)	the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party.

1.8	“Code” means the Internal Revenue Code of 1986, as amended.

1.9	“Company” means any entity that, on or after the Effective Date, controls the Bank.

1.10	“Company Information” means Confidential Information and Trade Secrets.

1.11
“Confidential Information” means data and information relating to the Employer’s business (which does not rise to the status of a Trade Secret) that is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which (a) has value to the Employer and is not generally known to its competitors, or (b) which is confidential to third parties and entrusted to Employer or Executive, as a consequence of or through his relationship to the Employer, by or on behalf of third parties.  Confidential Information does not include any data or information that: (i) the Executive can show was already lawfully known to the Executive prior to the Executive’s receipt of the Confidential Information from the Employer; (ii) the Executive can show was independently developed by the Executive without use of, or reliance upon, any of the Confidential Information; (iii) is publicly available or becomes publicly available without breach of this Agreement by the Executive; (iv) is rightfully received by the Executive from a third party who is not under a duty of confidentiality to the Employer; or (v) is disclosed by the Executive with the Employer’s prior written approval.

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1.12	“Effective Date” means the Closing Date (as defined in the Merger Agreement).

1.13
“Employer Materials” means embodiments of Company Information, such as documents, media, electronic copies, or other items containing Company Information, including all work product, deliverables, works of authorship, inventions (whether patentable or not), results, documentation and other materials developed, conceived, reduced to practice or otherwise made by Executive as a result of or in connection with Executive’s services to Employer including employment with the Employer’s predecessor, First Mariner Bank.

1.14	“Federal Deposit Insurance Act” means the Federal Deposit Insurance Act of 1950, as amended.

1.15	“Good Reason” means the existence of any of the following conditions preceding a termination of employment initiated by the Executive:

(a)	a material diminution in the powers, responsibilities or duties of the Executive hereunder;

(b)	a material breach of the terms of this Agreement by the Employer;

(c)
a change in the location of the principal office of the Executive more than 20 miles from its existing location, which the Employer and Executive hereby agree to be a material change in the location at which the Executive provides services under this Agreement; provided, however, that any change in connection with a relocation of First Mariner Bank or the Bank contemplated by the Merger Agreement shall not be the basis for Good Reason;

(d)	a material reduction in the Executive’s Base Salary, as defined in Section 4.1(a) hereof, other than an across-the-board reduction for all senior executives; or

(e)	the Employer’s election not to extend the Agreement, as described in Section 3.1;

provided, however, that no termination of employment that is triggered by any conduct or event described in this Section 1.15 shall constitute a termination of employment for Good Reason unless (i) the termination occurs within one year following the initial existence of one or more of the conditions set forth above, and (ii) the Executive has first provided the Employer with the opportunity to cure the event or conduct by giving the Employer a written notice within 90 days of the initial existence of one or more of the conditions set forth above describing in sufficient detail the Executive’s belief that a Good Reason exists, the Employer fails to cure the condition prior to the expiration of a 30-day cure period, beginning with the date such notice is received by the Employer, and Executive terminates employment within 30 days following the expiration of the cure period.
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For the avoidance of doubt, neither the Merger nor any organizational changes or changes in Executive’s role in connection therewith shall give rise to Good Reason.

1.16
“Permanent Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.  Permanent Disability shall also include a determination of disability that qualifies the Executive for receiving payments under any long-term disability insurance policy maintained by the Employer under which the Executive is entitled to benefits, provided that the definition of disability applied under that policy complies with the requirements of Treasury Regulation § 1.409A-3(i)(4).

1.17
“Trade Secrets” means information, such as technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers, which:

(a)
derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)	is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.18	“Treasury Regulation” means 26 C.F.R., the regulations promulgated under the Code.

2.	DUTIES.

2.1
The Executive shall be employed as President of the Bank and President of the Company, shall report to and be subject to the direction of the Chief Executive Officer, and must perform and discharge well and faithfully the duties which may be assigned to the Executive from time to time by the Employer in connection with the conduct of its business.  The Bank anticipates, but makes no assurances that, commensurate with Executive’s role as President, the Company will include Executive on the recommended slate of directors presented to the stockholders at each stockholders meeting during the Term pursuant to which Executive's term as a director would expire unless nominated and re-elected.

2.2	In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive must:
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(a)
devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)	diligently follow and implement all management policies and decisions communicated to the Executive by the Chief Executive Officer and the Board;

(c)	timely prepare and forward to the Chief Executive Officer and to the Board all reports and accounting as may be requested of the Executive; and

(d)	act in the best interest of the Employer and protect the business and reputation of the Employer.

2.3
The Executive must devote the Executive’s entire business time, attention and energies to the Employer’s business and must not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this will not be construed as preventing the Executive from:

(a)
investing the Executive’s personal assets in businesses which are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which the Executive’s participation is solely that of an investor;

(b)
passive ownership of securities in any corporation whose securities are regularly traded provided that such purchase will not result in Executive collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

(c)
participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching, subject to any directions or limitations that might be established by the Chief Executive Officer and the Board from time to time.

3.	TERM AND TERMINATION.

3.1
Term.  The initial term of this Agreement will commence on the Effective Date and continue until March 31, 2021. Commencing on March 31, 2021, and continuing on each March 31st thereafter (in each case an “Anniversary Date”), this Agreement shall be extended for one additional year unless written notice that the Agreement will not be extended is provided to the Executive at least 60 days prior to such Anniversary Date.  The initial term and any extensions thereof made pursuant to this Section 3.1 are referred to as the “Term.”  The Employer’s election not to extend this Agreement shall not constitute termination of the Executive’s employment for purposes of this Agreement, but may constitute “Good Reason” as set forth herein.

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3.2	Termination. The employment of the Executive under this Agreement may be terminated prior to the expiration of the Term only as follows, subject to the conditions set forth below:

3.2.1	By the Employer:

(a)
for Cause at any time, upon written notice to the Executive, (such notice and termination may be immediate, except as provided in Section 1.6(c)), in which event the Employer will have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of the termination; or

(b)
without Cause at any time, upon written notice to the Executive, in which event the Employer will be required to make the termination payments (i) under Section 3.7(b) if the termination is effective within 12 months following a Change in Control or (ii) otherwise under Section 3.7(a).

3.2.2	By the Executive:

(a)
for Good Reason as provided in Section 1.15, in which event the Employer will be required to make the termination payments (i) under Section 3.7(b) if the termination is effective within 12 months following a Change in Control or (ii) otherwise under Section 3.7(a); or

(b)
without Good Reason, with 30 days’ written notice, in which event the Employer will have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.3
By the Executive within 12 months following a Change in Control; provided that the Executive gives at least 30 days’ prior written notice to the Employer of the Executive’s intention to terminate employment with such resignation to be effective immediately at the end of such 30-day period, in which event the Employer will have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.4
At any time upon mutual, written agreement of the parties, in which event the Employer will have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

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3.2.5
Immediately upon the Executive’s death, in which event the Employer will have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination.

3.2.6
By either the Employer or the Executive upon the Permanent Disability of the Executive, in which event the Employer will be required to make the termination payments described under Section 3.7(a); provided that such payment obligations shall be reduced if and to the extent that the Executive receives payments under any disability insurance or other program maintained by the Employer.

3.3
Effect of Termination.  Termination of the employment of the Executive pursuant to Section 3.2 will be without prejudice to any right or claim that may have previously accrued to either the Employer or the Executive hereunder and will not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

3.4
Suspension With Pay.  Nothing contained herein will preclude the Employer from releasing the Executive of the Executive’s normal duties and suspending the Executive, with pay, during the pendency of any investigation or examination to determine whether or not Cause exists for termination of the Executive.  The application of this Section 3.4 shall not constitute “Good Reason” in connection with any termination of the Executive’s employment by the Executive, and shall not entitle Executive to the termination payments set forth in Section 3.7.

3.5
Suspension Without Pay.  If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act or if Executive personally becomes subject to an enforcement proceeding under section 8(b) or (c) of the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement will be suspended as of the date of service thereof, unless stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Employer may in its sole discretion:

(a)	pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and/or

(b)	reinstate (in whole or in part) any of its obligations that were suspended.

The application of this Section 3.5 shall not constitute “Good Reason” in connection with any termination of the Executive’s employment by the Executive, and shall not entitle Executive to the termination payments set forth in Section 3.7.

3.6	Other Regulatory Requirements.
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(a)
If (i) the Bank is in default, as defined in Section (3)(x)(1) of the Federal Deposit Insurance Act, (ii) the Federal Deposit Insurance Corporation (or its successor) (the “FDIC”) or a court appoints a conservator or receiver for the Bank or (iii) the Commissioner of Financial Regulation for the State of Maryland takes possession of the Bank, then all obligations under this Agreement will terminate as of the date of such default, but no vested rights of the Executive will be affected.  Further, all obligations under this Agreement will be terminated, except, to the extent it is determined that continuation of the Agreement is necessary for the continued operation of the Bank:

(i)
by the Board of Directors (the “Board”) of the FDIC or its designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or

(ii)
by the Board or its designee, at the time the Board or its designee approves a supervisory merger to resolve problems relating to the operation of the Bank or when the Bank is determined by the Board or its designee to be in an unsafe or unsound condition.

(b)
If any payment hereunder is determined to violate any regulatory requirement applicable to the Employer, the Employer may decline to make such payment or amend the amount or timing of such payment to comply with such regulatory requirements, including the requirements of 12 U.S.C. 1828(k) and 12 C.F.R. part 359.

(c)	The application of this Section 3.6 shall not constitute “Good Reason” under this Agreement and shall not entitle Executive to the termination payments set forth in Section 3.7.

3.7	Termination Payments.

(a)
In the event and only in the event that the Executive’s employment is terminated by the Employer pursuant to Section 3.2.1(b) or by the Executive pursuant to Section 3.2.2(a) and a Change in Control has not occurred within the prior 12 months, or Executive’s employment is terminated pursuant to Section 3.2.6, then, subject to the requirements of Section 3.8 and the offset in Section 3.2.6 in the case of Permanent Disability, in addition to any amounts due and owing to the Executive under Section 4, commencing within 60 days following the effective date of such termination the Employer will pay to the Executive as severance pay and liquidated damages a monthly amount equal to 1/12th of the sum of (i) the Executive’s average Base Salary (as defined below) during the current and two prior fiscal years (whether paid by the Employer or by First Mariner Bank) and (ii) the average bonus paid to the Executive by the Employer (or First Mariner Bank) during the current and two prior fiscal years, for a period equal to the greater of (A) the remaining Term or (B) one year.

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(b)
In the event and only in the event that a Change in Control has occurred and within 12 months following such Change in Control the Executive’s employment is terminated by the Employer pursuant to Section 3.2.1(b) or by the Executive pursuant to Section 3.2.2(a), then, subject to the requirements of Section 3.8, the Executive shall be entitled to payment of any amounts due and owing to the Executive under Section 4 on the effective date of such termination and an amount equal to 2.99 times the sum of (i) the Executive’s average Base Salary (as defined below) during the current and two prior fiscal years (whether paid by the Employer or by First Mariner Bank) and (ii) the average bonus paid to the Executive by the Employer (or First Mariner Bank) during the current and two prior fiscal years, such payment to be made in equal monthly installments over a 12-month period with payments commencing within sixty (60) days following the Executive’s termination of employment.  In addition, subject to the requirements of Section 3.8, to the extent permitted under applicable law and as would not subject Employer or its plans to any nondiscrimination tax or penalty, Employer shall continue the Executive’s medical coverage for a period of 18 months following the Executive’s termination at the same level as available to employees of the Employer.

(c)
Notwithstanding the foregoing, if the Executive is a specified employee within the meaning of Section 409A of the Code, no amount payable under Section 3.7(a) or (b) shall be paid before the date that is six months after the effective date of termination of employment, or, if earlier, the date of the Executive’s death, except to the extent that this Agreement may permit payments within that period without causing any amount payable pursuant to this Agreement to be included in the Executive’s gross income pursuant to Section 409A(a)(1)(A) of the Code prior to the year in which the payments are received by the Executive.  Any payment deferred under this Section 3.7(c) shall be paid without interest on the Employer’s first normal payroll date after the six-month date or the date of the Executive’s death, as applicable.

(d)
Notwithstanding the foregoing, no success bonus or other bonuses paid to Executive in connection with the Merger or value of any 2017 annual bonus that exceeded the greater of Executive’s 2015 bonus and 2016 bonus will be taken into account for purposes of the calculations in this Section 3.7.

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(e)	For purposes of this Section 3.7, a Change in Control means either (i) the Merger or (ii) a “Change in Control” as defined in Section 1.17 above.

3.8
Conditions and Release.  Notwithstanding any other provision of this Agreement, the Executive’s rights to any payment described in Section 3.7 is conditioned upon the Executive executing and not revoking a valid release agreement in substantially the form attached hereto as Exhibit A, with appropriate updates, including for changes in applicable law (the “Release”), within the time periods set forth therein, releasing the Bank and the Company and their affiliates from any and all liability in connection with Executive’s employment.  Any payments due under Section 3.7 for the first period after termination and before the Release becomes effective shall be paid with the first payment after the Release becomes effective.  If the period during which Executive has discretion to execute or revoke the Release straddles two calendar years, the Employer shall make or commence payments conditioned on the Release no earlier than January 1st of the second calendar year, regardless of which year the Release becomes effective.  Executive’s rights to the payments described in Section 3.7 are further conditioned on Executive’s material compliance with Sections 5, 6, 7 and 8 of this Agreement.  In the event that Executive materially breaches such obligations, the Company’s obligation to pay Executive any additional payments under Section 3.7 will cease immediately.

3.9
Calculation of Payment Amount; Certain Adjustments of Payment Amount.  If it is determined that any payment or distribution by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) is subject to the limitations of section 280G of the Code (a “Parachute Payment”), the following provisions will apply:

(a)	If the aggregate present value of Parachute Payments is less than or equal to the 280G limit, then no adjustment to the amount of such Parachute Payments shall be made.

(b)
If the aggregate present value of Parachute Payments is greater than the 280G limit, such Parachute Payments shall be reduced to an amount which is $1.00 less than an amount equal to 2.99 times the Executive's "base amount" as determined in accordance with Section 280G of the Code (the "Threshold Amount"), unless the after-tax benefit to the Executive if he received the total Parachute Payments (taking into account all federal, state and local income taxes based on the highest marginal tax rates, employment-related taxes (including Social Security and Medicare taxes), and the excise tax imposed by Section 4999 of the Code on the excess parachute payments) is greater than the after-tax benefit to the Executive if he received the Threshold Amount (taking into account all federal, state and local income taxes based on the highest marginal tax rates, and employment-related taxes (including Social Security and Medicare taxes) on the Threshold Amount).

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For purposes of this Section 3.9, “present value” shall be determined in accordance with Code section 280G(d)(4), and the “280G limit” is the amount that can be paid under this Agreement or otherwise without causing any amount to be nondeductible under Code Section 280G or subject to excise tax under Code section 4999.  All determinations required to be made under this Section 3.9, including the aggregate present value of Parachute Payments, whether a reduction is required under Section 3.9(b) and the amount of such reduction, shall be made in reasonable good faith by the Company’s Chief Financial Officer (or senior executive of the Company having responsibility for the Company’s accounting function) or his or her designee, who shall provide detailed supporting calculations both to the Employer and the Executive within 10 business days of Executive’s termination of employment (or such other relevant payment triggering date).

4.	COMPENSATION AND BENEFITS.

4.1	Compensation. The Executive will receive the following compensation:

(a)
Base Salary.  During the Term, the Executive will receive a base salary at the rate of $373,375 per annum, payable in substantially equal installments in accordance with the Bank’s regular payroll practices (“Base Salary”).  The Executive’s Base Salary will be reviewed by the Board (or a committee of the Board comprised solely of disinterested members, hereinafter the “Committee”) annually, and the Executive will be entitled to receive annually an increase in such amount, if any, as may be determined by the Board or the Committee.

(b)
Incentive Compensation.  The Executive will be entitled to participate in such bonus, incentive and other executive compensation programs as are made available to executive management of the Employer from time to time, including the Howard Bank Executive Incentive Plan.

4.2
Business Expenses; Memberships.  The Employer agrees to reimburse the Executive for (a) reasonable business (including travel) expenses incurred by the Executive in the performance of the Executive’s duties hereunder and (b) the dues and business related expenditures, including initiation fees, associated with membership in professional associations which are commensurate with the Executive’s position; provided, however, that the Executive must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.  Employer agrees that fees associated with memberships with Center Club and Baltimore Country Club will be reimbursable under this provision.

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4.3
Vacation.  On a non-cumulative basis the Executive will be entitled to vacation in each year of this Agreement in accordance with the  Bank’s vacation policy as then in effect, during which the Executive’s Base Salary will be paid in full.

4.4
Benefits.  In addition to the Base Salary and bonus, the Executive will be entitled to such benefits as may be available from time to time for employees of the Employer.  All such benefits will be awarded and administered in accordance with the Employer’s standard policies and practices and may be modified or terminated at any time in the Employer’s discretion.  Such benefits may include, by way of example only, health, dental, vision, profit-sharing plans, retirement, and disability insurance benefits and such other benefits as the Employer deems appropriate.  In addition to the benefits described in this Section 4.4, Employer shall provide, and shall pay the premiums for, a $500,000 term life insurance policy for Executive.

4.5	Car Allowance. Employer shall pay the Executive $750.00 per month as a car allowance.

4.6
Withholding.  The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

4.7
Merger Payment. Within 60 days following the closing of the Merger (the “Closing”), the Employer will pay Executive a cash payment equal to 2.99 times the Executive’s Base Salary and the higher of the annual bonus paid in the two calendar years immediately preceding the calendar year in which the Closing occurs, subject to (a) Executive’s continuous employment through the date of payment, and (b) Executive entering into, and not revoking, a copy of the Release within the time periods set forth therein, releasing the Bank and the Company and their affiliates from any and all liability (other than Executive’s ongoing rights under this Agreement). Notwithstanding the foregoing, if the Closing occurs in 2018, no value of any 2017 annual bonus that exceeded the greater of Executive’s 2015 bonus and 2016 bonus will be taken into account for purposes of the calculations in this Section 4.7.  Such payment shall be subject to Section 3.9. For avoidance of any doubt, the references to Base Salary and annual bonuses in this Section 4.7 refer to the Base Salary and annual bonuses paid to the Executive by Executive’s predecessor employer, First Mariner Bank.

5.	COMPANY INFORMATION AND EMPLOYER MATERIALS.

5.1
Ownership of Information and Materials.  All Company Information received or developed by the Executive while employed by the Employer (including employment with the Employer’s predecessor, First Mariner Bank) will remain the sole and exclusive property of the Employer.  Executive shall promptly disclose to Employer all Employer Materials, and Executive agrees that all Employer Materials consisting of copyrightable subject matter is, to the extent permitted by law, ‟work made for hire” within the meaning of the copyright laws of the United States, and that the Employer is and shall be the sole author of such Employer Materials and the sole owner of all intellectual property or proprietary rights, including, but not limited to, rights available under patent, copyright, trade secret or trademark law, or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world (“Intellectual Property”) therein.  To the extent that any Employer Materials are not “work made for hire” or otherwise owned by the Employer by operation of law, Executive hereby irrevocably assigns to Employer, for no additional consideration, all of Executive’s right, title and interest worldwide in and to any and all Employer Materials and all Intellectual Property therein.

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5.2	Confidentiality Obligations of the Executive.

5.2.1
Executive understands and acknowledges that during the course of employment by the Employer, he will have access to and learn about Company Information. Executive further understands and acknowledges that such Company Information and the Employer’s ability to reserve the Company Information for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Company Information by Executive shall cause the Employer irreparable harm, for which remedies at law will not be adequate, and may also cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages or criminal penalties.

5.2.2
Executive understands and agrees that Company Information developed by Executive in the course of Executive’s employment by Employer shall be subject to the terms and conditions of this Agreement as if Employer furnished such Company Information to Executive in the first instance.

5.2.3
Nothing herein shall be construed to grant any right or license to Executive in or to any Company Information or Employer Materials other than the right to use such Company Information and Employer Materials on behalf of the Employer in accordance with the terms hereof.  Employer shall not cause or permit any reverse engineering, decompilation or disassembly of any Company Information or Employer Materials.  Executive shall, during the course of his employment, adopt and maintain programs and procedures which are reasonably calculated to protect the confidentiality of the Company Information and Employer Materials and shall be responsible to the Employer for any disclosure or misuse of the Company Information and Employer Materials which results from a failure to comply with this Agreement.

5.2.4
Executive understands and agrees that the Employer has or will receive Confidential Information from third parties that may be subject to additional limitations or restrictions beyond those set forth herein.  Executive agrees to comply with all such additional limitations and restrictions.

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5.2.5
The Executive agrees (a) to hold Company Information in strictest confidence and to use the Company Information solely for the benefit of the Employer, (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof, except under similar obligations of confidentiality as set forth herein and solely to the extent necessary for the Executive to carry out his authorized duties to the Employer, (c) not to use the Company Information for Executive’s own benefit without written consent of the Employer, and (d) not to take or fail to take any action with respect to Company Information that would result in any Company Information losing its character or ceasing to qualify as Company Information or a Trade Secret.  The Executive may disclose Company Information to employees or other consultants providing services to the Employer to the extent such disclosure is reasonably necessary and appropriate in connection with the Executive’s performance of his authorized duties to the Employer, and provided such disclosure is not inconsistent with any instruction by the Employer.  Nothing in this Agreement shall be construed to prevent disclosure of Company Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of the disclosure required by such law, regulation or order.  In the event that the Executive is required by law, regulation or order to disclose any Company Information, the Executive will promptly provide written notice of any such requirement to the Employer’s general counsel and, to the extent permitted by applicable law, regulation and order, sufficiently in advance of making any disclosure to permit the Employer to contest the requirement to disclose such Company Information or to seek confidentiality protections, in the Employer’s sole discretion.   To the extent permitted by applicable law, regulation and order, the Executive shall not make such disclosure unless (and then only to the extent that) the Executive has been advised by the Employer’s legal counsel that such disclosure is required by law.  This Section 5.2 will survive the termination of employment with respect to Confidential Information for so long as it remains Confidential Information, but for no longer than three (3) years following termination of employment.  This Section 5.2 will survive termination of employment with respect to Trade Secrets for so long as is permitted by the then-current Maryland Trade Secrets Act.

5.3
Non-Disparagement.  The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of three (3) years from and after the effective date of such termination, the Executive will not make, publish or communicate, or encourage others to make, publish, or communicate, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank or its Affiliates, any of their respective businesses, products, services or activities, or any of their respective current or former officers, directors, managers, employees or agents.  This Section 5.3 shall not prohibit Executive from providing truthful testimony in response to a validly issued subpoena.

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5.4
Notice of Immunity/Defend Trade Secrets Act.  Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure or trade secret that (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Executive is not required to seek permission of Employer or to notify Employer prior to making such disclosures or participating in such investigation.  If Executive files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, Executive may disclose Employer’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret except pursuant to court order.

5.5
Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon termination of employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including all Company Information then in the Executive’s possession or control.

6.
NON-COMPETITION.  The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of one (1) year from and after the effective date of such termination, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7.
NON-SOLICITATION OF CUSTOMERS.  The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of one (1) year from and after the effective date of such termination, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer’s customers for purposes of providing products or services that are competitive with those provided by the Employer; for purposes of this Section 7, “customers” includes actively sought prospective customers, if during the prior 12 months of the Executive’s employment, (a) the Executive has or had material contact with such prospective customer or (b) Executive has or had knowledge or information about any actual or planned research, analysis, offer or communication by Employer concerning such prospective customer.

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8.
NON-SOLICITATION OF EMPLOYEES. The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of (1) year from and after the effective date of such termination, the Executive will not, except for Executive’s Administrative Assistant, within the Area, on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee with whom Executive worked or had a direct or indirect reporting relationship, whether or not such employee is a full-time employee or a temporary employee of the Employer and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.  For purposes of this Section 8, “employee” includes any current employee of the Employer and any employee who terminated employment with the Employer for any reason within the previous six months.

9.	ACKNOWLEDGMENT AND REMEDIES.

9.1
The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants.  Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer will be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, will be cumulative.  The Executive further acknowledges and agrees to the reasonableness of the covenants in Sections 5 through 8, including with respect to the geographic area and duration of time which are a part of said covenant.  It is the express intent of the Parties that the Area as defined herein is the area where the Executive performs or performed services on behalf of the Employer under this Agreement as of, or within a reasonable time prior to, the termination of the Executive’s employment hereunder.  The Executive also acknowledges and agrees that this covenant will not impair the Executive from becoming gainfully employed, or otherwise earning a livelihood following termination of employment with Employer.  The Executive also acknowledges and agrees that this Agreement is supported by adequate consideration through Executive’s employment or continued employment with Employer pursuant to this Agreement, and the benefits hereunder.  The Employer would not have entered into this Agreement or agreed to share the Confidential Information with Executive if Executive did not agree to the covenants in Sections 5 through 8.

9.2
While the parties agree that the covenants in Sections 5 through are 8 are each reasonable and necessary, if any restriction set forth in any such section is found by any court of competent jurisdiction to be unenforceable (for example, because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area), this Agreement shall be deemed amended to the extent necessary to render the otherwise unenforceable restriction, and the rest of the Agreement, valid and enforceable.

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9.3	Executive’s obligations under each of Section 5, Section 6, Section 7 and Section 8 are independent, separable, and enforceable independent of each other.

10.
SEVERABILITY.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.
NO SET-OFF BY THE EXECUTIVE. The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.
NOTICE.  All notices and other communications required or permitted under this Agreement will be in writing and, if mailed by prepaid first-class   mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or  overnight courier, in which event the notice will be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement must be given to the parties hereto at the following addresses:

If to the Employer:

Howard Bancorp, Inc.
6011 University Blvd.
Suite 370
Ellicott City, MD 21043
Facsimile Number:  (410) 750-8588
Attention: Mary Ann Scully

With a copy to:

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Facsimile Number: (202) 778-5988
Attention: Michael P. Reed
Email: mreed@cov.com
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If to the Executive:

13.
ASSIGNMENT. PARTIES BOUND. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto, except that the Bank may assign this Agreement to an Affiliate or successor without the Executive’s consent.  The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.  Nothing herein expressed is intended to or will be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement, except that Affiliates of the Bank are intended as express beneficiaries of this Agreement.

14.
WAIVER.  A waiver by the Employer of any breach of this Agreement by the Executive will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.
ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by binding arbitration in the Area before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association.  The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature.  Judgment on the award may be entered in any court having jurisdiction.  The decision of the arbitrator will be final and binding on the parties, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Notwithstanding the foregoing, nothing in this Section 15 shall limit the right of the Employer to seek equitable relief under Section 9 (Acknowledgements and Remedies).

16.
APPLICABLE LAW.  This Agreement will be construed and enforced under and in accordance with the laws of the State of  Maryland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.  The  parties agree that any appropriate state court located in Howard County, Maryland, will have jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy.  The parties consent to the jurisdiction of such courts, subject to the requirement to arbitrate set forth in Section 15.

17.
INTERPRETATION.  This Agreement shall be deemed drafted equally by both the Employer and the Executive.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “includes” and “including” are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

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18.
SECTION 409A. The parties intend that the provisions of this Agreement comply with or be exempt from section 409A of the Code and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Company or to any other individual or entity.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.  Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treasury Regulation § 1.409A-3(i)(1)(iv). To the extent necessary to avoid a violation of Section 409A, an event will only constitute a “Change in Control” within the meaning of this Agreement if such event also qualifies as a change in control event within the meaning of Section 409A.

19.
ENTIRE AGREEMENT.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement.  No amendment or modification of this Agreement will be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties.  All prior understandings and agreements relating to the subject matter of this Agreement, including the Key Employment Agreement, are hereby expressly terminated and superseded.

20.
EFFECTIVENESS. This Agreement shall become effective only upon the consummation of the Merger, at which time this Agreement shall supersede any and all agreements between Executive and First Mariner Bank, including the Key Employment Agreement.  If the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the closing date of the Merger, this Agreement shall become null and void in all respects.

21.
SURVIVAL. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 will survive the termination of the employment of the Executive hereunder for any reason for the period designated under each of those respective sections.

[Signature  Page Follows]
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IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

Employer:

HOWARD BANK

By

Executive:

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Exhibit A

Form of Release

(see attached)

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 14, 2017 between Howard Bank (the “Bank” or “Employer”), a Maryland-chartered trust company, and _______________, a resident of the State of Maryland (the “Executive”).

RECITALS

A.            Howard Bancorp, Inc., Howard Bank and First Mariner Bank have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Merger Agreement”), pursuant to which First Mariner Bank shall be merged with and into Howard Bank (the “Merger”).

B.            The Executive and First Mariner previously entered into an Amended and Restated Employment Agreement, effective April 27, 2016 (the “First Mariner Bank Employment Agreement”).

C.            The Bank desires to employ the Executive following the Merger pursuant to the terms of this Agreement, and the Executive desires to be so employed.

D.            If the Merger Agreement is terminated prior to the consummation of the Merger in accordance with its terms, this Agreement shall be of no force or effect.

NOW, THEREFORE, in consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.	DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms will have the meaning set forth below:

1.1	“Agreement” means this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2
“Affiliate” means any business entity which controls the Employer, is controlled by or is under common control with the Employer.  Unless the context requires otherwise, the term “Employer” used in this Agreement shall include all Affiliates.

1.3	“Area” means the geographic area within a radius of 20 miles of any office or facility maintained by the Employer from time to time during the Term (as defined below).

1.4	“Board” means the board of directors of the Bank.

1.5	“Business of the Employer” means all banking and financial products and services that are offered by the Employer during the Term.

1.6	“Cause” means any of the following events or conduct preceding a termination of employment initiated by the Employer:

(a)
any act on the part of the Executive that constitutes, in the reasonable judgment of the Board, fraud or dishonesty toward the Employer, toward any employee, officer or director of the Employer, or toward any person doing business  with  the Employer;

(b)
the conviction of the Executive of any felony or any other crime involving moral turpitude (including a plea of nolo contendere) or an indictment or criminal charge for such crime, if, in the judgment of the Board, such indictment or charge materially interferes with the Executive’s discharge of his employment duties or obligations under this Agreement;

(c)
the Executive’s diversion of any business opportunity from the Employer, or the Executive’s entering into any transaction or contractual relationship with, or  on behalf of, the Employer without the prior written consent of the Board, which constitutes a conflict of interest, impermissible self-dealing, or other violation of the Employer’s policies or code of conduct; provided, however, such conduct will not constitute Cause unless the Board delivers to the Executive written notice setting forth (1) the conduct deemed to qualify as Cause, (2) reasonable remedial action that might remedy such objection, and (3) a reasonable time (not less than 30 days) within which the Executive may take such remedial action, and the Executive has not taken the specified remedial action with the specified  reasonable time;

(d)	the Executive breaches any of the covenants contained in Sections 5, 6, 7 or 8 hereof;

(e)	the Executive fails to discharge his material duties and obligations contained in this Agreement;

(f)
the Executive engages in willful misconduct, including sexual harassment, abuse of alcohol or drugs, which materially and adversely affects the Executive’s performance of his employment duties or materially endangers the reputation of the Bank or Company; or

(g)
conduct by the Executive that results in removal of the Executive as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

1.7	“Change in Control” means the first to occur of any one of the following events after the Effective Date:

(a)
the acquisition by any person, persons acting in concert or by an entity of the then outstanding voting securities of either the Bank or the Company, if, as the result of the transaction, the acquiring person, persons or entity owns securities representing more than 50% of the total voting power of the Bank or the Company, as the case may be;

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(b)
within any 12-month period (beginning after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such 12-month period (the “Incumbent Directors”) cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; provided further that any director who is elected in connection with the Merger shall be deemed to be an Incumbent Director;

(c)
the approval by the stockholders of either the Bank or the Company of a reorganization, merger, tender offer, exchange offer or consolidation, with respect to which those persons who were the stockholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entities; or

(d)	the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party.

1.8	“Code” means the Internal Revenue Code of 1986, as amended.

1.9	“Company” means any entity that, on or after the Effective Date, controls the Bank.

1.10	“Company Information” means Confidential Information and Trade Secrets.

1.11
“Confidential Information” means data and information relating to the Employer’s business (which does not rise to the status of a Trade Secret) that is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which (a) has value to the Employer and is not generally known to its competitors, or (b) which is confidential to third parties and entrusted to Employer or Executive, as a consequence of or through his relationship to the Employer, by or on behalf of third parties.  Confidential Information does not include any data or information that: (i) the Executive can show was already lawfully known to the Executive prior to the Executive’s receipt of the Confidential Information from the Employer; (ii) the Executive can show was independently developed by the Executive without use of, or reliance upon, any of the Confidential Information; (iii) is publicly available or becomes publicly available without breach of this Agreement by the Executive; (iv) is rightfully received by the Executive from a third party who is not under a duty of confidentiality to the Employer; or (v) is disclosed by the Executive with the Employer’s prior written approval.

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1.12	“Effective Date” means the Closing Date (as defined in the Merger Agreement).

1.13
“Employer Materials” means embodiments of Company Information, such as documents, media, electronic copies, or other items containing Company Information, including all work product, deliverables, works of authorship, inventions (whether patentable or not), results, documentation and other materials developed, conceived, reduced to practice or otherwise made by Executive as a result of or in connection with Executive’s services to Employer including employment with the Employer’s predecessor, First Mariner.

1.14	“Federal Deposit Insurance Act” means the Federal Deposit Insurance Act of 1950, as amended.

1.15	“Good Reason” means the existence of any of the following conditions preceding a termination of employment initiated by the Executive:

(a)	a material diminution in the powers, responsibilities or duties of the Executive hereunder;

(b)	a material breach of the terms of this Agreement by the Employer;

(c)
a change in the location of the principal office of the Executive more than 20 miles from its existing location, which the Employer and Executive hereby agree to be a material change in the location at which the Executive provides services under this Agreement; provided, however, that any change in connection with a relocation of First Mariner or the Bank contemplated by the Merger Agreement shall not be the basis for Good Reason;

(d)	a material reduction in the Executive’s Base Salary, as defined in Section 4.1(a) hereof, other than an across-the-board reduction for all senior executives; or

(e)	the Employer’s election not to extend the Agreement, as described in Section 3.1;

provided, however, that no termination of employment that is triggered by any conduct or event described in this Section 1.15 shall constitute a termination of employment for Good Reason unless (i) the termination occurs within one year following the initial existence of one or more of the conditions set forth above, and (ii) the Executive has first provided the Employer with the opportunity to cure the event or conduct by giving the Employer a written notice within 90 days of the initial existence of one or more of the conditions set forth above describing in sufficient detail the Executive’s belief that a Good Reason exists, the Employer fails to cure the condition prior to the expiration of a 30-day cure period, beginning with the date such notice is received by the Employer, and Executive terminates employment within 30 days following the expiration of the cure period.
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For the avoidance of doubt, neither the Merger nor any organizational changes or changes in Executive’s role in connection therewith shall give rise to Good Reason.

1.16
“Permanent Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.  Permanent Disability shall also include a determination of disability that qualifies the Executive for receiving payments under any long-term disability insurance policy maintained by the Employer under which the Executive is entitled to benefits, provided that the definition of disability applied under that policy complies with the requirements of Treasury Regulation § 1.409A-3(i)(4).

1.17
“Trade Secrets” means information, such as technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers, which:

(a)
derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)	is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.18	“Treasury Regulation” means 26 C.F.R., the regulations promulgated under the Code.

2.	DUTIES.

2.1
The Executive shall be employed by the Bank, and must perform and discharge well and faithfully the duties which may be assigned to the Executive from time to time by the Employer in connection with the conduct of its business.

2.2	In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive must:

(a)
devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

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(b)	diligently follow and implement all management policies and decisions communicated to the Executive by the Chief Executive Officer and the Board;

(c)	timely prepare and forward to the Chief Executive Officer and to the Board all reports and accounting as may be requested of the Executive; and

(d)	act in the best interest of the Employer and protect the business and reputation of the Employer.

2.3
The Executive must devote the Executive’s entire business time, attention and energies to the Employer’s business and must not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this will not be construed as preventing the Executive from:

(a)
investing the Executive’s personal assets in businesses which are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which the Executive’s participation is solely that of an investor;

(b)
passive ownership of securities in any corporation whose securities are regularly traded provided that such purchase will not result in Executive collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

(c)
participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching, subject to any directions or limitations that might be established by the Chief Executive Officer and the Board from time to time.

3.	TERM AND TERMINATION.

3.1
Term.  The initial term of this Agreement will commence on the Effective Date and continue until March 31, 2021.  Commencing on March 31, 2021, and continuing on each March 31st thereafter (in each case an “Anniversary Date”), this Agreement shall be extended for one additional year unless written notice that the Agreement will not be extended is provided to the Executive at least 60 days prior to such Anniversary Date.  The initial term and any extensions thereof made pursuant to this Section 3.1 are referred to as the “Term.”  The Employer’s election not to extend this Agreement shall not constitute termination of the Executive’s employment for purposes of this Agreement, but may constitute “Good Reason” as set forth herein.

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3.2	Termination. The employment of the Executive under this Agreement may be terminated prior to the expiration of the Term only as follows, subject to the conditions set forth below:

3.2.1	By the Employer:

(a)
for Cause at any time, upon written notice to the Executive, (such notice and termination may be immediate, except as provided in Section 1.6(c)), in which event the Employer will have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of the termination; or

(b)
without Cause at any time, upon written notice to the Executive, in which event the Employer will be required to make the termination payments (i) under Section 3.7(b) if the termination is effective within 12 months following a Change in Control or (ii) otherwise under Section 3.7(a).

3.2.2	By the Executive:

(a)
for Good Reason as provided in Section 1.15, in which event the Employer will be required to make the termination payments (i) under Section 3.7(b) if the termination is effective within 12 months following a Change in Control or (ii) otherwise under Section 3.7(a); or

(b)
without Good Reason, with 30 days’ written notice, in which event the Employer will have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.3
By the Executive within 12 months following a Change in Control; provided that the Executive gives at least 30 days’ prior written notice to the Employer of the Executive’s intention to terminate employment with such resignation to be effective immediately at the end of such 30-day period, in which event the Employer will have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.4
At any time upon mutual, written agreement of the parties, in which event the Employer will have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

3.2.5
Immediately upon the Executive’s death, in which event the Employer will have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination.

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3.2.6
By either the Employer or the Executive upon the Permanent Disability of the Executive, in which event the Employer will be required to make the termination payments described under Section 3.7(a); provided that such payment obligations shall be reduced if and to the extent that the Executive receives payments under any disability insurance or other program maintained by the Employer.

3.3
Effect of Termination.  Termination of the employment of the Executive pursuant to Section 3.2 will be without prejudice to any right or claim that may have previously accrued to either the Employer or the Executive hereunder and will not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

3.4
Suspension With Pay.  Nothing contained herein will preclude the Employer from releasing the Executive of the Executive’s normal duties and suspending the Executive, with pay, during the pendency of any investigation or examination to determine whether or not Cause exists for termination of the Executive.  The application of this Section 3.4 shall not constitute “Good Reason” in connection with any termination of the Executive’s employment by the Executive, and shall not entitle Executive to the termination payments set forth in Section 3.7.

3.5
Suspension Without Pay.  If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act or if Executive personally becomes subject to an enforcement proceeding under section 8(b) or (c) of the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement will be suspended as of the date of service thereof, unless stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Employer may in its sole discretion:

(a)	pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and/or
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(b)	reinstate (in whole or in part) any of its obligations that were suspended.

The application of this Section 3.5 shall not constitute “Good Reason” in connection with any termination of the Executive’s employment by the Executive, and shall not entitle Executive to the termination payments set forth in Section 3.7.

3.6	Other Regulatory Requirements.

(a)
If (i) the Bank is in default, as defined in Section (3)(x)(1) of the Federal Deposit Insurance Act, (ii) the Federal Deposit Insurance Corporation (or its successor) (the “FDIC”) or a court appoints a conservator or receiver for the Bank or (iii) the Commissioner of Financial Regulation for the State of Maryland takes possession of the Bank, then all obligations under this Agreement will terminate as of the date of such default, but no vested rights of the Executive will be affected.  Further, all obligations under this Agreement will be terminated, except, to the extent it is determined that continuation of the Agreement is necessary for the continued operation of the Bank:

(i)
by the Board of Directors (the “Board”) of the FDIC or its designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or

(ii)
by the Board or its designee, at the time the Board or its designee approves a supervisory merger to resolve problems relating to the operation of the Bank or when the Bank is determined by the Board or its designee to be in an unsafe or unsound condition.

(b)
If any payment hereunder is determined to violate any regulatory requirement applicable to the Employer, the Employer may decline to make such payment or amend the amount or timing of such payment to comply with such regulatory requirements, including the requirements of 12 U.S.C. 1828(k) and 12 C.F.R. part 359.

(c)	The application of this Section 3.6 shall not constitute “Good Reason” under this Agreement and shall not entitle Executive to the termination payments set forth in Section 3.7.

3.7	Termination Payments.

(a)
In the event and only in the event that the Executive’s employment is terminated by the Employer pursuant to Section 3.2.1(b) or by the Executive pursuant to Section 3.2.2(a) and a Change in Control has not occurred within the prior 12 months, or Executive’s employment is terminated pursuant to Section 3.2.6, then, subject to the requirements of Section 3.8 and the offset in Section 3.2.6 in the case of Permanent Disability, in addition to any amounts due and owing to the Executive under Section 4, commencing within 60 days following the effective date of such termination the Employer will pay to the Executive as severance pay and liquidated damages a monthly amount equal to 1/12th of the sum of (i) the Executive’s average Base Salary (as defined below) during the current and two prior fiscal years (whether paid by the Employer or First Mariner Bank) and (ii) the average bonus paid to the Executive by the Employer (or First Mariner Bank) during the current and two prior fiscal years, for a period equal to the greater of (A) the remaining Term or (B) one year.

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(b)
In the event and only in the event that a Change in Control has occurred and within 12 months following such Change in Control the Executive’s employment is terminated by the Employer pursuant to Section 3.2.1(b) or by the Executive pursuant to Section 3.2.2(a), then, subject to the requirements of Section 3.8, the Executive shall be entitled to payment of any amounts due and owing to the Executive under Section 4 on the effective date of such termination and a lump sum payment equal to 2.0 times the sum of (i) the Executive’s average Base Salary (as defined below) during the current and two prior fiscal years (whether paid by the Employer or First Mariner Bank) and (ii) the average bonus paid to the Executive by the Employer (or First Mariner Bank) during the current and two prior fiscal years, such payment to be made in single lump sum within sixty (60) days following the Executive’s termination of employment.  In addition, subject to the requirements of Section 3.8, to the extent permitted under applicable law and as would not subject Employer or its plans to any nondiscrimination tax or penalty, Employer shall continue the Executive’s medical coverage for a period of 18 months following the Executive’s termination at the same level as available to employees of the Employer.

(c)
Notwithstanding the foregoing, if the Executive is a specified employee within the meaning of Section 409A of the Code, no amount payable under Section 3.7(a) or (b) shall be paid before the date that is six months after the effective date of termination of employment, or, if earlier, the date of the Executive’s death, except to the extent that this Agreement may permit payments within that period without causing any amount payable pursuant to this Agreement to be included in the Executive’s gross income pursuant to Section 409A(a)(1)(A) of the Code prior to the year in which the payments are received by the Executive.  Any payment deferred under this Section 3.7(c) shall be paid without interest on the Employer’s first normal payroll date after the six-month date or the date of the Executive’s death, as applicable.

(d)
Notwithstanding the foregoing, no success bonus or other bonuses paid to Executive in connection with the Merger or value of any 2017 annual bonus that exceeded the greater of Executive’s 2015 bonus and 2016 bonus will be taken into account for purposes of the calculations in this Section 3.7.

(e)	For purposes of this Section 3.7, a Change in Control means a “Change in Control” as defined in the employment agreement dated April 27, 2016, as amended, between the Executive and First Mariner Bank.
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3.8
Conditions and Release.  Notwithstanding any other provision of this Agreement, the Executive’s rights to any payment described in Section 3.7 is conditioned upon the Executive executing and not revoking a valid release agreement in substantially the form attached hereto as Exhibit A, with appropriate updates, including for changes in applicable law (the “Release”), within the time periods set forth therein, releasing the Bank and the Company and their affiliates from any and all liability in connection with Executive’s employment.  Any payments due under Section 3.7 for the first period after termination and before the Release becomes effective shall be paid with the first payment after the Release becomes effective.  If the period during which Executive has discretion to execute or revoke the Release straddles two calendar years, the Employer shall make or commence payments conditioned on the Release no earlier than January 1st of the second calendar year, regardless of which year the Release becomes effective.  Executive’s rights to the payments described in Section 3.7 are further conditioned on Executive’s material compliance with Sections 5, 6, 7 and 8 of this Agreement.  In the event that Executive materially breaches such obligations, the Company’s obligation to pay Executive any additional payments under Section 3.7 will cease immediately.

3.9
Calculation of Payment Amount; Certain Adjustments of Payment Amount.  If it is determined that any payment or distribution by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) is subject to the limitations of section 280G of the Code (a “Parachute Payment”), the following provisions will apply:

(a)	If the aggregate present value of Parachute Payments is less than or equal to the 280G limit, then no adjustment to the amount of such Parachute Payments shall be made.

(b)
If the aggregate present value of Parachute Payments is greater than the 280G limit, such Parachute Payments shall be reduced to an amount, the present value of which maximizes the aggregate present value of Parachute Payments without causing such Parachute Payments to exceed the 280G limit.

For purposes of this Section 3.9, “present value” shall be determined in accordance with Code section 280G(d)(4), and the “280G limit” is the amount that can be paid under this Agreement or otherwise without causing any amount to be nondeductible under Code Section 280G or subject to excise tax under Code section 4999.  All determinations required to be made under this Section 3.9, including the aggregate present value of Parachute Payments, whether a reduction is required under Section 3.9(b) and the amount of such reduction, shall be made in reasonable good faith by the Company’s Chief Financial Officer (or senior executive of the Company having responsibility for the Company’s accounting function) or his or her designee, who shall provide detailed supporting calculations both to the Employer and the Executive within 10 business days of Executive’s termination of employment (or such other relevant payment triggering date).
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4.	COMPENSATION AND BENEFITS.

4.1	Compensation. The Executive will receive the following compensation:

(a)
Base Salary.  During the Term, the Executive will receive a base salary at the rate of $242,050 per annum, payable in substantially equal installments in accordance with the Bank’s regular payroll practices (“Base Salary”).  The Executive’s Base Salary will be reviewed by the Board (or a committee of the Board comprised solely of disinterested members, hereinafter the “Committee”) annually, and the Executive will be entitled to receive annually an increase in such amount, if any, as may be determined by the Board or the Committee.

(b)
Incentive Compensation.  The Executive will be entitled to participate in such bonus, incentive and other executive compensation programs as are made available to executive management of the Employer from time to time, including the Howard Bank Executive Incentive Plan.

4.2
Business Expenses; Memberships.  The Employer agrees to reimburse the Executive for (a) reasonable business (including travel) expenses incurred by the Executive in the performance of the Executive’s duties hereunder and (b) the dues and business related expenditures, including initiation fees, associated with membership in professional associations which are commensurate with the Executive’s position; provided, however, that the Executive must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.3
Vacation.  On a non-cumulative basis the Executive will be entitled to vacation in each year of this Agreement in accordance with the  Bank’s vacation policy as then in effect, during which the Executive’s Base Salary will be paid in full.

4.4
Benefits.  In addition to the Base Salary and bonus, the Executive will be entitled to such benefits as may be available from time to time for employees of the Employer.  All such benefits will be awarded and administered in accordance with the Employer’s standard policies and practices and may be modified or terminated at any time in the Employer’s discretion.  Such benefits may include, by way of example only, health, dental, vision, profit-sharing plans, retirement, and disability insurance benefits and such other benefits as the Employer deems appropriate.

4.5	Car Allowance. Employer shall pay the Executive $750.00 per month as a car allowance.
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4.6
Withholding.  The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.	COMPANY INFORMATION AND EMPLOYER MATERIALS.

5.1
Ownership of Information and Materials.  All Company Information received or developed by the Executive while employed by the Employer (including employment with the Employer’s predecessor First Mariner) will remain the sole and exclusive property of the Employer.  Executive shall promptly disclose to Employer all Employer Materials, and Executive agrees that all Employer Materials consisting of copyrightable subject matter is, to the extent permitted by law, ‟work made for hire” within the meaning of the copyright laws of the United States, and that the Employer is and shall be the sole author of such Employer Materials and the sole owner of all intellectual property or proprietary rights, including, but not limited to, rights available under patent, copyright, trade secret or trademark law, or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world (“Intellectual Property”) therein.  To the extent that any Employer Materials are not “work made for hire” or otherwise owned by the Employer by operation of law, Executive hereby irrevocably assigns to Employer, for no additional consideration, all of Executive’s right, title and interest worldwide in and to any and all Employer Materials and all Intellectual Property therein.

5.2	Confidentiality Obligations of the Executive.

5.2.1
Executive understands and acknowledges that during the course of employment by the Employer, he will have access to and learn about Company Information. Executive further understands and acknowledges that such Company Information and the Employer’s ability to reserve the Company Information for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Company Information by Executive shall cause the Employer irreparable harm, for which remedies at law will not be adequate, and may also cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages or criminal penalties.

5.2.2
Executive understands and agrees that Company Information developed by Executive in the course of Executive’s employment by Employer shall be subject to the terms and conditions of this Agreement as if Employer furnished such Company Information to Executive in the first instance.

5.2.3
Nothing herein shall be construed to grant any right or license to Executive in or to any Company Information or Employer Materials other than the right to use such Company Information and Employer Materials on behalf of the Employer in accordance with the terms hereof.  Employer shall not cause or permit any reverse engineering, decompilation or disassembly of any Company Information or Employer Materials.  Executive shall, during the course of his employment, adopt and maintain programs and procedures which are reasonably calculated to protect the confidentiality of the Company Information and Employer Materials and shall be responsible to the Employer for any disclosure or misuse of the Company Information and Employer Materials which results from a failure to comply with this Agreement.

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5.2.4
Executive understands and agrees that the Employer has or will receive Confidential Information from third parties that may be subject to additional limitations or restrictions beyond those set forth herein.  Executive agrees to comply with all such additional limitations and restrictions.

5.2.5
The Executive agrees (a) to hold Company Information in strictest confidence and to use the Company Information solely for the benefit of the Employer, (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof, except under similar obligations of confidentiality as set forth herein and solely to the extent necessary for the Executive to carry out his authorized duties to the Employer, (c) not to use the Company Information for Executive’s own benefit without written consent of the Employer, and (d) not to take or fail to take any action with respect to Company Information that would result in any Company Information losing its character or ceasing to qualify as Company Information or a Trade Secret.  The Executive may disclose Company Information to employees or other consultants providing services to the Employer to the extent such disclosure is reasonably necessary and appropriate in connection with the Executive’s performance of his authorized duties to the Employer, and provided such disclosure is not inconsistent with any instruction by the Employer.  Nothing in this Agreement shall be construed to prevent disclosure of Company Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of the disclosure required by such law, regulation or order.  In the event that the Executive is required by law, regulation or order to disclose any Company Information, the Executive will promptly provide written notice of any such requirement to the Employer’s general counsel and, to the extent permitted by applicable law, regulation and order, sufficiently in advance of making any disclosure to permit the Employer to contest the requirement to disclose such Company Information or to seek confidentiality protections, in the Employer’s sole discretion.   To the extent permitted by applicable law, regulation and order, the Executive shall not make such disclosure unless (and then only to the extent that) the Executive has been advised by the Employer’s legal counsel that such disclosure is required by law.  This Section 5.2 will survive the termination of employment with respect to Confidential Information for so long as it remains Confidential Information, but for no longer than three (3) years following termination of employment.  This Section 5.2 will survive termination of employment with respect to Trade Secrets for so long as is permitted by the then-current Maryland Trade Secrets Act.

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5.3
Non-Disparagement.  The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of three (3) years from and after the effective date of such termination, the Executive will not make, publish or communicate, or encourage others to make, publish, or communicate, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank or its Affiliates, any of their respective businesses, products, services or activities, or any of their respective current or former officers, directors, managers, employees or agents.  This Section 5.3 shall not prohibit Executive from providing truthful testimony in response to a validly issued subpoena.

5.4
Notice of Immunity/Defend Trade Secrets Act.  Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure or trade secret that (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Executive is not required to seek permission of Employer or to notify Employer prior to making such disclosures or participating in such investigation.  If Executive files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, Executive may disclose Employer’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret except pursuant to court order.

5.5
Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon termination of employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including all Company Information then in the Executive’s possession or control.

6.
NON-COMPETITION. The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of one (1) year from and after the effective date of such termination, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7.
NON-SOLICITATION OF CUSTOMERS. The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of one (1) year from and after the effective date of such termination, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer’s customers for purposes of providing products or services that are competitive with those provided by the Employer; for purposes of this Section 7, “customers” includes actively sought prospective customers, if during the prior 12 months of the Executive’s employment, (a) the Executive has or had material contact with such prospective customer or (b) Executive has or had knowledge or information about any actual or planned research, analysis, offer or communication by Employer concerning such prospective customer.

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8.
NON-SOLICITATION OF EMPLOYEES.  The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of (1) year from and after the effective date of such termination, the Executive will not, except for Executive’s Administrative Assistant, within the Area, on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee with whom Executive worked or had a direct or indirect reporting relationship, whether or not such employee is a full-time employee or a temporary employee of the Employer and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.  For purposes of this Section 8, “employee” includes any current employee of the Employer and any employee who terminated employment with the Employer for any reason within the previous six months.

9.	ACKNOWLEDGMENT AND REMEDIES.

9.1
The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants.  Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer will be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, will be cumulative.  The Executive further acknowledges and agrees to the reasonableness of the covenants in Sections 5 through 8, including with respect to the geographic area and duration of time which are a part of said covenant.  It is the express intent of the Parties that the Area as defined herein is the area where the Executive performs or performed services on behalf of the Employer under this Agreement as of, or within a reasonable time prior to, the termination of the Executive’s employment hereunder.  The Executive also acknowledges and agrees that this covenant will not impair the Executive from becoming gainfully employed, or otherwise earning a livelihood following termination of employment with Employer.  The Executive also acknowledges and agrees that this Agreement is supported by adequate consideration through Executive’s employment or continued employment with Employer pursuant to this Agreement, and the benefits hereunder.  The Employer would not have entered into this Agreement or agreed to share the Confidential Information with Executive if Executive did not agree to the covenants in Sections 5 through 8.

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9.2
While the parties agree that the covenants in Sections 5 through are 8 are each reasonable and necessary, if any restriction set forth in any such section is found by any court of competent jurisdiction to be unenforceable (for example, because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area), this Agreement shall be deemed amended to the extent necessary to render the otherwise unenforceable restriction, and the rest of the Agreement, valid and enforceable.

9.3	Executive’s obligations under each of Section 5, Section 6, Section 7 and Section 8 are independent, separable, and enforceable independent of each other.

10.
SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.
NO SET-OFF BY THE EXECUTIVE. The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.
NOTICE.  All notices and other communications required or permitted under this Agreement will be in writing and, if mailed by prepaid first-class   mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or  overnight courier, in which event the notice will be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement must be given to the parties hereto at the following addresses:

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If to the Employer:

Howard Bancorp, Inc.
6011 University Blvd.
Suite 370
Ellicott City, MD 21043
Facsimile Number:  (410) 750-8588
Attention: Mary Ann Scully

With a copy to:

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Facsimile Number: (202) 778-5988
Attention: Michael P. Reed
Email: mreed@cov.com

If to the Executive:

13.
ASSIGNMENT. PARTIES BOUND.  Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto, except that the Bank may assign this Agreement to an Affiliate or successor without the Executive’s consent.  The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.  Nothing herein expressed is intended to or will be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement, except that Affiliates of the Bank are intended as express beneficiaries of this Agreement.

14.
WAIVER. A waiver by the Employer of any breach of this Agreement by the Executive will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.
ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by binding arbitration in the Area before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association.  The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature.  Judgment on the award may be entered in any court having jurisdiction.  The decision of the arbitrator will be final and binding on the parties, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Notwithstanding the foregoing, nothing in this Section 15 shall limit the right of the Employer to seek equitable relief under Section 9 (Acknowledgements and Remedies).

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16.
APPLICABLE LAW.  This Agreement will be construed and enforced under and in accordance with the laws of the State of  Maryland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.  The  parties agree that any appropriate state court located in Howard County, Maryland, will have jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy.  The parties consent to the jurisdiction of such courts, subject to the requirement to arbitrate set forth in Section 15.

17.
INTERPRETATION.  This Agreement shall be deemed drafted equally by both the Employer and the Executive.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “includes” and “including” are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

18.
SECTION 409A. The parties intend that the provisions of this Agreement comply with or be exempt from section 409A of the Code and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Company or to any other individual or entity.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.  Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treasury Regulation § 1.409A-3(i)(1)(iv). To the extent necessary to avoid a violation of Section 409A, an event will only constitute a “Change in Control” within the meaning of this Agreement if such event also qualifies as a change in control event within the meaning of Section 409A.

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19.
ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement.  No amendment or modification of this Agreement will be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties.  All prior understandings and agreements relating to the subject matter of this Agreement, including the First Mariner Bank Employment Agreement, are hereby expressly terminated and superseded.

20.
EFFECTIVENESS. This Agreement shall become effective only upon the consummation of the Merger, at which time this Agreement shall supersede any and all agreements between Executive and First Mariner, including the First Mariner Bank Employment Agreement.  If the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the closing date of the Merger, this Agreement shall become null and void in all respects.

21.
SURVIVAL. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 will survive the termination of the employment of the Executive hereunder for any reason for the period designated under each of those respective sections.

[Signature  Page Follows]
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IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

Employer:

HOWARD BANK

By

Executive:

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Exhibit A

Form of Release

(see attached)